As filed with the Securities and Exchange Commission on August 9, 2005
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Form S-4
Psychiatric Solutions, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	8093	23-2491707
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

840 Crescent Centre Drive, Suite 460
Franklin, Tennessee 37067
(615) 312-5700
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

See Table of Additional Registrants Below

Joey A. Jacobs
840 Crescent Centre Drive, Suite 460
Franklin, Tennessee 37067
(615) 312-5700
(Name, Address, Including Zip Code, and Telephone Number
Including Area Code, of Agent For Service)

With copies to:
Christopher L. Howard, Esq.
Waller Lansden Dortch & Davis, PLLC
511 Union Street, Suite 2700
Nashville, Tennessee 37219
(615) 244-6380

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE CHART

		Proposed Maximum	Proposed Maximum
Title Of Each Class Of	Amount To Be	Offering Price	Aggregate Offering	Amount of
Securities To Be Registered	Registered	Per Note(1)	Price(1)	Registration Fee

7 3/4% Senior Subordinated Notes Due 2015	$220,000,000	100%	$220,000,000	$25,894

Guarantee of 7 3/4% Senior Subordinated Notes Due 2015	$220,000,000	(2)	(2)	(2)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933 (the “Securities Act”).

(2)	The Additional Registrants, each a wholly owned subsidiary of Psychiatric Solutions, Inc., will guarantee the payment of the 7 3/4% Senior Subordinated Notes due 2015. Pursuant to Rule 457(n) under the Securities Act, no filing fee is required.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ADDITIONAL REGISTRANTS

	State or Other	Primary Standard	I.R.S.
	Jurisdiction of	Industrial	Employer
	Incorporation or	Classification Code	Identification	Registration
Name, Address and Telephone Number(1)	Organization	Number	Number	No.

Psychiatric Solutions of Alabama, Inc.	TN	8093	62-1711427
Premier Behavioral Solutions, Inc.	DE	8093	63-0857352
Psychiatric Solutions of Virginia, Inc.	TN	8093	62-1732340
Psychiatric Solutions of Tennessee, Inc.	TN	8093	62-1734491
Solutions Center of Little Rock, Inc.	TN	8093	62-1734488
Psychiatric Solutions of North Carolina, Inc.	TN	8093	62-1692189
PSI Community Mental Health Agency Management, Inc.	TN	8093	62-1734870
PSI-EAP, Inc.	DE	8093	51-0411229
Sunstone Behavioral Health, Inc.	TN	8093	80-0051894
The Counseling Center of Middle Tennessee, Inc.	TN	8093	62-1383217
PSI Hospitals, Inc.	DE	8093	62-1871091
PSI Texas Hospitals, LLC	TX	8093	62-1871092
Psychiatric Practice Management of Arkansas, Inc	TN	8093	62-1738261
Texas Cypress Creek Hospital, L.P.	TX	8093	62-1864266
Texas West Oaks Hospital, L.P.	TX	8093	62-1864265
Neuro Institute of Austin, L.P.	TX	8093	56-2274069
Aeries Healthcare Corporation	DE	8093	22-3682759
Aeries Healthcare of Illinois, Inc.	IL	8093	22-3682760
Infoscriber Corporation	DE	8093	33-0878629
Collaborative Care Corporation	TN	8093	62-1603168
Psychiatric Solutions Hospitals, Inc.	DE	8093	62-1658476
Psychiatric Management Resources, Inc.	CA	8093	33-0290342
PSI Cedar Springs Hospital, Inc.	DE	8093	74-3081810
Psychiatric Solutions of Oklahoma, Inc.	DE	8093	43-2001465
Texas Laurel Ridge Hospital, L.P.	TX	8093	43-2002326
Texas Oaks Psychiatric Hospital, L.P.	TX	8093	84-1618661
Texas San Marcos Treatment Center, L.P.	TX	8093	43-2002231
Therapeutic School Services, L.L.C	OK	8093	73-1559296
Bountiful Psychiatric Hospital, Inc.	UT	8093	93-0893928
East Carolina Psychiatric Services Corporation	NC	8093	56-1317433
Great Plains Hospital, Inc.	MO	8093	43-1328523
Gulf Coast Treatment Center, Inc.	FL	8093	56-1341134
Havenwyck Hospital Inc.	MI	8093	38-2409580
H.C. Corporation	AL	8093	63-0870528
H.C. Partnership	AL	8093	63-0862148
HSA Hill Crest Corporation	AL	8093	95-3900761
HSA of Oklahoma, Inc.	OK	8093	74-2373564
Michigan Psychiatric Services, Inc.	MI	8093	38-2423002
Ramsay Managed Care, Inc.	DE	8093	72-1249464

	State or Other	Primary Standard	I.R.S.
	Jurisdiction of	Industrial	Employer
	Incorporation or	Classification Code	Identification	Registration
Name, Address and Telephone Number(1)	Organization	Number	Number	No.

Ramsay Treatment Services, Inc.	DE	8093	65-0852413
Premier Behavioral Solutions of Alabama, Inc.	DE	8093	52-2090040
Premier Behavioral Solutions of Florida, Inc.	DE	8093	65-0816927
Ramsay Youth Services of Georgia, Inc.	DE	8093	35-2174803
Psychiatric Solutions of South Carolina, Inc.	DE	8093	22-3600673
Ramsay Youth Services Puerto Rico, Inc.	PR	8093	66-0555371
RHCI San Antonio, Inc.	DE	8093	74-2611258
Transitional Care Ventures, Inc.	DE	8093	72-1235219
Transitional Care Ventures (Texas), Inc.	DE	8093	51-0343645
AHS Cumberland Hospital, LLC	VA	8093	02-0567575
Ardent Health Services, Inc.	DE	8093	92-0189593
Behavioral Healthcare Corporation	DE	8093	62-1516830
BHC Alhambra Hospital, Inc.	TN	8093	62-1658521
BHC Belmont Pines Hospital, Inc.	TN	8093	62-1658523
BHC Canyon Ridge Hospital, LLC	DE	8093	20-2178294
BHC Cedar Crest RTC, Inc.	TX	8093	74-2669474
BHC Cedar Vista Hospital, Inc.	CA	8093	77-0359473
BHC Clinicas Del Este Hospital, Inc.	TN	8093	62-1679670
BHC Columbus Hospital, Inc.	TN	8093	62-1664739
BHC Fairfax Hospital, Inc.	TN	8093	62-1658528
BHC Fort Lauderdale Hospital, Inc.	TN	8093	62-1658530
BHC Fox Run Hospital, Inc.	TN	8093	62-1658531
BHC Fremont Hospital, Inc.	TN	8093	62-1658532
BHC Gulf Coast Management Group, Inc.	TN	8093	62-1690695
BHC Health Services of Nevada, Inc.	NV	8093	88-0300031
BHC Heritage Oaks Hospital, Inc.	TN	8093	62-1658494
BHC Hospital Holdings, Inc.	DE	8093	41-2052298
BHC Intermountain Hospital, Inc.	TN	8093	62-1658493
BHC Lebanon Hospital, Inc.	TN	8093	62-1664738
BHC Management Holdings, Inc.	DE	8093	41-2052303
BHC Management Services, LLC	DE	8093	62-1849455
BHC Management Services of Indiana, LLC	DE	8093	62-1843640
BHC Management Services of Kentucky, LLC	DE	8093	62-1843655
BHC Management Services of Louisiana, LLC	DE	8093	06-1719281
BHC Management Services of New Mexico, LLC	DE	8093	62-1843651
BHC Management Services of Pennsylvania, LLC	DE	8093	20-0085630

	State or Other	Primary Standard	I.R.S.
	Jurisdiction of	Industrial	Employer
	Incorporation or	Classification Code	Identification	Registration
Name, Address and Telephone Number(1)	Organization	Number	Number	No.

BHC Management Services of Streamwood, LLC	DE	8093	62-1843658
BHC Management Services of Tulsa, LLC	DE	8093	20-1215333
BHC Millwood Hospital, Inc.	TN	8093	62-1658500
BHC Montevista Hospital, Inc.	NV	8093	88-0299907
BHC Mesilla Valley Hospital, LLC	DE	8093	20-2612295
BHC Newco 2, LLC	DE	8093	None
BHC Newco 3, LLC	DE	8093	None
BHC Newco 4, LLC	DE	8093	None
BHC Newco 5, LLC	DE	8093	None
BHC Newco 6, LLC	DE	8093	None
BHC Newco 7, LLC	DE	8093	None
BHC Newco 8, LLC	DE	8093	None
BHC Newco 9, LLC	DE	8093	None
BHC Newco 10, LLC	DE	8093	None
BHC Northwest Psychiatric Hospital, LLC	DE	8093	20-0085660
BHC of Indiana, General Partnership	IN	8093	62-1780700
BHC of Northern Indiana, Inc.	TN	8093	62-1664737
BHC Pacific Gateway Hospital, Inc.	TN	8093	62-1664741
BHC Pacific Shores Hospital, Inc.	CA	8093	77-0426020
BHC Pacific View RTC, Inc.	TN	8093	62-1664740
BHC Physician Services of Kentucky, LLC	DE	8093	62-1843636
BHC Pinnacle Pointe Hospital, Inc.	TN	8093	62-1658502
BHC Properties, Inc.	TN	8093	62-1660875
BHC Ross Hospital, Inc.	CA	8093	68-0343573
BHC San Juan Capestrano Hospital, Inc.	TN	8093	62-1658506
BHC Sierra Vista Hospital, Inc.	TN	8093	62-1658512
BHC Spirit of St. Louis Hospital, Inc.	TN	8093	62-1658513
BHC Streamwood Hospital, Inc.	TN	8093	62-1658515
BHC Valle Vista Hospital, Inc.	TN	8093	62-1658516
BHC Vista Del Mar Hospital, Inc.	TN	8093	62-1658519
BHC Windsor Hospital, Inc.	OH	8093	34-1827645
Bloomington Meadows, General Partnership	IN	8093	35-1858510
Brentwood Acquisition, Inc.	TN	8093	20-0773985
Brentwood Acquisition-Shreveport, Inc.	DE	8093	20-0474854
Canyon Ridge Hospital, Inc.	CA	8093	20-2935031
Columbus Hospital, LLC	DE	8093	62-1740367
Community Psychiatric Centers of Texas, Inc.	TX	8093	75-1757825
Fort Lauderdale Hospital, Inc.	FL	8093	20-1021229
Indiana Psychiatric Institutes, Inc.	DE	8093	52-1652319
Laurelwood Center, Inc.	MS	8093	64-0777521
Lebanon Hospital, LLC	DE	8093	62-1740370

	State or Other	Primary Standard	I.R.S.
	Jurisdiction of	Industrial	Employer
	Incorporation or	Classification Code	Identification	Registration
Name, Address and Telephone Number(1)	Organization	Number	Number	No.

Mesilla Valley General Partnership	NM	8093	85-0337300
Mesilla Valley Hospital, Inc.	NM	8093	74-2370320
Mesilla Valley Mental Health Associates, Inc.	NM	8093	85-0338767
Millwood Hospital, L.P.	TX	8093	20-1021264
Northern Indiana Hospital, LLC	DE	8093	62-1741384
Palmetto Behavioral Health System, L.L.C.	SC	8093	57-1101379
Palmetto Lowcountry Behavioral Health, L.L.C.	SC	8093	57-1101380
Palmetto Pee Dee Behavioral Health, L.L.C.	SC	8093	57-1101381
Peak Behavioral Health Services, Inc.	DE	8093	20-1124098
PSI Crossings, LLC	DE	8093	20-2142587
PSI Pride Institute, Inc.	MN	8093	20-1021241
PSI Summit Hospital, Inc.	NJ	8093	20-1021210
Psychiatric Solutions of Leesburg, Inc.	TN	8093	20-1215130
Psychiatric Solutions of Arizona, Inc.	DE	8093	20-0380961
Red Rock Solutions, LLC	DE	8093	20-3140694
Tucson Health Systems, Inc.	DE	8093	20-2950148
Valle Vista, LLC	DE	8093	62-1740366
Wellstone Holdings, Inc.	DE	8093	20-3062052
Wellstone Regional Hospital Acquisition, LLC	IN	8093	20-3062075
Whisper Ridge of Staunton, Inc.	DE	8093	20-1989730
Willow Springs, LLC	DE	8093	62-1814471

(1)	The address of each of these additional registrant’s principal executive office is 840 Crescent Centre Drive, Suite 460, Franklin, Tennessee 37067. Their telephone number is (615) 312-5700.

The information in this prospectus is not complete and may be changed. We may not sell or offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated August 9, 2005
PROSPECTUS
Exchange Offer
for $220,000,000 7 3/4% Senior Subordinated Notes due 2015
of

MATERIAL TERMS OF THE EXCHANGE OFFER

•	Expires at 5:00 p.m., New York City time, on , 2005, unless extended.

•	The only conditions to completing the exchange offer are that the exchange offer not violate applicable law or applicable interpretations of the staff of the Securities and Exchange Commission and no injunction, order or decree has been issued which would prohibit, prevent or materially impair our ability to proceed with the exchange offer.

•	All old notes that are validly tendered and not validly withdrawn will be exchanged.

•	Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	The terms of the registered notes to be issued in the exchange offer are substantially identical to the old notes that we issued on July 6, 2005, except for certain transfer restrictions, registration rights and liquidated damages provisions relating to the old notes that will not apply to the registered notes.

•	We will not receive any cash proceeds from the exchange offer.

•	The old notes are, and the registered notes will be, fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by substantially all of our operating subsidiaries.
      Consider carefully the “Risk Factors” beginning on page 17 of this prospectus.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
Notice to New Hampshire Residents
      Neither the fact that a registration statement or an application for a license has been filed under RSA 421-B with the State of New Hampshire nor the fact that a security is effectively registered or a person is licensed in the State of New Hampshire constitutes a finding by the Secretary of State of New Hampshire that any document filed under RSA 421-B is true, complete and not misleading. Neither any such fact nor the fact that an exemption or exception is available for a security or a transaction means that the Secretary of State has passed in any way upon the merits or qualifications of, or recommended or given approval to, any person, security or transaction. It is unlawful to make or cause to be made, to any prospective purchaser, customer or client any representation inconsistent with the provisions of this paragraph.

The date of this prospectus is                     , 2005

      This prospectus incorporates business and financial information about us that is not included in or delivered with the prospectus and this information is available without charge to holders upon written or oral request to Brent Turner, Vice President, Treasurer and Investor Relations, Psychiatric Solutions, Inc., 840 Crescent Centre Drive, Suite 460, Franklin, Tennessee 37067, telephone number (615) 312-5700. In order to obtain timely delivery, holders must request the information no later than five business days before the expiration date of the exchange offer.

Page

Summary	1
Risk Factors	17
Acquisition of Ardent Behavioral	26
The Exchange Offer	27
Use of Proceeds	35
Capitalization	36
Selected Consolidated Financial and Operating Data	37
Management’s Discussion and Analysis of Financial Condition and Results of Operations	41
Description of Other Indebtedness	55
Description of the Registered Notes	57
Material U.S. Federal Income Tax Considerations	93
Plan of Distribution	94
Legal Matters	94
Experts	94
Where You Can Find More Information	95
Incorporation of Documents by Reference	95
EX-3.7 CERTIFICATE OF INCORPORATION OF ARDENT HEALTH SERVICES, INC.
EX-3.8 AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF BEHAVIORAL HEALTHCARE CORPORATION
EX-3.9 CHARTER OF BHC ALHAMBRA HOSPITAL, INC.
EX-3.10 CHARTER OF BHC BELMONT PINES HOSPITAL, INC.
EX-3.11 ARTICLES OF INCORPORATION OF BHC CEDAR CREST RTC, INC.
EX-3.12 ARTICLES OF INCORPORATION OF BHC CEDAR VISTA HOSPITAL, INC.
EX-3.13 CHARTER OF BHC CLINICAS DEL ESTE HOSPITAL, INC.
EX-3.14 CHARTER OF BHC COLUMBUS HOSPITAL, INC., AS AMENDED
EX-3.15 CHARTER OF BHC FAIRFAX HOSPITAL, INC.
EX-3.16 CHARTER OF BHC FORT LAUDERDALE HOSPITAL, INC.
EX-3.17 CHARTER OF BHC FOX RUN HOSPITAL, INC.
EX-3.18 CHARTER OF BHC FREMONT HOSPITAL, INC.
EX-3.19 CHARTER OF BHC GULF COAST MANAGEMENT GROUP, INC.
EX-3.20 ARTICLES OF INCORPORATION OF BHC HEALTH SERVICES OF NEVADA, INC.
EX-3.21 CHARTER OF BHC HERITAGE OAKS HOSPITAL, INC.
EX-3.22 CERTIFICATE OF INCORPORATION OF BHC HOSPITAL HOLDINGS, INC.
EX-3.23 CHARTER OF BHC INTERMOUNTAIN HOSPITAL, INC.
EX-3.24 CHARTER OF BHC LEBANON HOSPITAL, INC., AS AMENDED
EX-3.25 CERTIFICATE OF INCORPORATION OF BHC MANAGEMENT HOLDINGS, INC.
EX-3.26 CHARTER OF BHC MILLWOOD HOSPITAL, INC.
EX-3.27 ARTICLES OF INCORPORATION OF BHC MONTEVISTA HOSPITAL, INC.
EX-3.28 CHARTER OF BHC OF NORTHERN INDIANA, INC., AS AMENDED
EX-3.29 CHARTER OF BHC PACIFIC GATEWAY HOSPITAL, INC.
EX-3.30 ARTICLES OF INCORPORATION OF BHC PACIFIC SHORES HOSPITAL, INC.
EX-3.31 CHARTER OF BHC PACIFIC VIEW RTC, INC., AS AMENDED
EX-3.32 CHARTER OF BHC PINNACLE POINTE HOSPITAL, INC.
EX-3.33 CHARTER OF BHC PROPERTIES, INC.
EX-3.34 ARTICLES OF INCORPORATION OF BHC ROSS HOSPITAL, INC.
EX-3.35 CHARTER OF BHC SAN JUAN CAPESTRANO HOSPITAL, INC.
EX-3.36 CHARTER OF BHC SIERRA VISTA HOSPITAL, INC.
EX-3.37 CHARTER OF BHC SPIRIT OF ST. LOUIS HOSPITAL, INC.
EX-3.38 CHARTER OF BHC STREAMWOOD HOSPITAL, INC.
EX-3.39 CHARTER OF BHC VALLE VISTA HOSPITAL, INC.
EX-3.40 CHARTER OF BHC VISTA DEL MAR HOSPITAL, INC.
EX-3.41 ARTICLES OF INCORPORATION OF BHC WINDSOR HOSPITAL, INC.
EX-3.43 CHARTER OF BRENTWOOD ACQUISITION, INC.
EX-3.44 CERTIFICATE OF INCORPORATION OF BRENTWOOD ACQUISTION-SHREVEPORT, INC., AS AMENDED
EX-3.45 ARTICLES OF INCORPORATION OF CANYON RIDGE HOSPITAL, INC.
EX-3.47 ARTICLES OF INCORPORATION OF COMMUNITY PSYCHIATRIC CENTERS OF TEXAS, INC.
EX-3.49 ARTICLES OF INCORPORATION OF FORT LAUDERDALE HOSPITAL, INC.
EX-3.56 CERTIFICATE OF INCORPORATION OF INDIANA PSYCHIATRIC INSTITUTES, INC., AS AMENDED
EX-3.58 ARTICLES OF INCORPORATION OF LAURELWOOD CENTER, INC.
EX-3.59 ARTICLES OF INCORPORATION OF MESILLA VALLEY HOSPITAL, INC.
EX-3.60 ARTICLES OF INCORPORATION OF MESILLA VALLEY MENTAL HEALTH ASSOCIATIONS, INC.
EX-3.62 CERTIFICATE OF INCORPORATION OF PEAK BEHAVIORAL HEALTH SERVICES, INC., AS AMENDED
EX-3.63 RESTATED CERTIFICATE OF INCORPORATION OF PREMIER BEHAVIORAL SOLUTIONS, INC., AS AMENDED
EX-3.64 CERTIFICATE OF INCORPORATION OF PREMIER BEHAVIORAL SOLUTIONS OF ALABAMA, INC., AS AMENDED
EX-3.65 CERTIFICATE OF INCORPORATION OF PREMIER BEHAVIORAL SOLUTIONS OF FLORIDA, INC., AS AMENDED
EX-3.69 ARTICLES OF INCORPORATION OF PSI PRIDE INSTITUTE, INC.
EX-3.70 PUBLIC RECORDS FILING FOR NEW BUSINESS ENTITY FOR PSI SUMMIT HOSPITAL, INC.
EX-3.76 CERTIFICATE OF INCORPORATION OF PSYCHIATRIC SOLUTIONS OF ARIZONA, INC.
EX-3.77 CHARTER OF PSYCHIATRIC SOLUTIONS OF LEESBURG, INC.
EX-3.80 CERTIFICATE OF INCORPORATION OF PSYCHIATRIC SOLUTIONS OF SOUTH CAROLINA, INC., AS AMENDED
EX-3.82 CHARTER OF PSYCHIATRIC SOLUTIONS OF VIRGINIA, INC., AS AMENDED
EX-3.93 CERTIFICATE OF INCORPORATION OF TUCSON HEALTH SYSTEMS, INC.
EX-3.94 CERTIFICATE OF INCORPORATION OF WELLSTONE HOLDINGS, INC.
EX-3.95 CERTIFICATE OF INCORPORATION OF WHISPER RIDGE OF STAUNTON, INC.
EX-3.96 FORM OF AMENDED AND RESTATED BYLAWS FOR THE CORPORATIONS LISTED IN EXHIBITS 3.5-3.95
EX-3.97 ARTICLES OF ORGANIZATION OF AHS CUMBERLAND HOSPITAL, LLC
EX-3.98 CERTIFICATE OF FORMATION OF BHC CANYON RIDGE HOSPITAL, LLC
EX-3.99 CERTIFICATE OF FORMATION OF BHC MANAGEMENT SREVICES, LLC
EX-3.100 CERTIFICATE OF FORMATION OF BHC MANAGEMENT SERVICES OF INDIANA, LLC
EX-3.101 CERTIFICATE OF FORMATION OF BHC MANAGEMENT SERVICES OF KENTUCKY, LLC, AS AMENDED
EX-3.102 CERTIFICATE OF FORMATION OF BHC MANAGEMENT SERVICES OF LOUISIANA, LLC
EX-3.103 CERTIFICATE OF FORMATION OF BHC MANAGEMENT SERVICES OF NEW MEXICO, LLC, AS AMENDED
EX-3.104 CERTIFICATE OF FORMATION OF BHC MANAGEMENT SERVICES OF PENNSYLVANIA, LLC
EX-3.105 CERTIFICATE OF FORMATION OF BHC MANAGEMENT SERVICES OF STREAMWOOD, LLC, AS AMENDED
EX-3.106 CERTIFICATE OF FORMATION OF BHC MANAGEMENT SERVICES OF TULSA, LLC
EX-3.107 CERTIFICATE OF FORMATION OF BHC MESILLA VALLEY HOSPITAL, LLC, AS AMENDED
EX-3.108 FORM OF CERTIFICATE OF FORMATION FOR BHC NEWCO 2, LLC, THRU BHC NEWCO 10, LLC
EX-3.109 CERTIFICATE OF FORMATION OF BHC NORTHWEST PSYCHIATRIC HOSPITAL, LLC
EX-3.110 CERTIFICATE OF FORMATION OF BHC PHYSICIAN SERVICES OF KENTUCKY, LLC, AS AMENDED
EX-3.111 CERTIFICATE OF FORMATION OF COLUMBUS HOSPITAL, LLC
EX-3.112 CERTIFICATE OF FORMATION OF LEBANON HOSPITAL, LLC
EX-3.113 CERTIFICATE OF FORMATION OF NORTHERN INDIANA HOSPITAL, LLC
EX-3.114 ARTICLES OF ORGANIZATION OF PALMETTO BEHAVIORAL HEALTH SYSTEM, L.L.C.
EX-3.115 ARTICLES OF ORGANIZATION OF PALMETTO LOWCOUNTRY HEHAVIORAL HEALTH, L.L.C.
EX-3.116 ARTICLES OF ORGANIZATION OF PALMETTO PEE DEE BEHAVIORAL HEALTH, L.L.C.
EX-3.117 CERTIFICATE OF FORMATION OF PSI CROSSINGS, LLC
EX-3.120 CERTIFICATE OF FORMATION OF VALLE VISTA, LLC, AS AMENDED
EX-3.121 ARTICLES OF ORGANIZATION OF WELLSTONE REGIONAL HOSPITAL ACQUISITION, LLC, AS AMENDED
EX-3.122 CERTIFICATE OF FORMATION OF WILLOW SPRINGS, LLC
EX-3.123 FORM OF AMENDED AND RESTATED OPERATING AGREEMENT FOR THE LIMITED LIABILITY COMPANIES LISTED IN THE EXHIBITS 3.97-3.122
EX-3.124 AGREEMENT OF GENERAL PARTNERSHIP OF BHC OF INDIANA, GENERAL PARTNERSHIP
EX-3.125 AGREEMENT OF GENERAL PARTNERSHIP OF BLOOMINGTON MEADOWS, GENERAL PARTNERSHIP
EX-3.128 AGREEMENT AND CERTIFICATE OF PARTNERSHIP OF MESILLA VALLEY GENERAL PARTNERSHIP, AS AMENDED
EX-3.129 CERTIFICATE OF LIMITED PARTNERSHIP OF MILLWOOD HOSPITAL, L.P.
EX-3.130 LIMITED PARTNERSHIP AGREEMENT OF MILLWOOD HOSPITAL, L.P.
EX-5.1 OPINION OF WALLER LANSDEN DORTCH & DAVIS, PLLC
EX-8.1 OPINION OF WALLER LANSDEN DORTCH & DAVIS, PLLC
EX-12.1 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
EX-21.1 LIST OF SUBSIDIARIES
EX-23.1 CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EX-23.2 CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS
EX-23.3 CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT AUDITORS
EX-23.4 CONSENT OF SELZNICK & COMPANY, LLP, INDEPENDENT AUDITORS
EX-99.1 FORM OF LETTER OF TRANSMITTAL
EX-99.2 FORM OF NOTICE OF GUARANTEED DELIVERY
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus and other materials we have filed or may file with the SEC, as well as information included in oral statements or other written statements made, or to be made, by our senior management, contain, or will contain, disclosures that are “forward-looking statements” within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can be identified by the use of words such as “may,” “will,” “expect,” “believe,” “intend,” “plan,” “estimate,” “project,” “continue,” “should” and other comparable terms. These forward-looking statements are based on the current plans and expectations of our management and are subject to a number of risks and uncertainties, including those set forth below, which could significantly affect our current plans and expectations and future financial condition and results.
      We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Stockholders and investors are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in our filings and reports.

i

      While it is not possible to identify all these factors, we continue to face many risks and uncertainties that could cause actual results to differ from those forward-looking statements, including:

•	potential competition that alters or impedes our acquisition strategy by decreasing our ability to acquire additional inpatient facilities on favorable terms;

•	our ability to integrate and improve the operations of acquired inpatient facilities, including the inpatient facilities acquired in the acquisition of Ardent Behavioral;

•	our ability to maintain favorable and continuing relationships with physicians who use our inpatient facilities;

•	our ability to receive timely additional financing on terms acceptable to us to fund our acquisition strategy and capital expenditure needs;

•	risks inherent to the health care industry, including the impact of unforeseen changes in regulation, reimbursement rates from federal and state health care programs or managed care companies and exposure to claims and legal actions by patients and others;

•	our ability to retain key employees who are instrumental to our successful operations;

•	our ability to ensure confidential information is not inappropriately disclosed and that we are in compliance with federal and state health information privacy standards; and

•	our ability to comply with federal and state governmental regulation covering health care-related products and services on-line, including the regulation of medical devices and the practice of medicine and pharmacology.
In addition, future trends for pricing, margins, revenues and profitability remain difficult to predict in the industries that we serve.

ii

SUMMARY
      The following summary highlights information about us and the offering of the registered notes contained elsewhere in this prospectus. It is not complete and may not contain all of the information that may be important to you in making a decision to exchange your old notes for the registered notes. For a more complete understanding of us and the exchange offer, we urge you to read this entire prospectus carefully, including the “Risk Factors” section, and the documents which we have incorporated by reference. Throughout this prospectus (except in the “Description of the Registered Notes” section or unless the context otherwise requires):

•	when we refer to “Psychiatric Solutions,” “us,” “we” or “our,” we are describing Psychiatric Solutions, Inc. together with its subsidiaries and other operations after giving pro forma effect to our acquisition of all of the outstanding capital stock of Ardent Behavioral; and

•	when we refer to “Ardent Behavioral,” we are describing Ardent Health Services, Inc. and its subsidiaries that operate the behavioral health care business of Ardent Health Services, Inc.
The Exchange Offer
      On July 6, 2005, we issued in a private placement $220.0 million in aggregate principal amount of our 7 3/4% Senior Subordinated Notes due 2015, which we refer to as the “old notes.” We refer to this private placement as the “original note offering.” We entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed to deliver to you this prospectus. You are entitled to exchange your old notes in the exchange offer for registered notes with substantially identical terms. Unless you are a broker-dealer or unable to participate in the exchange offer, we believe that the notes to be issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery requirements of the Securities Act of 1933. You should read the discussions under the headings “The Exchange Offer” and “Description of the Registered Notes” for further information regarding the registered notes.
Psychiatric Solutions
      We are the leading provider of inpatient behavioral health care services in the United States. Through our inpatient division, we operate 55 inpatient behavioral health care facilities with approximately 6,400 beds in 27 states. In addition, through our inpatient management contract division, we manage 37 inpatient behavioral health care units for third parties, including a contract to provide mental health case management services to approximately 4,600 children and adults with serious mental illness in the Nashville, Tennessee area, and 7 inpatient behavioral health care facilities for government agencies. We believe that our singular focus on the provision of inpatient behavioral health care services allows us to operate more efficiently and provide higher quality care than our competitors. We primarily operate in underserved markets that we believe have limited competition and favorable demographic trends.
      Our facilities offer a wide range of inpatient behavioral health care services for children, adolescents and adults. We offer these services through a combination of acute inpatient behavioral facilities and residential treatment centers, or RTCs. Our acute inpatient behavioral facilities provide the most intensive level of care, including 24-hour skilled nursing observation and care, daily interventions and oversight by a psychiatrist and intensive, highly coordinated treatment by a physician-led team of mental health professionals. Our RTCs offer longer term treatment programs primarily for children and adolescents with long-standing acute behavioral health problems. Our RTCs provide physician-led, multi-disciplinary treatments that address the overall medical, psychiatric, social and academic needs of the patient.
      We also have an inpatient management contract division that develops, organizes and manages behavioral health care programs within medical/surgical hospitals and manages inpatient behavioral health care facilities for government agencies. We provide our customers with a variety of management options, including (1) clinical and management infrastructure, (2) personnel recruitment, staff orientation and supervision, (3) corporate consultation and (4) performance improvement plans. Our broad range of services can be customized into individual programs that meet specific facility and community requirements. We are dedicated to providing quality programs with integrity, innovation and flexibility.
      Psychiatric Solutions was incorporated in the State of Delaware in 1988. Our principal executive offices are located at 840 Crescent Centre Drive, Suite 460, Franklin, Tennessee 37067. Our telephone number is (615) 312-5700. Our Internet address is www.psysolutions.com.
Acquisition of Ardent Behavioral
      On July 1, 2005, pursuant to an Amended and Restated Stock Purchase Agreement dated June 30, 2005 by and among us, Ardent Health Services LLC, a Delaware limited liability company, and Ardent Health Services, Inc., a Delaware corporation and wholly-owned subsidiary of Ardent Health Services LLC, we acquired all of the outstanding capital stock of Ardent Behavioral for $500.0 million in cash and the issuance of 1,362,760 shares of our common stock.
      Ardent Behavioral owns and operates, through its subsidiaries, 20 inpatient behavioral health care facilities, with approximately 1,981 inpatient beds in 11 states as of March 31, 2005. We believe that Ardent Behavioral’s inpatient facilities complement our existing facilities as well as expand our network of inpatient facilities into eight new states. In addition, Ardent Behavioral’s inpatient facilities are market leaders in their respective areas, with a majority of the facilities being the sole provider in their respective markets.
Financing Transactions
      In connection with the original note offering and the acquisition of Ardent Behavioral, we amended and restated our existing revolving credit facility and obtained a new senior secured term loan facility, which we refer to collectively in this prospectus as our “new senior secured credit facilities.” Our amended and restated credit facility consists of a $150.0 million senior secured revolving credit facility, $85.0 million of which remained undrawn at July 31, 2005. Our senior secured term facility consists of a $325.0 million senior secured term loan. We financed $500.0 million of the cash purchase price of Ardent Behavioral with borrowings under our new senior secured credit facilities as well as a $150.0 million bridge loan facility that we entered into in connection with the acquisition. We used the proceeds of the original note offering to repay all borrowings under the bridge facility, to repurchase in privately negotiated transactions a portion of our existing 10 5/8% senior subordinated notes (including the related premium) and to pay related fees and expenses. We refer in this prospectus to the original note offering, the amendment and restatement of our existing credit facility and our new senior secured term loan as the “Financing Transactions.” We refer to the acquisition of Ardent Behavioral and the Financing Transactions as the “Transactions.”

      The following table describes the sources and uses of funds relating to the Transactions assuming a closing date of March 31, 2005:

Amount

(dollars in
thousands)
Sources of funds:
7 3/4% Senior Subordinated Notes	$220,000
Senior secured term facility	325,000
Amended and restated revolving credit facility	35,500
Cash on balance sheet	10,900
Issuance of our common stock	60,000

Total sources	$651,400

Uses of funds:
Acquisition of Ardent Behavioral (including repayment of borrowings under bridge facility)	$560,000
Repurchase of 10 5/8% senior subordinated notes (including related premium)	69,900
Fees and expenses	21,500

Total uses	$651,400

Our Industry
      An estimated 22% of the U.S. adult population and 10% of U.S. children and adolescents suffer from a diagnosable mental disorder in a given year. Based on the 2002 U.S. census, these figures translate to approximately 50 million Americans. In addition, four of the ten leading causes of disability in the United States are mental disorders.
      The behavioral health care industry is extremely fragmented with only a few large national providers. During the 1990s, the behavioral health care industry experienced a significant contraction following a long period of growth. Between 1990 and 1999, nearly 300 inpatient behavioral health care facilities, accounting for over 40% of available beds, were closed. The reduction was largely driven by third party payors who decreased reimbursement, implemented more stringent admission criteria and decreased the authorized length of stay. We believe this reduced capacity has resulted in an underserved patient population.
      Reduced capacity, coupled with mental health parity legislation providing for greater access to mental health services and increased demand for our behavioral health care services, has resulted in favorable industry fundamentals. Behavioral health care providers have enjoyed significant improvement in reimbursement rates, increased admissions and stabilized lengths of stay. According to the National Association of Psychiatric Health Systems, payments for the inpatient care of behavioral health and addictive disorders have increased nationwide. Inpatient admissions increased from an average of approximately 2,350 in 2001 to an average of approximately 2,500 in 2002, while the average occupancy rates stabilized at approximately 74% for both 2001 and 2002 after being approximately 69% in 2000. Following a rapid decrease during the early 1990s, inpatient average length of stay stabilized between 9 and 11 days from 1997 to 2003. In 2003, the inpatient average length of stay was 9.8 days. The average inpatient net revenue per day increased from $536 in 2002 to $541 in 2003. The average RTC net revenue per day increased from $288 in 2002 to $312 in 2003 for hospital-based units and from $273 to $319 for freestanding RTC facilities. The average number of admissions for hospital-based RTC units was 191 for 2003. The average number of admissions for freestanding RTC facilities was 197 for 2003. The average occupancy rate for hospital-based RTC units was 73.3% in 2003, with an average length of stay of 174 days in 2003. The average occupancy rate for freestanding RTC facilities was 78.4% in 2003, with an average length of stay of 183 days in 2003.

Our Competitive Strengths
      We believe the following competitive strengths contribute to our strong market share in each of our markets and will enable us to continue to successfully grow our business and increase our profitability:

•	Singular focus on inpatient behavioral health care — We focus exclusively on the provision of inpatient behavioral health care services. We believe this allows us to operate more efficiently and provide higher quality care than our competitors. In addition, we believe our focus and reputation have helped us to develop important relationships and extensive referral networks within our markets and to attract and retain qualified behavioral health care professionals.

•	Strong and sustainable market position — Our inpatient facilities have an established presence in each of our markets, and we believe that the majority of our owned and leased inpatient facilities have the leading market share in their respective service areas. Our relationships and referral networks would be difficult, time- consuming and expensive for new competitors to replicate. In addition, many of the states in which we operate require a certificate of need to open a behavioral health care facility, which may be difficult to obtain and may further preclude new market participants.

•	Demonstrated ability to identify and integrate acquisitions — We attribute part of our success in integrating acquired inpatient facilities to our rigorous due diligence review of these facilities prior to completing the acquisitions as well as our ability to retain key employees at the acquired facilities. We employ a disciplined acquisition strategy that is based on defined criteria including quality of service, return on invested capital and strategic benefits. We also have a comprehensive post-acquisition strategic plan to facilitate the integration of acquired facilities that includes improving facility operations, retaining and recruiting psychiatrists and expanding the breadth of services offered by the facilities.

•	Diversified payor mix and revenue base — As we have grown our business, we have focused on diversifying our sources of revenue. For the twelve months ended March 31, 2005, we received 36% of our revenue from Medicaid, 12% from Medicare, 18% from HMO/ PPO payors, 9% from various managed contracts and 25% from other payors. As we receive Medicaid payments from more than 30 states, we do not believe that we are significantly affected by changes in reimbursement policies in any one state. Substantially all of our Medicaid payments relate to the care of children and adolescents. Management believes that children and adolescents are a patient class that is less susceptible to reductions in reimbursement rates. For the twelve months ended March 31, 2005, no single inpatient facility represented more than 6% of our revenue.

•	Experienced management team — Our senior management team has an average of over 20 years of experience in the health care industry. Joey A. Jacobs, our Chairman, President and Chief Executive Officer, has over 29 years experience in various capacities in the health care industry. Jack R. Salberg, our Chief Operating Officer, has more than 30 years of operational experience in both profit and non-profit health care sectors. In addition, our senior management team includes talented managers of our divisions, who have extensive experience in all aspects of health care. Our senior management operates as a cohesive, complementary group and has extensive operating knowledge of our industry and understanding of the regulatory environment in which we operate. Our senior managers employ conservative fiscal policies and have a successful track record in both operating our core business and integrating acquired assets.

•	Consistent free cash flow and minimal maintenance capital expenditure requirements — We generate consistent free cash flow due to the profitable operation of our business, our low maintenance capital expenditure requirements and through the active management of our working capital. As the behavioral health care business does not require the procurement and replacement of expensive medical equipment, our maintenance capital expenditure requirements are less than that of other facility-based health care providers. Historically, our maintenance capital expenditures have amounted to less than 2% of our revenue. In addition, our accounts receivable management is less complex than medical/surgical hospital providers because there are fewer billing codes for inpatient behavioral health care facilities.
Our Business Strategy
      We have experienced significant growth in our operations as measured by the number of our facilities, admissions, patient days, revenue and net income. We intend to continue to successfully grow our business and increase our profitability by improving the performance of our inpatient facilities and through strategic acquisitions. The principal elements of our growth strategy are to:

•	Continue to Drive Same-Facility Growth — Psychiatric Solutions, without giving pro forma effect to the acquisition of Ardent Behavioral, increased its same-facility revenue by approximately 6.4% and 9.0% for the three months ended March 31, 2005 and the year ended December 31, 2004, respectively, as compared to its revenue for the three months ended March 31, 2004 and the year ended December 31, 2003. Same-facility growth refers to the comparison of the 24 inpatient facilities owned by Psychiatric Solutions, without giving pro forma effect to the acquisition of Ardent Behavioral, during 2004 with the comparable period in 2003. We expect to continue to increase our same-facility growth by increasing our admissions and patient days and obtaining annual reimbursement rate increases. We plan to accomplish these goals by:
         — building relationships that enhance our presence in local and regional markets;
         — developing formal marketing initiatives and expanding referral networks;
         — continuing to provide high quality service; and

—	expanding our services and developing new services to take advantage of increased demand in select markets where we operate.

•	Grow Through Strategic Acquisitions — Our industry is highly fragmented and we plan to selectively pursue the acquisition of additional inpatient behavioral health care facilities. There are approximately 500 acute and residential treatment facilities in the United States and the top two providers operate approximately 20% of these facilities. We believe there are a number of acquisition candidates available at attractive valuations, and we have a number of potential acquisitions that are in various stages of development and consideration. We believe our focus on inpatient behavioral health care provides us with a strategic advantage when assessing a potential acquisition. We employ a disciplined acquisition strategy that is based on defined criteria, including quality of service, return on invested capital and strategic benefits.

•	Enhance Operating Efficiencies — Our management team has extensive experience in the operation of multi-facility health care services companies. We intend to focus on improving our profitability by optimizing staffing ratios, controlling contract labor costs and reducing supply costs through group purchasing. We believe that our focus on efficient operations increases our profitability and will attract qualified behavioral health care professionals and patients.

The Exchange Offer

Old Notes:	On July 6, 2005, we sold to the initial purchasers $220,000,000 aggregate principal amount of our 7 3/4% Senior Subordinated Notes due 2015, which are fully and unconditionally guaranteed on a senior subordinated basis by substantially all of our existing operating subsidiaries. In this prospectus we refer to those senior subordinated notes as the “old notes.” The initial purchasers resold those old notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and outside the United States to persons other than United States persons in offshore transactions meeting the requirements of Regulation S under the Securities Act.

Registration Rights Agreement:	When we sold the old notes we entered into a registration rights agreement with the initial purchasers in which we agreed, among other things, to provide to you and all other holders of these old notes the opportunity to exchange your unregistered old notes for substantially identical registered notes that we have registered under the Securities Act. This exchange offer is being made for that purpose.

Registered Notes:	We are offering to exchange the old notes for 7 3/4% Senior Subordinated Notes due 2015 that have been registered under the Securities Act, which are fully and unconditionally guaranteed on a senior subordinated basis by substantially all of our existing operating subsidiaries. In this prospectus we refer to those registered senior subordinated notes as the “registered notes.” In this prospectus we may refer to the old notes and the registered notes collectively as the “notes.” The terms of the registered notes and the old notes are substantially identical except:

• the registered notes will be issued in a transaction that will have been registered under the Securities Act;

• the registered notes will not contain securities law restrictions on transfer, and

• the registered notes will not provide for the payment of liquidated damages under circumstances relating to the timing of the exchange offer.

The Exchange Offer:	We are offering to exchange $1,000 principal amount of the registered notes for each $1,000 principal amount of your old notes. As of the date of this prospectus, $220,000,000 aggregate principal amount of the old notes are outstanding. For procedures for tendering, see “The Exchange Offer — Procedures for Tendering Old Notes.”

Expiration Date:	This exchange offer will expire at 5:00 p.m., New York City time, on , 2005, unless we extend it.

Resales of Registered Notes:	We believe that the registered notes issued pursuant to the exchange offer in exchange for the old notes may be offered for resale, resold and otherwise transferred by you without compli-

ance with the registration and prospectus delivery provisions of the Securities Act if:

• you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

• you are acquiring the registered notes in the ordinary course of your business;

• you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person or entity to participate in a distribution of the registered notes; and

• you deliver a prospectus, as required by law, in connection with any resale of those registered notes, see “Plan of Distribution,” if you are a broker-dealer that receives registered notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities.

If you are an affiliate of ours, or are engaging in or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the registered notes, then:

• you may not rely on the applicable interpretations of the staff of the SEC;

• you will not be permitted to tender old notes in the exchange offer; and

• you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the old notes.

Each participating broker-dealer that receives registered notes for its own account under the exchange offer in exchange for old notes that were acquired by the broker-dealer as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the registered notes. See “Plan of Distribution.” Any broker-dealer that acquired old notes directly from us may not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act (including being named as a selling securityholder) in connection with any resales of the old notes or the registered notes.

Acceptance of Old Notes and Delivery of Registered Notes:	We will accept for exchange any and all old notes that are validly tendered in the exchange offer and not withdrawn before the offer expires. The registered notes will be delivered promptly following the exchange offer.

Withdrawal Rights:	You may withdraw your tender of old notes at any time before the exchange offer expires.

Conditions of the Exchange Offer:	The exchange offer is subject to certain customary conditions, which we may waive. Please see “The Exchange Offer —

Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Consequences of Failure to Exchange Old Notes:	If you are eligible to participate in the exchange offer and you do not tender your old notes, then you will continue to hold your old notes and you will be subject to all the limitations and restrictions on transfer applicable to such old notes. Generally, untendered old notes will remain restricted securities and may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the old notes under the Securities Act. The trading market for the old notes could be adversely affected if some but not all of the old notes are tendered and accepted in the exchange offer.

Federal Income Tax Consequences:	The exchange of an old note for a registered note in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations” for a more detailed description of the tax consequences of the exchange.

Use of Proceeds:	Neither we nor any subsidiary guarantor will receive any proceeds from the issuance of registered notes pursuant to the exchange offer.

Accounting Treatment:	You will not recognize any gain or loss on the exchange of old notes for registered notes. See “The Exchange Offer — Accounting Treatment.”

Exchange Agent:	Wachovia Bank, National Association, is the exchange agent. See “The Exchange Offer — Exchange Agent.”
The Registered Notes
      The registered notes will evidence the same debt as the old notes and will be governed by the same indenture under which the old notes were issued. The summary below describes the principal terms of the registered notes. The “Description of the Registered Notes” section of this prospectus contains a more detailed description of the terms and conditions of the registered notes.

Issuer	Psychiatric Solutions, Inc.

Securities Offered	$220,000,000 aggregate principal amount of 7 3/4% Senior Subordinated Notes due 2015.

Maturity	The notes will mature on July 15, 2015.

Interest Rate and Payment Dates	The notes will bear interest at the rate of 7 3/4% per annum. Interest on the notes will be payable semi-annually in arrears on January 15 and July 15 of each year, commencing January 15, 2006.

Guarantees	The notes will be fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by substantially all of our existing domestic restricted subsidiaries. For the year ended December 31, 2004, on a pro forma basis after giving effect to the Transactions, our non-guarantor subsidiaries would have had revenues of $3.7 million and net income of $0.6 million and, as of March 31, 2005, would have had total assets of $40.7 million and stockholders’ equity of $11.9 million. Each of the subsidiary guarantors also guarantees our new senior secured credit facilities on a senior secured basis.

Ranking	The old notes are and the registered notes will be:

• our senior subordinated unsecured obligations;

• subordinated in right of payment to our existing and future senior indebtedness, including our obligations under our new senior secured credit facilities;

• pari passu in right of payment with any existing and future senior subordinated indebtedness, including our 10 5/8% senior subordinated notes due 2013, which we refer to in this offering memorandum as our “existing senior subordinated notes”; and

• senior in right of payment to all of our existing and future subordinated indebtedness.

The old guarantees of each subsidiary guarantor are and the registered guarantors will be:

• senior subordinated unsecured obligations of each subsidiary guarantor;

• subordinated in right of payment to all existing and future senior indebtedness of such subsidiary guarantor, including such subsidiary guarantor’s guarantee under our new senior secured credit facilities;

• pari passu in right of payment with any existing and future senior subordinated indebtedness of such subsidiary guarantor, including such subsidiary guarantor’s guarantee of the existing senior subordinated notes; and

• senior in right of payment to all of such subsidiary guarantor’s existing and future subordinated indebtedness.

As of March 31, 2005, after giving pro forma effect to the Transactions:

• we would have had outstanding senior indebtedness of $414.3 million;

• the subsidiary guarantors would have guaranteed senior indebtedness of $390.8 million, which would have consisted of guarantees of our term borrowings under the amended and restated credit facility; and

• the non-guarantor subsidiaries would have had $29.0 million of liabilities outstanding, including trade payables but excluding intercompany liabilities.

Optional Redemption	Prior to July 15, 2010, we may from time to time redeem all or a portion of the notes by paying a special “make-whole” premium specified in this offering memorandum under “Description of the Registered Notes — Optional Redemption.”

At any time on or after July 15, 2010, we may from time to time redeem all or a portion of the notes at the redemption prices specified in this offering memorandum under “Description of the Registered Notes — Optional Redemption.”

In addition, at any time prior to July 15, 2008, we may also redeem up to 35% of the original aggregate principal amount of the notes issued under the indenture with the net cash proceeds of certain equity offerings, at a price equal to 107.75% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date; provided that at least 65% of the original aggregate principal amount of the notes remains outstanding after the redemption.

Covenants	The indenture governing the notes, among other things, limits the ability of us and our restricted subsidiaries to:

• incur additional indebtedness and issue preferred stock;

• pay dividends or make other distributions;

• make other restricted payments and investments;

• create liens;

• incur restrictions on the ability of restricted subsidiaries to pay dividends or make other payments;

• sell assets, including capital stock of restricted subsidiaries;

• merge or consolidate with other entities; and

• enter into transactions with affiliates.

Each of the covenants is subject to a number of important exceptions and qualifications. See “Description of the Registered Notes — Certain Covenants.”

Change of Control	Following a change of control, we will be required to offer to purchase all of the notes at a purchase price of 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

Absence of a Public Market for the Notes and Exchange Notes	The notes are new securities for which there is currently no market. The initial purchasers of the old notes have informed us that they intend to make a market in the notes, but they are not obligated to do so and they may discontinue market-making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes and, if issued, the exchange notes will develop or be maintained. The notes will be eligible for trading on the PORTAL Market.

Use of Proceeds	We used the net proceeds from the original note offering to (i) repay all borrowings under the bridge facility in connection with our acquisition of Ardent Behavioral, (ii) repurchase in privately negotiated transactions a portion of our existing 10 5/8 Senior Subordinated Notes (including the related premium), and (iii) pay related fees and expenses. See “Use of Proceeds.”
      For a discussion of certain risks that should be considered in connection with an investment in the notes, see “Risk Factors.”

Summary Unaudited Pro Forma Condensed Combined Financial and Operating Data
      The following table sets forth a summary of unaudited pro forma condensed combined financial and operating data for Psychiatric Solutions, Inc., giving effect to the acquisitions of Ardent Behavioral, Heartland Healthcare (“Heartland”), Brentwood Behavioral Health (“Brentwood”) and other non-significant acquisitions during the fiscal year ended December 31, 2004 and the Financing Transactions as if they had occurred on the dates indicated and after giving effect to certain pro forma adjustments described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The pro forma condensed combined balance sheet data as of March 31, 2005 has been derived from Psychiatric Solutions’ and Ardent Behavioral’s historical balance sheets, adjusted to give effect to these acquisitions and the Financing Transactions as if they occurred on March 31, 2005.
      The adjustments necessary to fairly present the unaudited pro forma condensed combined financial data have been made based on available information and in the opinion of management are reasonable. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma condensed combined financial data. The pro forma adjustments are preliminary and revisions to the preliminary purchase price allocations and financing of the transactions may have a significant impact on the pro forma adjustments. A final valuation of net assets acquired associated with the Ardent Behavioral acquisition cannot be made prior to the completion of this prospectus. A final determination of these fair values will be conducted by Psychiatric Solutions’ independent valuation specialists. The consideration of this valuation will most likely result in a change in the value assigned to the fixed and intangible assets acquired from Ardent Behavioral.
      The unaudited pro forma condensed combined financial and operating data is for comparative purposes only and does not purport to represent what our financial position or results of operations would actually have been had the events noted above in fact occurred on the assumed dates or to project our financial position or results of operations for any future date or future period. The unaudited pro forma condensed combined financial and operating data are only a summary and should be read in conjunction with the “Selected Consolidated Financial and Operating Data — Psychiatric Solutions,” “Selected Consolidated Financial and Operating Data — Ardent Behavioral,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Psychiatric Solutions,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Ardent Behavioral” included elsewhere in this prospectus and the “Unaudited Pro Forma Condensed Combined Financial Information” and combined financial statements and the notes thereto of Ardent Behavioral and Psychiatric Solutions incorporated by reference in this prospectus.

		Three Months
	Year Ended	Ended
	December 31,	March 31,
	2004	2005

	(dollars in thousands, except
	ratios and operating data)
Income Statement Data:
Revenue	$827,096	$218,638
Expenses:
Salaries, wages and employee benefits	456,150	120,954
Other operating expenses(1)	239,543	59,592
Provision for doubtful accounts	20,214	5,221
Depreciation and amortization	15,345	4,013
Interest expense	51,444	11,460
Other expenses(2)	6,407	6,990

Total expenses	789,103	208,230

		Three Months
	Year Ended	Ended
	December 31,	March 31,
	2004	2005

	(dollars in thousands, except
	ratios and operating data)
Income from continuing operations before income taxes	37,993	10,408
Provision for income taxes	14,437	4,059

Income from continuing operations	$23,556	$6,349

Balance Sheet Data (End of Period):
Cash and cash equivalents		$5,954
Working capital		73,081
Property and equipment, net		370,137
Total assets		1,103,302
Total debt		673,161
Stockholders’ equity		296,463
Other Financial Data:
Capital expenditures	$27,673	$6,564
Operating Data:
Number of facilities:
Owned	47	47
Leased	7	7
Number of beds	6,330	6,340
Admissions	86,646	24,818
Patient days	1,510,909	414,067
Average length of stay	17	17

(1)	Other operating expenses include other professional fees, rentals and leases expense and other operating expenses. Rent expense was $13,366 and $3,146 for the year ended December 31, 2004 and the three months ended March 31, 2005, respectively.

(2)	Other expenses include: (a) for the year ended December 31, 2004, a loss of $6,407 on refinancing long-term debt and (b) for the three months ended March 31, 2005, a loss of $6,990 on refinancing of long-term debt.

Summary Historical Financial and Operating Data
Psychiatric Solutions
      The following table sets forth summary historical financial and operating data of Psychiatric Solutions for, or as of the end of, each of the years ended December 31, 2002, 2003 and 2004 and each of the three months ended March 31, 2004 and 2005. The summary historical financial data as of and for each of the years ended December 31, 2002, 2003 and 2004 were derived from the audited consolidated financial statements of Psychiatric Solutions incorporated by reference in this prospectus. The summary historical financial data as of and for the three months ended March 31, 2004 and 2005 were derived from the unaudited condensed consolidated financial statements of Psychiatric Solutions incorporated by reference in this prospectus. These unaudited condensed consolidated financial statements include all adjustments necessary (consisting of normal recurring accruals) for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 2005 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2005. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations — Psychiatric Solutions” included elsewhere in this prospectus and Psychiatric Solutions’ consolidated financial statements and notes thereto incorporated by reference in this prospectus.

				Three Months
	Year Ended December 31,			Ended March 31,

	2002	2003	2004	2004	2005

	(dollars in thousands, except operating data)
Income Statement Data:
Revenue	$113,912	$284,946	$487,190	$103,430	$138,730
Costs and expenses:
Salaries, wages and employee benefits(1)	62,326	147,069	265,678	55,707	76,367
Other operating expenses(2)	35,716	96,735	147,947	32,554	40,825
Provision for bad debts	3,681	6,315	10,874	2,027	2,668
Depreciation and amortization	1,770	5,734	9,868	2,107	2,902
Interest expense	5,564	14,781	18,964	4,456	3,523
Other expenses(3)	178	5,271	6,407	6,407	6,990

Total costs and expenses	109,235	275,905	459,738	103,258	133,275

Income from continuing operations before income taxes	$4,677	$9,041	$27,452	$172	$5,455

Net income (loss)	$5,684	$5,216	$16,801	$(37)	$3,328

Balance Sheet Data (End of Period):
Cash and cash equivalents	$2,392	$44,954	$33,255	$34,274	$14,500
Working capital	2,369	67,153	39,890	52,749	43,784
Property and equipment, net	33,547	149,589	218,231	175,690	220,762
Total assets	90,138	347,658	497,846	370,784	484,469
Total debt	43,822	175,003	174,336	191,916	153,961
Series A convertible preferred stock	—	25,316	—	25,617	—
Total stockholders’ equity	30,549	91,328	244,515	90,966	248,583
Other Financial Data:
Capital expenditures	$1,470	$5,755	$17,216	$3,055	$5,255
Net cash provided by continuing operating activities	8,922	18,328	39,857	14,721	13,338

				Three Months
	Year Ended December 31,			Ended March 31,

	2002	2003	2004	2004	2005

	(dollars in thousands, except operating data)
Operating Data:
Number of facilities	5	24	34	26	34
Owned	5	20	27	22	27
Leased	—	4	7	4	7
Number of licensed beds	699	3,128	4,337	3,439	4,359
Admissions	14,737	26,278	49,484	10,231	14,836
Patient days	145,575	525,055	996,840	211,563	277,527
Average length of stay	10	20	20	21	19

(1)	Salaries, wages and employee benefits expense includes for the year ended December 31, 2002, expense of $118 for options granted in 2002 with exercise prices below market value.

(2)	Other operating expenses include professional fees, rentals and leases expense and other operating expenses. Rent expense was $870, $4,043, $9,019, $1,767 and $2,340 for each of the years ended December 31, 2002, 2003 and 2004, and the three months ended March 31, 2004 and 2005, respectively.

(3)	Other expenses include: (a) for the year ended December 31, 2002, expense of $92 for additional reserves on stockholder notes and a loss of $86 from the retirement of debt; (b) for the year ended December 31, 2003 a loss of $4,856 on refinancing long-term debt, expense of $960 to revalue put warrants and income of $545 to release reserves on stockholder notes; (c) for the three months ended March 31, 2004 and the year ended December 31, 2004, a loss of $6,407 on refinancing long-term debt; and (d) for the three months ended March 31, 2005, a loss of $6,990 on refinancing of long-term debt.

Ardent Behavioral
      The following table sets forth summary historical financial and operating data of Ardent Behavioral for, or as of the end of, each of the years ended December 31, 2002, 2003 and 2004 and each of the three months ended March 31, 2004 and 2005. The summary historical financial data as of and for each of the years ended December 31, 2002, 2003 and 2004 were derived from the audited combined financial statements of Ardent Behavioral incorporated by reference in this prospectus. The summary historical financial data as of and for the three months ended March 31, 2004 and 2005 were derived from the unaudited condensed combined financial statements of Ardent Behavioral incorporated by reference in this prospectus. These unaudited condensed combined financial statements include all adjustments necessary (consisting of normal recurring accruals) for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 2005 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2005. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations — Ardent Behavioral” included elsewhere in this prospectus and the combined financial statements of Ardent Behavioral incorporated by reference in this prospectus.

				Three Months
	Year Ended December 31,			Ended March 31,

	2002	2003	2004	2004	2005

	(dollars in thousands)
Income Statement Data:
Revenue	$241,909	$267,568	$294,282	$73,134	$79,908
Costs and expenses:
Salaries and benefits	134,340	148,392	167,926	41,294	44,447
Other operating expenses(1)	65,646	68,469	74,606	18,210	18,298
Provision for doubtful accounts	5,990	6,227	7,245	2,080	2,553
Depreciation and amortization	2,203	2,501	3,664	619	1,199
Interest, net	8,481	4,940	2,854	1,749	(932)
Other expenses(2)	17,243	11,637	16,483	4,259	3,192

Total expenses	233,903	242,166	272,778	68,211	68,757

Income from continuing operations before income taxes	$8,006	$25,402	$21,504	$4,923	$11,151

Net income	$7,814	$18,266	$15,739	$3,101	$7,058

Balance Sheet Data (End of Period):
Cash and cash equivalents	—	$1,822	$2,671	—	2,354
Working capital	—	29,407	31,900	—	35,953
Property and equipment, net	—	76,562	83,355	—	83,465
Total assets	—	210,814	234,291	—	242,473
Total debt	—	—	—		—
Total equity	—	171,216	191,071	—	198,129
Other Financial Data:
Capital expenditures	$6,425	$8,528	$10,457	$814	$1,309
Net cash provided by (used in) continuing operating activities	13,737	22,050	18,065	(468)	5,512

				Three Months
	Year Ended December 31,			Ended March 31,

	2002	2003	2004	2004	2005

Operating Data:
Number of facilities	19	20	20	20	20
Owned	19	20	20	20	20
Leased	—	—	—	—	—
Number of licensed beds	1,840	1,986	1,993	1,993	1,981
Admissions	31,456	33,474	37,162	9,497	9,982
Patient days	455,828	481,317	514,069	126,872	136,540
Average length of stay	14	14	14	13	14

(1)	Other operating expenses include professional fees, supplies expense, rent expense and other operating expenses. Rent expense was $3,229, $3,502, $3,564, $881 and $775 for each of the years ended December 31, 2002, 2003 and 2004 and the three months ended March 31, 2004 and 2005, respectively.

(2)	Other expenses include: (a) for the year ended December 31, 2002, impairment of long-lived assets and restructuring costs of $78; (b) for the years ended December 31, 2002 and 2003, a gain on divestitures of $1,208 and $618, respectively; (c) for the three months ended March 31, 2004 and 2005 and the years ended December 31, 2002, 2003 and 2004, management fees paid to Ardent of $4,259, $3,192, $18,373, $12,255 and $16,483, respectively.

RISK FACTORS
      You should consider carefully each of the following risks and all other information contained and incorporated by reference in this prospectus before deciding to invest in the notes.
Risks Related to Us and Our Business

If we fail to comply with extensive laws and government regulations, we could suffer penalties or be required to make significant changes to our operations.
      The health care industry is required to comply with extensive and complex laws and regulations at the federal, state and local government levels relating to, among other things:

•	billing for services;

•	relationships with physicians and other referral sources;

•	adequacy of medical care;

•	quality of medical equipment and services;

•	qualifications of medical and support personnel;

•	confidentiality, maintenance and security issues associated with health-related information and medical records;

•	licensure;

•	hospital rate or budget review;

•	operating policies and procedures; and

•	addition of facilities and services.
      Among these laws are the anti-kickback provision of the Social Security Act (the “Anti-kickback Statute”) and a provision of the Social Security Act commonly known as the Stark Law. These laws impact the relationships that we may have with physicians and other referral sources. The Office of Inspector General (the “OIG”) of the Department of Health and Human Services (“HHS”) has enacted safe harbor regulations that outline practices that are deemed protected from prosecution under the Anti-kickback Statute. Our current financial relationships with physicians and other referral sources may not qualify for safe harbor protection under the Anti-kickback Statute. Failure to meet a safe harbor does not mean that the arrangement automatically violates the Anti-kickback Statute, but may subject the arrangement to greater scrutiny. Further, we cannot guarantee that practices that are outside of a safe harbor will not be found to violate the Anti-kickback Statute.
      In order to comply with the Stark Law, our financial relationships with physicians and their immediate family members must meet an exception. Psychiatric Solutions has historically structured its financial arrangements with physicians to comply with the statutory exceptions included in the Stark Law and subsequent regulations. However, future Stark Law regulations may interpret provisions of this law in a manner different from the manner in which we have interpreted them. We cannot predict the effect such future regulations will have on us.
      If we fail to comply with the Anti-kickback Statute, the Stark Law or other applicable laws and regulations, we could be subjected to criminal penalties, civil penalties (including the loss of our licenses to operate one or more inpatient facilities), and exclusion of one or more of our inpatient facilities from participation in the Medicare, Medicaid and other federal and state health care programs. In addition, if we do not operate our inpatient facilities in accordance with applicable law, our inpatient facilities may lose their licenses or the ability to participate in third party reimbursement programs.
      Because many of these laws and regulations are relatively new, we do not always have the benefit of significant regulatory or judicial interpretation of these laws and regulations. In the future, different interpretations or enforcement of these laws and regulations could subject our current or past practices to allegations of impropriety or illegality or could require us to make changes in our inpatient facilities, equipment, personnel, services, capital expenditure programs and operating expenses. A determination that we have violated these laws, or the public announcement that we are being investigated for possible violations of these laws, could have a material adverse effect on our business, financial condition, results of operations or prospects and our business reputation could suffer significantly. In addition, we are unable to predict whether other legislation or regulations at the federal or state level will be adopted.

We may be required to spend substantial amounts to comply with legislative and regulatory initiatives relating to privacy and security of patient health information and standards for electronic transactions.
      There are currently numerous legislative and regulatory initiatives at the federal and state levels addressing patient privacy and security concerns. In particular, federal regulations issued under the Health Insurance Portability Accountability Act of 1996 (“HIPAA”) require our facilities to comply with standards to protect the privacy, security, and integrity of health care information. These regulations have imposed extensive new administrative requirements, new technical and physical information security requirements, restrictions on the use and disclosure of individually identifiable patient health and related financial information, and have provided patients with new rights with respect to their health information. Compliance with these regulations requires substantial expenditures, which could negatively impact our financial results. In addition, our management has spent, and may spend in the future, substantial time and effort on compliance measures.
      HIPAA also mandates the use of standard formats for electronic transactions and establishing standard unique health identifiers. All health care providers, including our inpatient facilities, will be required to obtain a new National Provider Identifier (“NPI”) to be used in standard transactions instead of other numerical identifiers beginning no later than May 23, 2007. We cannot predict whether our inpatient facilities will experience payment delays during the transition to the new identifier.
      Violations of the privacy and security regulations could subject our inpatient facilities to civil penalties of up to $25,000 per calendar year for each provision contained in the privacy and security regulations that is violated and criminal penalties of up to $250,000 per violation for certain other violations. Since there is no significant history of enforcement efforts by the federal government at this time, it is not possible to ascertain the likelihood of enforcement efforts in connection with these regulations or the potential for fines and penalties which may result from the violation of the regulations.

Other companies within the health care industry continue to be the subject of federal and state investigations, which increases the risk that we may become subject to investigations in the future.
      Both federal and state government agencies as well as private payors have heightened and coordinated civil and criminal enforcement efforts as part of numerous ongoing investigations of health care organizations. These investigations relate to a wide variety of topics, including:

•	cost reporting and billing practices;

•	quality of care;

•	financial relationships with referral sources;

•	medical necessity of services provided; and

•	treatment of indigent patients, including emergency medical screening and treatment requirements.
      The OIG and the U.S. Department of Justice have, from time to time, undertaken national enforcement initiatives that focus on specific billing practices or other suspected areas of abuse. Moreover, health care providers are subject to civil and criminal false claims laws, including the federal False Claims Act, which allows private parties to bring whistleblower lawsuits against private companies doing business with or receiving reimbursement under federal health care programs. Some states have adopted similar state whistleblower and false claims provisions. Publicity associated with the substantial amounts paid by other health care providers to settle these lawsuits may encourage our current and former employees and other health care providers to bring whistleblower lawsuits. Any investigations of us or our executives or managers could result in significant liabilities or penalties as well as adverse publicity.

As a provider of health care services, we are subject to claims and legal actions by patients and others.
      We are subject to medical malpractice and other lawsuits due to the nature of the services we provide. Facilities acquired by us may have unknown or contingent liabilities, including liabilities related to patient care and liabilities for failure to comply with health care laws and regulations, which could result in large claims and significant defense costs. Although we generally seek indemnification covering these matters from prior owners of facilities we acquire, material liabilities for past activities of acquired facilities may exist and such prior owners may not be able to satisfy their indemnification obligations. We are also susceptible to being named in claims brought related to patient care and other matters at inpatient facilities owned by third parties and operated by us.
      To protect ourselves from the cost of these claims, professional malpractice liability insurance and general liability insurance coverage is maintained in amounts and with deductibles common in the industry. Psychiatric Solutions has professional and general liability insurance in umbrella form for claims in excess of $2 million with an insured limit of $35 million for all of its inpatient facilities. Our self-insured reserves for professional and general liability risks are calculated based on historical claims, demographic factors, industry trends, severity factors, and other actuarial assumptions calculated by an independent third party actuary. Our self-insured reserve is discounted to its present value using a 5% discount rate. This estimated accrual for professional and general liabilities could be significantly affected should current and future occurrences differ from historical claim trends and expectations. We have established a captive insurance company to manage this additional self-insured retention. There are no assurances that our insurance will cover all claims (e.g., claims for punitive damages) or that claims in excess of our insurance coverage will not arise. A successful lawsuit against us that is not covered by, or is in excess of, our insurance coverage may have a material adverse effect on our business, financial condition and results of operations. This insurance coverage may not continue to be available at a reasonable cost, especially given the significant increase in insurance premiums generally experienced in the health care industry.

If federal or state health care programs or managed care companies reduce reimbursement rates for services provided, revenues may decline.
      A large portion of our revenue comes from the Medicare and Medicaid programs. Under Medicare and certain Medicaid programs, hospital companies currently are required to file, on a timely basis, cost reports. Such cost reports are subject to amending, reopening and appeal rights, which could materially affect historical costs recognized and reimbursement received from such payors.
      In recent years, federal and state governments have made significant changes in these programs. On November 3, 2004, the Centers for Medicare and Medicaid Services (“CMS”) announced final regulations adopting a prospective payment system for services provided by inpatient behavioral health care facilities. Inpatient behavioral health care facilities historically have been reimbursed based on reasonable cost, subject to a discharge ceiling. For cost reporting periods after January 1, 2005, CMS will begin to phase in over a three-year period a prospective payment system which will pay inpatient behavioral health care facilities a per diem base rate. During the three-year phase-in period, CMS has agreed to a stop loss provision which will guarantee that a provider will receive at least 70% of the amount it would have been paid under the cost-based reimbursement system.
      The per diem base rate will be adjusted by factors that influence the cost of an individual patient’s care, such as each patient’s diagnosis related group, certain other medical and psychiatric comorbidities (i.e., other coexisting conditions that may complicate treatment), and age. The per diem amounts are calculated in part based on national averages, but will be adjusted for specific facility characteristics that increase the cost of patient care. The base rate per diem is intended to compensate a facility for costs incurred to treat a patient with a particular diagnosis, including nearly all labor and non-labor costs of furnishing covered inpatient behavioral health care services as well as routine, ancillary and capital costs. Payment rates for individual inpatient facilities will be adjusted to reflect geographic differences in wages and will allow additional outlier payments for expenses associated with extraordinary cases. Additionally, rural providers will receive an increased payment adjustment. Medicare will pay this per diem amount, as adjusted, regardless of whether it is more or less than a hospital’s actual costs. The per diem will not, however, include the costs of bad debt and certain other costs that are paid separately.
      Future federal and state legislation may reduce the payments we receive for our services.
      Insurance and managed care companies and other third parties from whom we receive payment are increasingly attempting to control health care costs by requiring that facilities discount their fees in exchange for exclusive or preferred participation in their benefit plans. This trend may continue and may reduce the payments received by us for our services.

If competition decreases the ability to acquire additional inpatient facilities on favorable terms, we may be unable to execute our acquisition strategy.
      Competition among hospitals and other health care providers in the United States has intensified in recent years due to cost containment pressures, changing technology, changes in government regulation and reimbursement, changes in practice patterns (such as shifting from inpatient to outpatient treatments), the impact of managed care organizations and other factors. An important part of our business strategy is to acquire inpatient facilities in growing markets. Some inpatient facilities and health care providers that compete with us have greater financial resources and a larger, more experienced development staff focused on identifying and completing acquisitions. In addition, some competitors are owned by governmental agencies or not-for-profit corporations supported by endowments and charitable contributions, and can finance capital expenditures on a tax-exempt basis. Any or all of these factors may impede our business strategy.

Additional financing may be necessary to fund our acquisition strategy and capital expenditures, and such financing may not be available when needed.
      Our acquisition program requires substantial capital resources. Likewise, the operation of existing inpatient facilities requires ongoing capital expenditures for renovation, expansion and the upgrade of equipment and technology.
      In connection with our acquisition of the capital stock of Ardent Behavioral, we incurred significant additional indebtedness to finance the $500 million cash portion of the purchase price. This may adversely impact our ability to obtain additional financing for future acquisitions and/or capital expenditures on satisfactory terms. In addition, the terms of our outstanding indebtedness as well as our level of indebtedness at any time may restrict our ability to borrow additional funds. If we are not able to obtain additional financing, then we may not be in a position to consummate acquisitions or undertake capital expenditures.

Recently acquired businesses and businesses acquired in the future will expose us to increased operating risks.
      We acquired 19 inpatient facilities in 2003 and acquired 10 inpatient facilities in 2004. In addition, we acquired all of the capital stock of Ardent Behavioral on July 1, 2005. Ardent Behavioral owns and operates, through its subsidiaries, 20 inpatient behavioral health care facilities.
      This expansion exposes us to additional business and operating risk and uncertainties, including:

•	our ability to effectively manage the expanded activities;

•	our ability to realize our investment in the increased number of inpatient facilities;

•	our exposure to unknown liabilities; and

•	our ability to meet contractual obligations.
      If we are unable to manage this expansion efficiently or effectively, or are unable to attract and retain additional qualified management personnel to run the expanded operations, it could have a material adverse effect on our business, financial condition and results of operations.

If we fail to integrate or improve, where necessary, the operations of acquired inpatient facilities, we may be unable to achieve our growth strategy.
      We may be unable to maintain or increase the profitability of, or operating cash flows at, any existing hospital or other acquired inpatient facility, effectively integrate the operations of any acquisitions or otherwise achieve the intended benefit of our growth strategy. To the extent that we are unable to enroll in third party payor plans in a timely manner following an acquisition, we may experience a decrease in cash flow or profitability.
      Hospital acquisitions generally require a longer period to complete than acquisitions in many other industries and are subject to additional regulatory uncertainty. Many states have adopted legislation regarding the sale or other disposition of facilities operated by not-for-profit entities. In other states that do not have specific legislation, the attorneys general have demonstrated an interest in these transactions under their general obligations to protect charitable assets from waste. These legislative and administrative efforts focus primarily on the appropriate valuation of the assets divested and the use of the proceeds of the sale by the non-profit seller. In addition, the acquisition of facilities in certain states requires advance regulatory approval under “certificate of need” or state licensure regulatory regimes. These state-level procedures could seriously delay or even prevent us from acquiring inpatient facilities, even after significant transaction costs have been incurred.

We depend on our relationships with physicians who use our inpatient facilities.
      Our business depends upon the efforts and success of the physicians who provide health care services at our inpatient facilities and the strength of the relationships with these physicians.
      Our business could be adversely affected if a significant number of physicians or a group of physicians:

•	terminate their relationship with, or reduce their use of, our inpatient facilities;

•	fail to maintain acceptable quality of care or to otherwise adhere to professional standards;

•	suffer damage to their reputation; or

•	exit the market entirely

We depend on our key management personnel.
      We are highly dependent on our senior management team, which has many years of experience addressing the broad range of concerns and issues relevant to our business. Our senior management team includes talented managers of our divisions, who have a wealth of experience in all aspects of health care. We have entered into employment agreements with Joey A. Jacobs, Chief Executive Officer, and Jack Salberg, Chief Operating Officer, each of which include non-competition and non-solicitation provisions. Key man life insurance policies are not maintained on any member of senior management other than Mr. Jacobs. The loss of key management or the inability to attract, retain and motivate sufficient numbers of qualified management personnel could have a material adverse effect on us.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.
      Each year we are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. During the course of our annual testing we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price.
Risks Related to the Exchange Offer and the Registered Notes

You may have difficulty selling the old notes that you do not exchange.
      If you do not exchange your old notes for the registered notes offered in this exchange offer, then you will continue to be subject to the restrictions on the transfer of your old notes. Those transfer restrictions are described in the indenture governing the notes and in the legend contained on the old notes, and arose because we originally issued the old notes under exemptions from, and in transactions not subject to, the registration requirements of the Securities Act.
      In general, you may offer or sell your old notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. After the consummation of the exchange offer, we do not intend to register any remaining old notes under the Securities Act.
      If a large number of old notes are exchanged for registered notes in the exchange offer, then it may be more difficult for you to sell your unexchanged old notes. Additionally, if you do not exchange your old notes in the exchange offer, then you will no longer be entitled to have those notes registered under the Securities Act. See “The Exchange Offer — Consequences of Failure to Exchange Old Notes.”

Our substantial indebtedness could adversely affect our financial health and our ability to fulfill our obligations under the notes.
      As of March 31, 2005, our total consolidated indebtedness, after giving pro forma effect to the Transactions, was approximately $673.2 million.
      Our indebtedness could have important consequences to you including:

•	making it more difficult for us to satisfy our obligations with respect to the notes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	requiring that a portion of our cash flow from operations be used for the payment of interest on our debt, thereby reducing our ability to use our cash flow to fund working capital, capital expenditures, acquisitions and general corporate requirements;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions and general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the health care industry; and

•	placing us at a competitive disadvantage to our competitors that have less indebtedness.

      We and our subsidiaries may be able to incur additional indebtedness in the future, including secured indebtedness. The indenture governing the notes does not fully prohibit us or our subsidiaries from doing so. If new indebtedness is added to our and our subsidiaries’ current indebtedness levels, the related risks that we and they now face could intensify.

Covenant restrictions under our new senior secured credit facilities and the indenture governing the notes may limit our ability to operate our business.
      Our new senior secured credit facilities and the indenture governing the notes contain, among other things, covenants that may restrict our and our subsidiary guarantors’ ability to finance future operations or capital needs or to engage in other business activities. These debt instruments restrict, among other things, our ability and the ability of our subsidiaries to:

•	incur additional indebtedness and issue preferred stock;

•	pay dividends or make other distributions;

•	make other restricted payments and investments;

•	create liens;

•	incur restrictions on our ability or the ability of our restricted subsidiaries to pay dividends or make other payments;

•	sell assets, including capital stock of our restricted subsidiaries;

•	merge or consolidate with other entities; and

•	engage into transactions with affiliates.
      In addition, our new senior secured credit facilities require us to maintain specified financial ratios and tests which may require that we take action to reduce our debt or to act in a manner contrary to our business objectives. Events beyond our control, including changes in general business and economic conditions, may affect our ability to meet those financial ratios and tests. We cannot assure you that we will meet those ratios and tests or that the lenders under the new senior secured credit facilities will waive any failure to meet those ratios and tests. A breach of any of these covenants would result in a default under the new senior secured credit facilities and any resulting acceleration thereunder may result in a default under the indenture governing the notes. If an event of default under our new senior secured credit facilities occurs, the lenders could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable.

Our business and financial results depend on our ability to generate sufficient cash flows to service our debt or refinance our indebtedness on commercially reasonable terms.
      Our ability to make payments on and to refinance our debt and fund planned expenditures depends on our ability to generate cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. We cannot assure you that our business will generate cash flows from operations or that future borrowings will be available to us under our the new senior secured credit facilities in an amount sufficient to enable us to pay our debt or to fund our other liquidity needs. We cannot assure you that we will be able to refinance our borrowing arrangements or any other outstanding debt on commercially reasonable terms or at all. Refinancing our borrowing arrangements could cause us to:

•	pay interest at a higher rate;

•	be subject to additional or more restrictive covenants than those outlined above; and

•	grant additional security interests in our collateral.

      Our inability to generate sufficient cash flow to service our debt or refinance our indebtedness on commercially reasonable terms would have a material adverse effect on our business and results of operations.

As a holding company, we rely on payments from our subsidiaries in order for us to make payments on the notes.
      We are a holding company with no significant operations of our own. Because our operations are conducted through our subsidiaries, we depend on dividends, loans, advances and other payments from our subsidiaries in order to allow us to satisfy our financial obligations. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts to us, whether by dividends, loans, advances or other payments. The ability of our subsidiaries to pay dividends and make other payments to us depends on their earnings, capital requirements and general financial conditions and is restricted by, among other things, applicable corporate and other laws and regulations as well as, in the future, agreements to which our subsidiaries may be a party. Although our subsidiary guarantors are guaranteeing the notes, each guarantee is subordinated to all senior debt of the relevant subsidiary guarantor.

Your right to receive payments on the notes and subsidiary guarantees is subordinated to our senior debt and the senior debt of our subsidiary guarantors.
      Payment on the notes and subsidiary guarantees will be subordinated in right of payment to all of our and the subsidiary guarantors’ current and future senior indebtedness, including our and the subsidiary guarantors’ obligations under our new senior secured credit facilities. As a result, upon any distribution of our assets to our creditors or the subsidiary guarantors’ creditors in a bankruptcy, liquidation, reorganization or similar proceeding relating to us or the subsidiary guarantors or our or their property, the holders of our and the subsidiary guarantors’ senior debt will be entitled to be paid in full in cash before any payment may be made on the notes or the related subsidiary guarantees. We and the subsidiary guarantors may not have sufficient funds to pay all of our creditors, and holders of the notes may receive less, ratably, than the holders of our senior indebtedness or other creditors. In addition, all payments on the notes and the related subsidiary guarantees will be blocked in the event of a payment default on our designated senior indebtedness and may be blocked for up to 179 consecutive days in the event of certain defaults other than payment defaults on our designated senior indebtedness.
      As of March 31, 2005, on a pro forma basis after giving effect to the Transactions, the notes would have been subordinated to approximately $414.3 million of senior indebtedness. In connection with the Financing Transactions, we entered into new senior secured credit facilities which are comprised of a senior secured term loan facility of $325.0 million and a revolving credit facility of $150.0 million, $65.0 million of which was outstanding at July 31, 2005. In addition, the indenture governing the notes and our new senior secured credit facilities permit us and the subsidiary guarantors, subject to specified limitations, to incur additional indebtedness, some or all of which may be senior indebtedness. All amounts outstanding from time to time under our new senior secured credit facilities will be designated senior indebtedness.

A subsidiary guarantee could be voided or subordinated because of federal bankruptcy law or comparable state law provisions.
      Our obligations under the notes are guaranteed by substantially all of our existing domestic restricted subsidiaries. Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, one or more of the subsidiary guarantees could be voided, or claims against a subsidiary guarantee could be subordinated to all other debts of that subsidiary guarantor if, among other things the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its subsidiary guarantee received less than reasonably equivalent value or fair consideration for the incurrence of the subsidiary guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay its debts as they mature.
      In addition, any payment by that subsidiary guarantor pursuant to its subsidiary guarantee could be voided and required to be returned to the subsidiary guarantor or to a fund for the benefit of the creditors of the subsidiary guarantor.
      The measure of insolvency for purposes of fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.
      We cannot be sure which standards a court would use to determine whether or not the subsidiary guarantors were solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the subsidiary guarantee would not be voided or the subsidiary guarantee would not be subordinated to that subsidiary guarantor’s other debt. If the subsidiary guarantees were legally challenged, any subsidiary guarantee could also be subject to the claim that the obligations of the applicable subsidiary guarantor were incurred for less than fair consideration, since the subsidiary guarantee was incurred for our benefit, and only indirectly for the benefit of the subsidiary guarantor.
      A court could thus void the obligations under the subsidiary guarantee or subordinate the subsidiary guarantee to the applicable subsidiary guarantor’s other debt or take other action detrimental to holders of the notes.

We may be unable to repurchase the notes if we experience a change of control.
      If we were to experience a change of control, the indenture governing the notes will require us to offer to purchase all of the outstanding notes. Our failure to repay holders tendering notes upon a change of control will result in an event of default under the notes. The events that constitute a change of control, or an event of default, under the notes may also result in an event of default under our new senior secured credit facilities, which may result in the acceleration of the indebtedness under those facilities requiring us to repay that indebtedness immediately. If a change of control were to occur, we cannot assure you that we would have sufficient funds to repay debt outstanding under our new senior secured credit facilities or to purchase the notes. We expect that we would require additional financing from third parties to fund any such purchases, and we cannot assure you that we would be able to obtain financing on satisfactory terms or at all.

No public market exists for the notes, and the offering and sale of the notes are subject to significant legal restrictions as well as uncertainties regarding the liquidity of the trading market for the notes.
      The notes are a new issue of securities with no established trading market. We do not intend to list the notes for trading on any stock exchange or arrange for any quotation system to quote prices for them. The initial purchasers have informed us that they intend to make a market in the notes after this offering is completed. However, the initial purchasers are not obligated to do so and may cease market-making activities at any time. As a result, we cannot assure you that an active trading market will develop or continue for the notes.

ACQUISITION OF ARDENT BEHAVIORAL
      On July 1, 2005, pursuant to an Amended and Restated Stock Purchase Agreement dated June 30, 2005 by and among us, Ardent Health Services LLC, a Delaware limited liability company, and Ardent Behavioral, we acquired all of the outstanding capital stock of Ardent Behavioral for $500.0 million in cash and the issuance of 1,362,760 shares of our common stock.
      Ardent Behavioral owns and operates, indirectly through its subsidiaries, 20 inpatient behavioral health care facilities, with approximately 1,981 inpatient beds in 11 states. We believe that Ardent Behavioral’s inpatient facilities complement our existing facility network as well as expand our network of inpatient facilities into eight new states. In addition, Ardent Behavioral’s inpatient facilities are market leaders in their respective areas, with a majority of the inpatient facilities being the sole providers in their market.

THE EXCHANGE OFFER
Purpose and Effect; Registration Rights
      We sold the old notes on July 6, 2005 in transactions exempt from the registration requirements of the Securities Act. Therefore, the old notes are subject to significant restrictions on resale. In connection with the issuance of the old notes, we entered into a registration rights agreement, which required that we and the subsidiary guarantors:

•	file with the SEC a registration statement under the Securities Act relating to the exchange offer and the issuance and delivery of the registered notes in exchange for the old notes;

•	use our best efforts to cause the SEC to declare the exchange offer registration statement effective under the Securities Act; and

•	use our best efforts to consummate the exchange offer not later than 30 business days following the effective date of the exchange offer registration statement.
      If you participate in the exchange offer, you will, with limited exceptions, receive registered notes that are freely tradable and not subject to restrictions on transfer. You should see “The Exchange Offer — Resales of Registered Notes” for more information relating to your ability to transfer registered notes.
      If you are eligible to participate in the exchange offer and do not tender your old notes, you will continue to hold the untendered old notes, which will continue to be subject to restrictions on transfer under the Securities Act.
      The exchange offer is intended to satisfy our exchange offer obligations under the registration rights agreement. The above summary of the registration rights agreement is not complete and is subject to, and qualified by reference to, all the provisions of the registration rights agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement that includes this prospectus.
Terms of the Exchange Offer
      We are offering to exchange $220,000,000 in aggregate principal amount of our 7 3/4% Senior Subordinated Notes due 2015 that have been registered under the Securities Act for a like aggregate principal amount of our outstanding unregistered 7 3/4% Senior Subordinated Notes due 2015.
      Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all old notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of registered notes in exchange for each $1,000 principal amount of outstanding old notes we accept in the exchange offer. You may tender some or all of your old notes under the exchange offer. However, the old notes are issuable in authorized denominations of $1,000 and integral multiples thereof. Accordingly, old notes may be tendered only in denominations of $1,000 and integral multiples thereof. The exchange offer is not conditioned upon any minimum amount of old notes being tendered.
      The form and terms of the registered notes will be the same as the form and terms of the old notes, except that:

•	the registered notes will be registered with the SEC and thus will not be subject to the restrictions on transfer or bear legends restricting their transfer;

•	all of the registered notes will be represented by global notes in book-entry form unless exchanged for notes in definitive certificated form under the limited circumstances described under “Description of the Registered Notes — Book-Entry, Delivery and Form;” and

•	the registered notes will not provide for registration rights and the payment of liquidated damages under circumstances relating to the timing of the exchange offer.

      The registered notes will evidence the same debt as the old notes and will be issued under, and be entitled to the benefits of, the indenture governing the old notes.
      The registered notes will accrue interest from the most recent date to which interest has been paid on the old notes or, if no interest has been paid, from the date of issuance of the old notes. Accordingly, registered holders of registered notes on the record date for the first interest payment date following the completion of the exchange offer will receive interest accrued from the most recent date to which interest has been paid on the old notes or, if no interest has been paid, from the date of issuance of the old notes. However, if that record date occurs prior to completion of the exchange offer, then the interest payable on the first interest payment date following the completion of the exchange offer will be paid to the registered holders of the old notes on that record date.
      In connection with the exchange offer, you do not have any appraisal or dissenters’ rights under applicable law or the indenture. We intend to conduct the exchange offer in accordance with the registration rights agreement and the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations of the SEC. The exchange offer is not being made to, nor will we accept tenders for exchange from, holder of the old notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of the jurisdiction.
      We will be deemed to have accepted validly tendered old notes when we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the registered notes from us.
      If we do not accept any tendered old notes because of an invalid tender or for any other reason, then we will return certificates for any unaccepted old notes without expense to the tendering holder as promptly as practicable after the expiration date.
Expiration Date; Amendments
      The exchange offer will expire at 5:00 p.m., New York City time, on                          , 2005, unless we, in our sole discretion, extend the exchange offer.
      If we determine to extend the exchange offer, then we will notify the exchange agent of any extension by oral or written notice and give each registered holder notice of the extension by means of a press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
      We reserve the right, in our sole discretion, to delay accepting any old notes, to extend the exchange offer or to amend or terminate the exchange offer if any of the conditions described below under “— Conditions to the Exchange Offer” have not been satisfied or waived by giving oral or written notice to the exchange agent of the delay, extension, amendment or termination. Further, we reserve the right, in our sole discretion, to amend the terms of the exchange offer in any manner. We will notify you as promptly as practicable of any extension, amendment or termination. We will also file a post-effective amendment to the registration statement of which this prospectus is a part with respect to any fundamental change in the exchange offer.
Procedures for Tendering Old Notes
      A holder who wishes to tender old notes in the exchange offer must do either of the following:

•	properly complete, sign and date the letter of transmittal, including all other documents required by the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and deliver that letter of transmittal and other required documents to the exchange agent at the address listed below under “— Exchange Agent” on or before the expiration date; or

•	if the old notes are tendered under the book-entry transfer procedures described below, transmit to the exchange agent an agent’s message, which agent’s message must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.
      In addition, one of the following must occur:

•	the exchange agent must receive certificates representing your old notes along with the letter of transmittal on or before the expiration date, or

•	the exchange agent must receive a timely confirmation of book-entry transfer of the old notes into the exchange agent’s account at DTC under the procedure for book-entry transfers described below along with the letter of transmittal or a properly transmitted agent’s message, on or before the expiration date; or

•	the holder must comply with the guaranteed delivery procedures described below.
      The term “agent’s message” means a message, transmitted by a book-entry transfer facility to and received by the exchange agent and forming a part of the book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgement from the tendering participant stating that the participant has received and agrees to be bound by the letter of transmittal, and that we may enforce the letter of transmittal against the participant.
      To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “— Exchange Agent” on or before the expiration of the exchange offer. To receive confirmation of valid tender of old notes, a holder should contact the exchange agent at the telephone number listed under “— Exchange Agent.”
      Any tender of old notes that is not withdrawn prior to the expiration date will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Only a registered holder of old notes may tender the old notes in the exchange offer. If a holder completing a letter of transmittal tenders less than all of the old notes held by that holder, then that tendering holder should fill in the applicable box of the letter of transmittal. The amount of old notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.
      The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. Do not send letters of transmittal or old notes to us.
      Generally, an eligible institution must guarantee signatures on a letter of transmittal or a notice of withdrawal unless the old notes are tendered:

•	by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.
      If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a firm that is:

•	a member of a registered national securities exchange;

•	a member of the National Association of Securities Dealers, Inc.;

•	a commercial bank or trust company having an office or correspondent in the United States; or

•	another “eligible institution” within the meaning of Rule 17Ad-15 under the Securities Exchange Act.

      If the letter of transmittal is signed by a person other than the registered holder of any outstanding old notes, the original notes must be endorsed or accompanied by appropriate powers of attorney. The power of attorney must be signed by the registered holder exactly as the registered holder(s) name(s) appear(s) on the old notes and an eligible institution must guarantee the signature on the power of attorney.
      If the letter of transmittal, or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.
      If you wish to tender old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should promptly instruct the registered holder to tender on your behalf. If you wish to tender on your behalf, you must, before completing the procedures for tendering old notes, either register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.
      We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance of old notes tendered for exchange. Our determination will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of old notes not properly tendered or old notes our acceptance of which might, in the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to any particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time period we determine. Neither we, the exchange agent nor any other person will incur any liability for failure to give you notification of defects or irregularities with respect to tenders of your old notes.
      By tendering, you will represent to us that:

•	any registered notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity to participate in the distribution of the registered notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the registered notes;

•	if the holder is a broker-dealer that will receive registered notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of those registered notes (see “Plan of Distribution”); and

•	the holder is not our “affiliate,” as defined in Rule 405 of the Securities Act, or, if the holder is our affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.
      If any holder or any such other person is our “affiliate,” or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the registered notes to be acquired in the exchange offer, then that holder or any such other person:

•	may not rely on the applicable interpretations of the staff of the SEC;

•	is not entitled and will not be permitted to tender old notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
      Each broker-dealer who acquired its old notes as a result of market-making activities or other trading activities and thereafter receives registered notes issued for its own account in the exchange offer, must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes issued in the exchange offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.
      Any broker-dealer that acquired old notes directly from us may not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act (including being named as a selling securityholder) in connection with any resales of the old notes or the registered notes.
Acceptance of Old Notes For Exchange, Delivery of Registered Notes
      Upon satisfaction of all conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the registered notes promptly after acceptance of the old notes.
      For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when we have given oral or written notice of that acceptance to the exchange agent. For each old note accepted for exchange, you will receive a new note having a principal amount equal to that of the surrendered old note.
      In all cases, we will issue registered notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	certificates for your old notes or a timely confirmation of book-entry transfer of your old notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.
      If we do not accept any tendered old notes for any reason set forth in the terms of the exchange offer or if you submit old notes for a greater principal amount than you desire to exchange, we will return the unaccepted or non-exchanged old notes without expense to you. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC under the book-entry procedures described below, we will credit the non-exchanged old notes to your account maintained with DTC.
Book-Entry Transfer
      We understand that the exchange agent will make a request within two business days after the date of this prospectus to establish accounts for the old notes at DTC for the purpose of facilitating the exchange offer, and any financial institution that is a participant in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of old notes may be effected through book-entry transfer at DTC, the exchange agent must receive a properly completed and duly executed letter of transmittal with any required signature guarantees, or an agent’s message in lieu of a letter of transmittal, and all other required documents at its address listed below under “— Exchange Agent” on or before the expiration date, or if you comply with the guaranteed delivery procedures described below, within the time period provided under those procedures.

Guaranteed Delivery Procedures
      If you wish to tender your old notes and your old notes are not immediately available, or you cannot deliver your old notes, the letter of transmittal or any other required documents or comply with DTC’s procedures for transfer before the expiration date, then you may participate in the exchange offer if:

•	the tender is made through an eligible institution;

•	before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, containing:

•	the name and address of the holder and the principal amount of old notes tendered;

•	a statement that the tender is being made thereby;

•	a guarantee that within three New York Stock Exchange trading days after the expiration date, the certificates representing the old notes in proper form for transfer or a book-entry confirmation and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal as well as certificates representing all tendered old notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.
Withdrawal Rights
      You may withdraw your tender of old notes at any time before the exchange offer expires.
      For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at its address listed below under “— Exchange Agent.” The notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount, or, in the case of old notes tendered by book-entry transfer, the name and number of the DTC account to be credited, and otherwise comply with the procedures of DTC; and

•	if certificates for old notes have been transmitted, specify the name in which those old notes are registered if different from that of the withdrawing holder.
      If you have delivered or otherwise identified to the exchange agent the certificates for old notes, then, before the release of these certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with the signatures guaranteed by an eligible institution, unless the holder is an eligible institution.
      We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. We will return any old notes that have been tendered but that are not exchanged for any reason to the holder, without cost, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC, the old notes will be credited to an account maintained with DTC for the old notes. You may retender properly withdrawn old notes by following one of the procedures described under “— Procedures for Tendering Old Notes” at any time on or before the expiration date.

Conditions to the Exchange Offer
      Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or to exchange registered notes for, any old notes if in our reasonable judgment:

•	the registered notes to be received will not be tradable by the holder, without restriction under the Securities Act and the Securities Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of old notes, would violate any applicable law or applicable interpretation by the staff of the SEC; or

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.
      The conditions listed above are for our sole benefit and we may assert them regardless of the circumstances giving rise to any condition. Subject to applicable law, we may waive these conditions in our discretion in whole or in part at any time and from time to time. If we waive these conditions, then we intend to continue the exchange offer for at least five business days after the waiver. If we fail at any time to exercise any of the above rights, the failure will not be deemed a waiver of those rights, and those rights will be deemed ongoing rights that may be asserted at any time and from time to time.
      We will not accept for exchange any old notes tendered, and will not issue registered notes in exchange for any old notes, if at that time a stop order is threatened or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indentures under the Trust Indenture Act of 1939.
Exchange Agent
      Wachovia Bank, National Association, is the exchange agent for the exchange offer. You should direct any questions and requests for assistance and requests for additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery to the exchange agent addressed as follows:
      By Hand, Overnight Mail, Courier, or Registered or Certified Mail:

Wachovia Bank, National Association
NC 5780
2525 West End Avenue, Suite 1200
Nashville, TN 37203
Attention: Corporate Trust Administration
Telecopier No.: (615) 341-3927
      Delivery of the letter of transmittal to an address other than as listed above or transmission via facsimile other than as listed above will not constitute a valid delivery of the letter of transmittal.
Fees and Expenses
      We will pay the expenses of the exchange offer. We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We are making the principal solicitation by mail; however, our officers and employees may make additional solicitations by facsimile transmission, e-mail, telephone or in person. You will not be charged a service fee for the exchange of your old notes, but we may require you to pay any transfer or similar government taxes in certain circumstances.
Transfer Taxes
      You will be obligated to pay any transfer taxes applicable to the transfer of the old notes pursuant to the exchange offer.

Accounting Treatment
      We will record the registered notes in our accounting records at the same carrying values as the old notes, which is the aggregate principal amount of the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.
Resales of Registered Notes
      Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that registered notes issued under the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any old note holder without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act if:

•	the holder is not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	the registered notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in a distribution of the registered notes.
      Any holder who exchanges old notes in the exchange offer with the intention of participating in any manner in a distribution of the registered notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.
      This prospectus may be used for an offer to resell, resale or other transfer of registered notes. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives registered notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the registered notes. Please see “Plan of Distribution” for more details regarding the transfer of registered notes.
Consequences of Failure to Exchange Old Notes
      Holders who desire to tender their old notes in exchange for registered notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent is under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange.
      Old notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legend on the old notes and in the offering memorandum, dated June 30, 2005, relating to the old notes. Except in limited circumstances with respect to the specific types of holders of old notes, we will have no further obligation to provide for the registration under the Securities Act of such old notes. In general, old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not anticipate that we will take any action to register the untendered old notes under the Securities Act or under any state securities laws.
      Upon completion of the exchange offer, holders of the old notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.
      Old notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture relating to the old notes and the registered notes. Holders of the registered notes and any old notes that remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

USE OF PROCEEDS
      This exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the issuance of the old notes. Neither us nor any subsidiary guarantor will receive any proceeds from the issuance of the registered notes. In consideration for issuing the registered notes as contemplated by this prospectus, we will receive the old notes in like principal amount, the terms of which are identical in all material respects to the registered notes. The old notes surrendered in exchange for the registered notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the registered notes will not result in any increase or decrease in our indebtedness.
      We used the net proceeds of approximately $215.0 million from the sale of the old notes to (i) repay all borrowings under the $150.0 million bridge facility that we entered into to finance a portion of the purchase price to acquire all of the outstanding capital stock of Ardent Behavioral and (ii) repurchase in privately negotiated transactions approximately $61.3 million principal amount of our existing 10 5/8% senior subordinated notes and pay the related premium. We used the remainder of the net proceeds for working capital and to pay fees and expenses relating to the Financing Transactions.

CAPITALIZATION
      The following table sets forth the cash and cash equivalents and our consolidated capitalization as of March 31, 2005 on an actual basis, as adjusted to give effect to the Transactions. You should read this table in conjunction with our consolidated financial statements and the related notes incorporated by reference in this prospectus. See “Summary — Summary Unaudited Pro Forma Condensed Combined Financial and Operating Data,” “Summary — Summary Historical Financial and Operating Data,” “Use of Proceeds,” “Selected Consolidated Historical Financial and Operating Data — Psychiatric Solutions,” “Selected Consolidated Historical Financial and Operating Data — Ardent Behavioral” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	As of March 31, 2005

		As Adjusted for
		the Acquisition of
		Ardent Behavioral
		and the Financing
	Actual	Transactions

	(Unaudited)
	(dollars in thousands)
Cash and cash equivalents	$14,500	$5,954

Debt:
Amended and restated revolving credit facility due 2009(1)	$30,000	$65,500
Senior secured term facility	—	325,000
Mortgage loans due 2037 and 2038(2)	23,554	23,554
Capital lease obligations	263	263
10 5/8% senior subordinated notes	100,000	38,700
7 3/4% senior subordinated notes offered hereby	—	220,000
Subordinated seller notes with varying maturities	144	144

Total debt	153,961	673,161
Common stockholders’ equity	248,583	296,463

Total capitalization	$402,544	$969,624

(1)	In connection with the original note offering, we amended and restated our existing credit facility. Our amended and restated credit facility is comprised of a $150.0 million senior secured revolver, $85.0 million of which remained undrawn at July 31, 2005.

(2)	The mortgage loans insured by the U.S. Department of Housing and Urban Development (“HUD”) are secured by real estate located at Holly Hill Hospital in Raleigh, North Carolina, West Oaks Hospital in Houston, Texas and Riveredge Hospital near Chicago, Illinois. Interest accrues on the Holly Hill, the West Oaks and the Riveredge HUD loans at 5.95%, 5.85% and 5.65% and principal and interest are payable in 420 monthly installments through December 2037, September 2038 and December 2038, respectively.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
Psychiatric Solutions
      The following table sets forth selected historical financial and operating data of Psychiatric Solutions for, or as of the end of, each of the years ended December 31, 2000, 2001, 2002, 2003 and 2004 and the three months ended March 31, 2004 and 2005. The selected historical financial data as of and for each of the years ended December 31, 2000, 2001, 2002, 2003 and 2004 were derived from the audited consolidated financial statements of Psychiatric Solutions. The selected historical financial data as of and for each of the three months ended March 31, 2004 and 2005 were derived from the unaudited condensed consolidated financial statements of Psychiatric Solutions. These unaudited condensed consolidated financial statements include all adjustments necessary (consisting of normal recurring accruals) for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 2005 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2005. You should read this table in conjunction with Psychiatric Solutions’ consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

										Three Months Ended
	Year Ended December 31,									March 31,

	2000	2001		2002		2003		2004		2004		2005

	(dollars in thousands)
Income Statement Data:
Revenue	$23,502	$43,999		$113,912		$284,946		$487,190		$103,430		$138,730
Costs and expenses:
Salaries, wages and employee benefits	15,257	26,183		62,326		147,069		265,678		55,707		76,367
Other operating expenses(1)	5,826	11,322		35,716		96,735		147,947		32,554		40,825
Provisions for bad debts	467	662		3,681		6,315		10,874		2,027		2,668
Depreciation and amortization	757	945		1,770		5,734		9,868		2,107		2,902
Interest expense	1,723	2,660		5,564		14,781		18,964		4,456		3,523
Other expenses(2)	—	1,237		178		5,271		6,407		6,407		6,990

Total costs and expenses	24,030	43,009		109,235		275,905		459,738		103,258		133,275

Income from continuing operations before income taxes	(528)	990		4,677		9,041		27,452		172		5,455
Provision for (benefit from) income taxes	—	—		(1,007)		3,800		10,432		65		2,127

Income from continuing operations	$(528)	$990		$5,684		$5,241		$17,020		$107		$3,328

Net income (loss)	$(1,916)	$2,578		$5,684		$5,216		$16,801		$(37)		$3,328

Basic earnings (loss) per share from continuing operations	$(0.11)	$0.20		$0.93		$0.53		$1.12		$(0.02)		$0.16

Basic earnings (loss) per share	$(0.40)	$0.51		$0.93		$0.53		$1.11		$(0.03)		$0.16

Shares used in computing basic earnings (loss) per share	4,817	5,010		6,111		8,370		14,570		11,958		20,482
Diluted earnings (loss) per share from continuing operations	$(0.11)	$0.19		$0.86		$0.44		$0.97		$(0.02)		$0.16

Diluted earnings (loss) per share	$(0.40)	$0.49		$0.86		$0.44		$0.96		$(0.03)		$0.16

Shares used in computing diluted earnings (loss) per share	4,817	5,309		6,986		11,749		17,573		11,958		21,173
Balance Sheet Data (End of Period):
Cash and cash equivalents	$336	$1,262		$2,392		$44,954		$33,255		$34,274		$14,500
Working capital	(4,571)	(3,624)		2,369		67,153		39,890		52,749		43,784
Property and equipment, net	308	17,980		33,547		149,589		218,231		175,690		220,762
Total assets	26,356	54,294		90,138		347,658		497,846		370,784		484,469
Total debt	16,641	36,338		43,822		175,003		174,336		191,916		153,961
Series A convertible preferred stock	—	—		—		25,316		—		25,617		—
Total stockholders’ equity	6,235	9,238		30,549		91,328		244,515		90,966		248,583
Other Financial Data:
Capital expenditures	$106	$116		$1,470		$5,755		$17,216		$3,055		$5,255
Net cash provided by (used in) continuing operating activities	(177)	6,791		8,922		18,328		39,857		14,721		13,338
Ratio of earnings to fixed charges(3)	—	1.36	x	1.81	x	1.57	x	2.29	x	1.04	x	2.33	x

						Three Months Ended
	Year Ended December 31,					March 31,

	2000	2001	2002	2003	2004	2004	2005

	(dollars in thousands)
Operating Data:
Number of facilities:	—	4	5	24	34	26	34
Owned	—	4	5	20	27	22	27
Leased	—	—	—	4	7	4	7
Number of licensed beds	—	489	699	3,128	4,337	3,439	4,359
Admissions	—	3,027	14,737	26,278	49,484	10,231	14,836
Patient days	—	30,511	145,575	525,055	996,840	211,563	277,527
Average length of stay	—	10	10	20	20	21	19

(1)	Other operating expenses include professional fees, rentals and leases and other operating expenses. Rent expense was $376, $328, $870, $4,043, $9,019, $1,767 and $2,340 for each of the years ended December 31, 2000, 2001, 2002, 2003 and 2004, and for the three months ended March 31, 2004 and 2005, respectively.

(2)	Other expenses include: (a) for the year ended December 31, 2001, loss from retirement of debt of $1,237; (b) for the year ended December 31, 2002, expense of $92 for additional reserves on stockholder notes, a gain of $34 on the disposal of assets and a loss of $86 from the retirement of debt; (c) for the year ended December 31, 2003, a loss of $4,856 on refinancing long-term debt, expense of $960 to revalue put warrants and income of $545 to release reserves on stockholder notes; (d) for the three months ended March 31, 2004 and the year ended December 31, 2004, a loss of $6,407 on refinancing long-term debt; and (e) for the three months ended March 31, 2005, a loss of $6,990 on refinancing of long-term debt.

(3)	For the purpose of calculating the ratio of earnings to fixed charges, earnings are defined as earnings from continuing operations before income taxes plus fixed charges. Fixed charges are defined as interest expense, plus amortized premiums, discounts and capitalized expenses related to indebtedness, plus an estimate of the interest within rental expense. Our earnings were insufficient to cover our fixed charges by $0.5 million for the year ended December 31, 2000.

Ardent Behavioral
      The following table sets forth selected historical financial and operating data of Ardent Behavioral for each of the years ended December 31, 2002, 2003 and 2004, and for, or as of the end of, the three months ended March 31, 2004 and 2005. The selected historical financial data as of and for each of the years ended December 31, 2002, 2003 and 2004 were derived from the audited combined financial statements of Ardent Behavioral. The selected historical financial data as of and for each of the three months ended March 31, 2004 and 2005 were derived from the unaudited condensed combined financial statements of Ardent Behavioral. These unaudited condensed combined financial statements include all adjustments necessary (consisting of normal recurring accruals) for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 2005 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2005. You should read this table in conjunction with Ardent Behavioral’s combined financial statements and notes thereto incorporated by reference in this prospectus.

				Three Months
	Year Ended December 31,			Ended March 31,

	2002	2003	2004	2004	2005

	(dollars in thousands)
Income Statement Data:
Revenue	$241,909	$267,568	$294,282	$73,134	$79,908
Costs and expenses:
Salaries and benefits	134,340	148,392	167,926	41,294	44,447
Other operating expenses(1)	65,646	68,469	74,606	18,210	18,298
Provision for doubtful accounts	5,990	6,227	7,245	2,080	2,553
Depreciation and amortization	2,203	2,501	3,664	619	1,199
Interest, net	8,481	4,940	2,854	1,749	(932)
Other expenses(2)	17,243	11,637	16,483	4,259	3,192

Total expenses	233,903	242,166	272,778	68,211	68,757

Income from continuing operations before income taxes	$8,006	$25,402	$21,504	$4,923	$11,151

Net income	$7,814	$18,266	$15,739	$3,101	$7,058

Balance Sheet Data (End of Period):
Cash and cash equivalents	—	$1,822	$2,671	—	$2,354
Working capital	—	29,407	31,900	—	35,953
Property and equipment, net	—	76,562	83,355	—	83,465
Total assets	—	210,814	234,291	—	242,473
Total debt	—	—	—	—	—
Total equity	—	171,216	191,071	—	198,129
Other Financial Data:
Capital expenditures	$6,425	$8,528	$10,457	$814	$1,309
Net cash provided by (used in) continuing operating activities	13,737	22,050	18,065	(468)	5,512
Operating Data:
Number of facilities	19	20	20	20	20
Owned	19	20	20	20	20
Leased	—	—	—	—	—
Number of licensed beds	1,840	1,986	1,993	1,993	1,981

				Three Months
	Year Ended December 31,			Ended March 31,

	2002	2003	2004	2004	2005

	(dollars in thousands)
Admissions	31,456	33,474	37,162	9,497	9,982
Patient days	455,828	481,317	514,069	126,872	136,540
Average length of stay	14	14	14	13	14

(1)	Other operating expenses include professional fees, supplies expense, rent expense and other operating expenses. Rent expense was $3,229, $3,502, $3,564, $881 and $775 for each of the years ended December 31, 2002, 2003 and 2004 and for each of the three months ended March 31, 2004 and 2005, respectively.

(2)	Other expenses include: (a) for the year ended December 31, 2002 impairment of long-lived assets and restructuring costs of $78; (b) for the years ended December 31, 2002 and 2003, a gain on divestitures of $1,208 and $618, respectively; (c) for the three months ended March 31, 2004 and 2005 and the years ended December 31, 2002, 2003 and 2004, management fees paid to Ardent of $4,259, $3,192, $18,373, $12,255 and $16,483, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Overview
      We are the leading provider of inpatient behavioral health care services in the United States. Through our inpatient division, we operate 55 inpatient behavioral health care facilities with approximately 6,400 beds in 27 states. In addition, through our inpatient management contract division, we manage 37 inpatient behavioral health care units for third parties, including a contract to provide mental health case management services to approximately 4,600 children and adults with serious mental illness in the Nashville, Tennessee area, and 7 inpatient behavioral health care facilities for government agencies. We believe that our singular focus on the provision of inpatient behavioral health care services allows us to operate more efficiently and provide higher quality care than our competitors. We primarily operate in underserved markets that we believe have limited competition and favorable demographic trends.
Sources of Revenue

Patient Service Revenue
      Patient service revenue is generated by our inpatient facilities as a result of services provided to patients on an inpatient and outpatient basis within the inpatient behavioral health care facility setting. Patient service revenue is reported on an accrual basis in the period in which services are rendered, at established rates, regardless of whether collection in full is expected. Patient service revenue includes amounts estimated by management to be reimbursable by Medicare and Medicaid under provisions of cost or prospective reimbursement formulas in effect. Amounts received are generally less than the established billing rates of the inpatient facilities and the differences are reported as deductions from patient service revenue at the time the service is rendered. For the three months ended March 31, 2005, patient service revenue comprised approximately 88% of our total revenue.

Management Fee Revenue
      Management contract revenue is earned by our inpatient management contract division. The inpatient management contract division receives contractually determined management fees from hospitals and clinics for providing psychiatric unit management and development services as well as management fees for managing inpatient behavioral health care facilities for government agencies. For the three months ended March 31, 2005, management contract revenue comprised approximately 12% of our total revenue.

Results of Operations

Psychiatric Solutions
      In this section, the word “PSI” refers only to Psychiatric Solutions, Inc. together with its subsidiaries without giving pro forma effect to the acquisition of Ardent Behavioral.

	Three Months Ended March 31,				For the Year Ended December 31,

	2005		2004		2004		2003		2002

	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

	(dollars in thousands)
Revenue	$138,730	100.0%	$103,430	100.0%	$487,190	100.0%	$284,946	100.0%	$113,912	100.0%
Salaries, wages, and employee benefits	76,367	55.1%	55,707	53.8%	265,678	54.6%	147,069	51.6%	62,326	54.7%
Professional fees	14,256	10.3%	11,691	11.3%	53,258	10.9%	32,466	11.4%	14,373	12.6%
Supplies	8,584	6.2%	6,580	6.4%	31,139	6.4%	16,371	5.8%	5,325	4.7%
Provision for bad debts	2,668	1.9%	2,027	2.0%	10,874	2.2%	6,315	2.2%	3,681	3.2%
Other operating expenses	17,985	13.0%	14,283	13.8%	63,550	13.1%	47,898	16.8%	16,018	14.1%
Depreciation and amortization	2,902	2.1%	2,107	2.0%	9,868	2.0%	5,734	2.0%	1,770	1.5%
Interest expense, net	3,523	2.5%	4,456	4.3%	18,964	3.9%	14,781	5.2%	5,564	4.9%
Other expenses:
Loss on refinancing long-term debt	6,990	5.0%	6,407	6.2%	6,407	1.3%	4,856	1.7%	86	0.1%
Change in valuation of put warrants	—	0.0%	—	0.0%	—	0.0%	960	0.3%	—	0.0%
Change in reserve on stockholder notes	—	0.0%	—	0.0%	—	0.0%	(545)	(0.2)%	92	0.1%

Income from continuing operations before income taxes	5,455	3.9%	172	0.2%	27,452	5.6%	9,041	3.2%	4,677	4.1%
Provision for (benefit from) income taxes	2,127	1.5%	65	0.1%	10,432	2.1%	3,800	1.4%	(1,007)	(0.9)%

Income from continuing operations	$3,328	2.4%	$107	0.1%	$17,020	3.5%	$5,241	1.8%	$5,684	5.0%

Three Months Ended March 31, 2005 Compared to Three Months Ended March 31, 2004
      Revenue. Revenue from continuing operations was $138.7 million for the three months ended March 31, 2005 compared to $103.4 million for the three months ended March 31, 2004, an increase of $35.3 million or 34.1%. Revenue from PSI’s owned and leased inpatient facilities segment accounted for $121.7 million of the 2005 results compared to $86.6 million of the 2004 results, an increase of $35.1 million or 40.6%. The increase in revenues from the Company’s owned and leased inpatient facilities segment relates primarily to revenue generated by facilities acquired in 2004. Acquisitions accounted for the following increases in revenue during 2005 as compared to 2004: $5.8 million for Brentwood Behavioral Health (“Brentwood”), $12.9 million for Heartland and $10.9 million for other acquisitions during 2004. The remainder of the increase in revenues from owned and leased inpatient facilities is primarily attributable to same-facility growth in patient days of 5.4%. Revenue from PSI’s inpatient management contracts segment accounted for $17.0 million of the 2005 results compared to $16.9 million of the 2004 results.
      Salaries, wages and employee benefits. Salaries, wages and employee benefits (“SWB”) expense was $76.4 million for the three months ended March 31, 2005, or 55.1% of PSI’s total revenue, compared to $55.7 million for the three months ended March 31, 2004, or 53.8% of PSI’s total revenue. SWB expense for PSI’s owned and leased inpatient facilities segment was $66.0 million in 2005, or 54.2% of segment revenue. Same-facility SWB expense for the Company’s owned and leased inpatient facilities segment was $49.9 million in 2005, or 54.2% of segment revenue, compared to $46.4 million in 2004, or 53.6% of segment revenue. This increase in SWB expense as a percent of segment revenue was primarily the result of the hiring of additional employees to replace tasks formerly performed on a contract basis. Contract labor costs, included in professional fees in PSI’s condensed consolidated statement of income, were 1.9% of segment revenue on a same-facility basis in 2005 compared to 3.2% of segment revenue in 2004. SWB expense for the Company’s inpatient management contracts segment was $7.6 million in 2005 compared to $7.5 million in 2004. SWB expense for PSI’s corporate office was $2.8 million for 2005 compared to $1.7 million for 2004 as the result of the hiring of additional staff necessary to manage the inpatient facilities and inpatient management contracts acquired during 2004.
      Professional fees. Professional fees were $14.3 million for the three months ended March 31, 2005, or 10.3% of PSI’s total revenue, compared to $11.7 million for the three months ended March 31, 2004, or 11.3% of PSI’s total revenue. Professional fees for the Company’s owned and leased inpatient facilities segment were $12.3 million in 2005, or 10.1% of segment revenue. Same-facility professional fees for PSI’s owned and leased inpatient facilities segment were $9.6 million in 2005, or 10.5% of segment revenue, compared to $10.0 million in 2004, or 11.6% of segment revenue. This decrease in same-facility professional fees as a percent of revenue was primarily the result of the hiring of additional employees to replace tasks formerly performed on a contract basis, as discussed in SWB. Professional fees for the Company’s inpatient management contracts segment were $1.2 million in 2005 and in 2004. Professional fees for PSI’s corporate office were approximately $800,000 in 2005 compared to approximately $500,000 in 2004. The increase in professional fees in PSI’s corporate office relates to accounting, legal and other services required to meet the needs of a public company and achieving the Company’s acquisition strategy.
      Supplies. Supplies expense was $8.6 million for the three months ended March 31, 2005, or 6.2% of PSI’s total revenue, compared to $6.6 million for the three months ended March 31, 2004, or 6.4% of PSI’s total revenue. Supplies expense for the Company’s owned and leased inpatient facilities segment was $8.1 million in 2005, or 6.6% of segment revenue. Same-facility supplies expense for PSI’s owned and leased inpatient facilities segment was $6.3 million in 2005, or 6.8% of segment revenue, compared to $6.0 million in 2004, or 7.0% of segment revenue. Supplies expense for the Company’s inpatient management contracts segment was approximately $500,000 in 2005 and in 2004. Supplies expense for PSI’s corporate office consists of office supplies and is negligible to supplies expense overall.
      Provisions for bad debts. The provision for bad debts was $2.7 million for the three months ended March 31, 2005, or 1.9% of PSI’s total revenue, compared to $2.0 million for the three months ended March 31, 2004, or 2.0% of PSI’s total revenue. The provision for bad debts at the Company’s owned and leased inpatient facilities segment comprises the majority of PSI’s provision for bad debts as a whole.
      Other operating expenses. Other operating expenses were approximately $18.0 million for the three months ended March 31, 2005, or 13.0% of PSI’s total revenue, compared to $14.3 million for the three months ended March 31, 2004, or 13.8% of PSI’s total revenue. Other operating expenses for the Company’s owned and leased inpatient facilities segment were $12.1 million in 2005, or 9.9% of segment revenue. Same-facility other operating expenses for PSI’s owned and leased inpatient facilities segment were $8.9 million in 2005, or 9.7% of segment revenue, compared to $8.7 million in 2004, or 10.0% of segment revenue. Other operating expenses for the Company’s inpatient management contracts segment were $5.0 million in 2005 compared to $4.9 million in 2004. Other operating expenses at PSI’s corporate office increased to approximately $900,000 in 2005 from approximately $700,000 in 2004.
      Depreciation and amortization. Depreciation and amortization expense was $2.9 million for the three months ended March 31, 2005 compared to $2.1 million for the three months ended March 31, 2004, an increase of approximately $800,000. This increase in depreciation and amortization expense is primarily the result of the numerous acquisitions of inpatient facilities during 2004.
      Interest expense. Interest expense was $3.5 million for the three months ended March 31, 2005 compared to $4.5 million for the three months ended March 31, 2004, a decrease of approximately $1.0 million or 20.9%. The decrease in interest expense is primarily attributable to the redemption of $50 million of PSI’s 10.625% senior subordinated notes on January 14, 2005.

      Other expenses. Other expenses totaled $7.0 million for the three months ended March 31, 2005 compared to $6.4 million for the three months ended March 31, 2004. Other expenses in 2005 and 2004 were losses on the refinancing of PSI’s long-term debt.
      Loss from discontinued operations, net of taxes. The loss from discontinued operations (net of income tax effect) of approximately $144,000 for the three months ended March 31, 2004 is from the operations of three contracts to manage inpatient facilities for the Florida Department of Juvenile Justice. These contracts were assumed in the Ramsay acquisition in 2003 and exited in 2004.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003
      Revenue. Revenue from continuing operations was $487.2 million for the year ended December 31, 2004 compared to $284.9 million for the year ended December 31, 2003, an increase of $202.3 million or 71.0%. Revenue from PSI’s owned and leased inpatient facilities segment accounted for $419.3 million of the 2004 results compared to $223.3 million of the 2003 results, an increase of $196.0 million or 87.8%. The increase in revenues from PSI’s owned and leased inpatient facilities segment relates primarily to revenues of $20.7 million for the inpatient facilities acquired from The Brown Schools, $61.8 million for the inpatient facilities acquired from Ramsay, $27.8 million for Brentwood, $28.9 million for Heartland and $36.2 million for other acquisitions during 2004 and 2003. The remainder of the increase in revenues from owned and leased inpatient facilities is primarily attributable to growth in admissions and patient days of 6% and 8%, respectively, on a same-facility basis. Revenue from PSI’s inpatient management contracts segment accounted for $67.9 million of the 2004 results compared to $61.6 million of the 2003 results, an increase of $6.3 million or 10.2%. The increase in revenues from the Company’s inpatient management contracts segment relates primarily to revenues of $12.0 million for Ramsay’s inpatient management contracts. Revenue also decreased in 2004 as a result of the classification of pharmacy receipts as an offset to other operating expenses related to PSI’s contract to provide case management services in and around Nashville, Tennessee.
      Salaries, wages and employee benefits. SWB expense was $265.7 million for the year ended December 31, 2004, or 54.6% of PSI’s total revenue, compared to $147.1 million for the year ended December 31, 2003, or 51.6% of the Company’s total revenue. SWB expense for PSI’s owned and leased inpatient facilities segment was $227.6 million in 2004, or 54.3% of segment revenue. Same-facility SWB expense for PSI’s owned and leased inpatient facilities segment was $131.7 million in 2004, or 54.1% of segment revenue, compared to $122.5 million in 2003, or 54.9% of segment revenue. SWB expense for the Company’s inpatient management contracts segment was $30.1 million in 2004, or 44.3% of segment revenue. Same-facility SWB expense for PSI’s inpatient management contracts segment was $20.3 million in 2004, or 38.5% of segment revenue, compared to $21.1 million in 2003, or 34.2% of segment revenue. This increase in SWB expense as a percentage of revenue from PSI’s inpatient management contracts segment on a same-facility basis, as compared to 2003, primarily relates to the classification of pharmacy receipts as an offset to other operating expenses related to PSI’s contract to provide case management services in and around Nashville, Tennessee. SWB expense for the Company’s corporate office was $8.0 million for 2004 compared to $3.5 million for 2003 as the result of the hiring of additional staff necessary to manage the inpatient facilities and inpatient management contracts acquired during 2003 and 2004.
      Professional fees. Professional fees were $53.3 million for the year ended December 31, 2004, or 10.9% of PSI’s total revenue, compared to $32.5 million for the year ended December 31, 2003, or 11.4% of the Company’s total revenue. Professional fees for PSI’s owned and leased inpatient facilities segment were $45.2 million in 2004, or 10.8% of segment revenue. Same-facility professional fees for the Company’s owned and leased inpatient facilities segment were $26.9 million in 2004, or 11.0% of segment revenue, compared to $26.3 million in 2003, or 11.8% of segment revenue. Professional fees for PSI’s inpatient management contracts segment were $4.8 million in 2004, or 7.1% of segment revenue. Same-facility professional fees for the Company’s inpatient management contracts segment were $4.1 million in 2004, or 7.7% of segment revenue, compared to $4.3 million in 2003, or 7.0% of segment revenue. Professional fees for the Company’s corporate office were approximately $3.3 million in 2004 compared to approximately $1.8 million in 2003. The increase in professional fees in PSI’s corporate office relates to accounting, legal and other services required to meet the needs of a public company and achieving its acquisition strategy.
      Supplies. Supplies expense was $31.1 million for the year ended December 31, 2004, or 6.4% of PSI’s total revenue, compared to $16.4 million for the year ended December 31, 2003, or 5.8% of the Company’s total revenue. Supplies expense for the Company’s owned and leased inpatient facilities segment was $28.8 million in 2004, or 6.9% of segment revenue. Same-facility supplies expense for PSI’s owned and leased inpatient facilities segment was $16.9 million in 2004, or 6.9% of segment revenue, compared to $15.3 million in 2003, or 6.8% of segment revenue. Supplies expense for PSI’s inpatient management contracts segment was $2.2 million in 2004, or 3.2% of segment revenue. Same-facility supplies expense for the Company’s inpatient management contracts segment were $1.1 million in 2004, or 2.1% of segment revenue, compared to $1.0 million in 2003 or 1.7% of segment revenue. Supplies expense at PSI’s owned and leased inpatient facilities segment has historically comprised the majority of the Company’s supplies expense as a whole; however, PSI’s inpatient management contracts segment began to utilize supplies to a larger extent due to the assumption of inpatient management contracts from Ramsay. Supplies expense for PSI’s corporate office consists of office supplies and are negligible to supplies expense overall.
      Provisions for bad debts. The provision for bad debts was $10.9 million for the year ended December 31, 2004, or 2.2% of PSI’s total revenue, compared to $6.3 million for the year ended December 31, 2003, or 2.2% of the Company’s total revenue. The provision for bad debts at PSI’s owned and leased inpatient facilities segment comprises the majority of the Company’s provision for bad debts as a whole.
      Other operating expenses. Other operating expenses were approximately $63.6 million for the year ended December 31, 2004, or 13.1% of PSI’s total revenue, compared to $47.9 million for the year ended December 31, 2003, or 16.8% of the Company’s total revenue. Other operating expenses for PSI’s owned and leased inpatient facilities segment were $40.3 million in 2004, or 9.6% of segment revenue. Same-facility other operating expenses for PSI’s owned and leased inpatient facilities segment were $21.4 million in 2004, or 8.8% of segment revenue, compared to $21.7 million in 2003, or 9.7% of segment revenue. Other operating expenses for the Company’s inpatient management contracts segment were $20.0 million in 2004, or 29.4% of segment revenue. Same-facility other operating expenses for PSI’s inpatient management contracts segment were $18.3 million in 2004, or 34.3% of segment revenue, compared to $24.2 million in 2003, or 39.3% of segment revenue. This decrease in other operating expenses for PSI’s inpatient management contracts segment as a percentage of revenue from this segment on a same-facility basis, as compared to 2003, is primarily attributable to the classification of pharmacy receipts as an offset to other operating expenses related to PSI’s contract to provide case management services in and around Nashville, Tennessee. Other operating expenses at the Company’s corporate office increased to $3.3 million in 2004 from approximately $2.0 million in 2003.
      Depreciation and amortization. Depreciation and amortization expense was $9.9 million for the year ended December 31, 2004 compared to $5.7 million for the year ended December 31, 2003, an increase of approximately $4.2 million. This increase in depreciation and amortization expense is primarily the result of the numerous acquisitions of inpatient facilities during 2003 and 2004.
      Interest expense. Interest expense was $19.0 million for the year ended December 31, 2004 compared to $14.8 million for the year ended December 31, 2003, an increase of $4.2 million or 28.4%. The increase in interest expense is primarily attributable to the increase in the Company’s long-term debt during 2004. PSI began 2004 with approximately $175.0 million in long-term debt, increasing to $191.9 million, $249.6 million and $244.4 million for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, respectively, due to borrowings under its revolving line of credit to finance the acquisition of inpatient behavioral healthcare facilities. On December 31, 2004, PSI had $174.3 million in long-term debt as the result of repaying borrowings under its revolving line of credit with proceeds from the Company’s secondary offering of common stock that closed on December 20, 2004. Interest expense in the future will be improved by the redemption on January 14, 2005 of $50.0 million of the Company’s $150.0 million 10.625% subordinated bonds.
      Other expenses. Other expenses totaled $6.4 million for the year ended December 31, 2004 compared to approximately $5.3 million for the year ended December 31, 2003. Other expenses in 2004 consisted of $6.4 million in loss on the refinancing of the Company’s long-term debt. Other expenses in 2003 consisted of $4.9 million in loss on the refinancing of PSI’s long-term debt, $960,000 in expense recorded to recognize the change in fair value of stock purchase “put” warrants and the release of $545,000 in reserves related to the Company’s stockholder notes.
      Loss from discontinued operations, net of taxes. The loss from discontinued operations of approximately $219,000 and $25,000 for the years ended December 31, 2004 and 2003 is from the operations of three contracts to manage inpatient facilities for the Florida Department of Juvenile Justice. These contracts were assumed from Ramsay in 2003 and exited in 2004.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002
      Revenue. Revenue from continuing operations was $284.9 million for the year ended December 31, 2003 compared to $113.9 million for the year ended December 31, 2002, an increase of $171.0 million or 150.1%. Revenue from PSI’s owned and leased inpatient facilities segment accounted for $223.3 million of the 2003 results compared to $81.9 million of the 2002 results, an increase of $141.4 million or 172.5%. The increase in revenues from PSI’s owned and leased inpatient facilities segment relates primarily to revenues of $14.9 million during the first six months of 2003 for Riveredge Hospital, $57.3 million during 2003 for the inpatient facilities acquired from The Brown Schools and $59.6 million for the owned and leased inpatient facilities acquired from Ramsay. The remainder of the increase in revenues from inpatient facilities is primarily attributable to growth in admissions and patient days of 4.1% and 7.0%, respectively, on a same-facility basis. Revenue from PSI’s inpatient management contracts segment accounted for $61.6 million of the 2003 results compared to $32.0 million of the 2002 results, an increase of $29.6 million or 92.5%. The increase in revenues from the Company’s inpatient management contracts segment relates primarily to revenues of $13.6 million from inpatient management contracts acquired from PMR in August 2002, $13.8 million for Ramsay’s inpatient management contracts and growth of approximately $3.4 million in PSI’s contract to provide case management services in and around Nashville, Tennessee. This growth was offset by a reduction in the number of inpatient unit management contracts from 48 at December 31, 2002 to 42 at December 31, 2003, impacting revenues by approximately $1.2 million.
      Salaries and employee benefits. SWB expense was $147.1 million for the year ended December 31, 2003, or 51.6% of PSI’s total revenue, compared to $62.3 million for the year ended December 31, 2002, or 54.7% of the Company’s total revenue. SWB expense for PSI’s owned and leased inpatient facilities segment was $122.5 million in 2003, or 54.9% of the Company’s total revenue. Same-facility SWB expense for PSI’s owned and leased inpatient facilities segment was $48.2 million in 2003, or 53.9% of segment revenue, compared to $47.0 million in 2002, or 57.4% of segment revenue. This decrease in SWB expense as a percentage of revenue from PSI’s owned and leased inpatient facilities segment on a same-facility basis, as compared to 2002, primarily relates to efforts to maintain staffing levels on higher volumes. SWB expense for PSI’s inpatient management contracts segment was $21.1 million in 2003, or 34.2% of segment revenue. Same-facility SWB expense for the Company’s inpatient management contracts segment was $12.0 million in 2003, or 35.2% of segment revenue, compared to $13.2 million in 2002, or 41.2% of segment revenue. This decrease in SWB expense as a percentage of revenue from PSI’s inpatient management contracts segment on a same-facility basis, as compared to 2002, primarily relates to the Company’s acquisition from PMR of a contract to provide case management services in and around Nashville, Tennessee. PSI incurs little SWB expense to provide these services because primarily all the costs to provide these services are recorded in other operating expenses because the actual services provided are subcontracted. SWB expense for PSI’s corporate office was $3.5 million for 2003 compared to $2.1 million for 2002 as the result of the hiring of additional staff necessary to manage the inpatient facilities and inpatient management contracts acquired during 2002 and 2003.

      Professional fees. Professional fees were $32.5 million for the year ended December 31, 2003, or 11.4% of PSI’s total revenue, compared to $14.4 million for the year ended December 31, 2002, or 12.6% of PSI’s total revenue. Professional fees for PSI’s owned and leased inpatient facilities segment were $26.3 million in 2003, or 11.8% of segment revenue. Same-facility professional fees for the Company’s owned and leased inpatient facilities segment were $10.8 million in 2003, or 12.1% of segment revenue, compared to $10.3 million in 2002, or 12.6% of segment revenue. This decrease in professional fees for PSI’s owned and leased inpatient facilities segment as a percentage of revenue on a same-facility basis, as compared to 2002, was primarily the result of efforts within PSI’s owned and leased inpatient facilities segment to reduce the Company’s reliance on contract labor. Professional fees for the Company’s inpatient management contracts segment were $4.3 million in 2003, or 7.0% of segment revenue. Same-facility professional fees for PSI’s inpatient management contracts segment were $3.6 million in 2003, or 10.6% of segment revenue, compared to $3.5 million in 2002, or 11.1% of segment revenue. Professional fees for PSI’s corporate office were approximately $1.8 million in 2003 compared to approximately $500,000 in 2002. The increase in professional fees in the Company’s corporate office relates to accounting, legal and other services required to meet the needs of a public company and achieving its acquisition strategy.
      Supplies. Supplies expense was $16.4 million for the year ended December 31, 2003, or 5.8% of PSI’s total revenue, compared to $5.3 million for the year ended December 31, 2002, or 4.7% of the Company’s total revenue. Supplies expense for PSI’s owned and leased inpatient facilities segment was $15.3 million in 2003, or 6.8% of segment revenue. Same-facility supplies expense for the Company’s owned and leased inpatient facilities segment was $5.9 million in 2003, or 6.6% of segment revenue, compared to $5.3 million in 2002, or 6.4% of segment revenue. Supplies expense for PSI’s inpatient management contracts segment was $1.0 million in 2003, or 1.7% of segment revenue, compared to $40,000 in 2002, or less than 1% of segment revenue. Supplies expense at the Company’s owned and leased inpatient facilities segment has historically comprised the majority of PSI’s supplies expense as a whole; however, its inpatient management contracts segment began to utilize supplies to a larger extent due to the assumption of inpatient management contracts from Ramsay. Supplies expense for PSI’s corporate office consists of office supplies and are negligible to supplies expense overall.
      Provisions for bad debts. The provision for bad debts was $6.3 million for the year ended December 31, 2003, or 2.2% of PSI’s total revenue, compared to $3.7 million for the year ended December 31, 2002, or 3.2% of PSI’s total revenue. The provision for bad debts at the Company’s owned and leased inpatient facilities segment comprises the majority of PSI’s provision for bad debts as a whole. The reduction in provision for bad debts as a percentage of revenue was driven by the acquisition of inpatient facilities from The Brown Schools and Ramsay, which have fewer self-pay accounts.
      Other operating expenses. Other operating expenses were approximately $47.9 million for the year ended December 31, 2003, or 16.8% of PSI’s total revenue, compared to $16.0 million for the year ended December 31, 2002, or 14.1% of PSI’s total revenue. Other operating expenses for the Company’s owned and leased inpatient facilities segment were $21.7 million in 2003, or 9.7% of segment revenue. Same-facility other operating expenses for PSI’s owned and leased inpatient facilities segment were $7.9 million in 2003, or 8.8% of segment revenue, compared to $6.6 million in 2002, or 8.0% of segment revenue. This increase in other operating expenses for the Company’s owned and leased inpatient facilities segment as a percentage of revenue on a same-facility basis, as compared to 2002, relates primarily to increased insurance costs in 2003. Other operating expenses for PSI’s inpatient management contracts segment were $24.2 million in 2003, or 39.3% of segment revenue. Same-facility other operating expenses for the Company’s inpatient management contracts segment was $11.1 million in 2003, or 32.6% of segment revenue, compared to $7.9 million in 2002, or 24.8% of segment revenue. This increase in other operating expenses for PSI’s inpatient management contracts segment as a percentage of revenue from this segment on a same-facility basis, as compared to 2002, is primarily attributable to growth in the contract to provide case management services in and around Nashville, Tennessee where actual services provided are subcontracted. Other operating expenses at PSI’s corporate office increased to $2.0 million in 2003 from approximately $1.4 million in 2002.

      Depreciation and amortization. Depreciation and amortization expense was $5.7 million for the year ended December 31, 2003 compared to $1.8 million for the year ended December 31, 2002, an increase of approximately $4.0 million. This increase in depreciation and amortization expense is the result of the acquisitions of Riveredge Hospital, PMR, The Brown Schools and Ramsay.
      Interest expense. Interest expense was $14.8 million for the year ended December 31, 2003 compared to $5.6 million for the year ended December 31, 2002, an increase of $9.2 million or 164.3%. The increase in interest expense is primarily attributable to the increase in the Company’s long-term debt from approximately $43.8 million at December 31, 2002 to approximately $175.0 million at December 31, 2003 due to the Company’s 10.625% subordinated note offering, the expansion of PSI’s senior credit facility and the refinancing of the Company’s term loans from CapitalSource Finance LLC with mortgage loans insured by the U.S. Department of Housing and Urban Development. The proceeds from the 10.625% subordinated notes and the expanded credit facility were used to finance acquisitions in 2003.
      Other expenses. Other expenses totaled $5.3 million for the year ended December 31, 2003 compared to approximately $180,000 for the year ended December 31, 2002. Other expenses in 2003 consisted of $4.9 million in loss on the refinancing of the Company’s long-term debt, $960,000 in expense recorded to recognize the change in fair value of stock purchase “put” warrants and the release of $545,000 in reserves related to PSI’s stockholder notes. Other expenses in 2002 consisted of approximately $90,000 in loss on the refinancing of the Company’s long-term debt and approximately $90,000 to increase the reserve related to its stockholder notes.
      Loss from discontinued operations, net of taxes. The loss from discontinued operations of approximately $25,000 for the year ended December 31, 2003 is from the operations of three contracts to manage inpatient facilities for the Florida Department of Juvenile Justice. These contracts were assumed from Ramsay in 2003 and exited in 2004.

Ardent Behavioral

Three Months Ended March 31, 2005 Compared to Three Months Ended March 31, 2004
      Revenue. Revenue was $79.9 million for the three months ended March 31, 2005 compared to $73.1 million for the three months ended March 31, 2004, an increase of $6.8 million, or 9.3%. Approximately 40% of the increase was attributable to revenue from Brooke Glen Behavioral Hospital (“Brooke Glen”), which was acquired in October 2003 but did not receive its Medicare and Medicaid certifications until May 2004. The remainder of the increase is primarily attributable to a 5.0% increase in patient days at Ardent Behavioral’s inpatient facilities, excluding Brooke Glen.
      Salaries and benefits expense. SWB expense was $44.4 million, or 55.6% of Ardent Behavioral’s total revenue for the three months ended March 31, 2005, compared to $41.3 million, or 56.5% of Ardent Behavioral’s total revenue for the three months ended March 31, 2004.
      Professional fees. Professional fees were $7.7 million, or 9.7% of Ardent Behavioral’s total revenue for the three months ended March 31, 2005, compared to $8.1 million, or 11.0% of Ardent Behavioral’s total revenue for the three months ended March 31, 2004. The decrease in professional fees was primarily the result of decreased costs for contract services, including media expense and bank fees.
      Supplies. Supplies expense was $4.1 million, or 5.2% of Ardent Behavioral’s total revenue for the three months ended March 31, 2005, compared to $3.8 million, or 5.2% of Ardent Behavioral’s total revenue for the three months ended March 31, 2004.
      Provision for doubtful accounts. The provision for doubtful accounts was $2.6 million, or 3.2% of Ardent Behavioral’s total revenue for the three months ended March 31, 2005, compared to $2.1 million, or 2.8% of Ardent Behavioral’s total revenue for the three months ended March 31, 2004.
      Other operating expenses. Other operating expenses were approximately $6.5 million, or 8.1% of Ardent Behavioral’s total revenue for the three months ended March 31, 2005, compared to $6.3 million, or 8.6% of Ardent Behavioral’s total revenue for the three months ended March 31, 2004.

      Interest expense (income). Interest income was $0.9 million for the three months ended March 31, 2005 compared to interest expense of $1.7 million for the three months ended March 31, 2004. Interest expense represents intercompany interest and the change is primarily attributable to a change in allocation methods by the parent company.
      Depreciation and amortization. Depreciation and amortization expense was $1.2 million for the three months ended March 31, 2005 compared to $0.6 million for the three months ended March 31, 2004, an increase of approximately $0.6 million.
      Management fees paid to Ardent. Management fees paid to Ardent Health Services LLC and its affiliates totaled $3.2 million for the three months ended March 31, 2005 compared to $4.3 million for the three months ended March 31, 2004.

Year Ended December 31, 2004 Compared to the Year Ended December 31, 2003
      Revenue. Revenue was $294.3 million for the year ended December 31, 2004 compared to $267.6 million for the year ended December 31, 2003, an increase of $26.7 million or 10.0%. The increase in revenue relates primarily to $7.8 million in revenue attributable to the acquisition of Brooke Glen effective October 8, 2003 with the remainder of the increase primarily attributable to a 4.2% increase in patient days at Ardent Behavioral’s inpatient facilities, excluding Brooke Glen.
      Salaries and benefits expense. SWB expense was $167.9 million, or 57.1% of Ardent Behavioral’s total revenue for the year ended December 31, 2004, compared to $148.4 million, or 55.5% of Ardent Behavioral’s total revenue for the year ended December 31, 2003. The increase in SWB expense relates primarily to wage inflation caused by nursing labor pressures and the delay in obtaining the Medicare certification at Brooke Glen, which resulted in significantly higher staffing ratios on lower volumes.
      Professional fees. Professional fees were $32.7 million, or 11.1% of Ardent Behavioral’s total revenue for the year ended December 31, 2004, compared to $29.2 million or 10.9% of Ardent Behavioral’s total revenue for the year ended December 31, 2003.
      Supplies. Supplies expense was $15.6 million, or 5.3% of Ardent Behavioral’s total revenue for the year ended December 31, 2004, compared to $14.5 million, or 5.4% of Ardent Behavioral’s total revenue for the year ended December 31, 2003.
      Provision for doubtful accounts. The provision for doubtful accounts was $7.2 million, or 2.5% of Ardent Behavioral’s total revenue for the year ended December 31, 2004, compared to $6.2 million, or 2.3% of Ardent Behavioral’s total revenue for the year ended December 31, 2003.
      Other operating expenses. Other operating expenses were $26.3 million, or 8.9% of Ardent Behavioral’s total revenue for the year ended December 31, 2004, compared to $24.8 million, or 9.3% of Ardent Behavioral’s total revenue for the year ended December 31, 2003.
      Interest expense. Interest expense was $2.9 million for the year ended December 31, 2004 compared to $4.9 million for the year ended December 31, 2003, a decrease of approximately $2.0 million or 40.8%. Interest expense represents intercompany interest and the decrease is primarily attributable to a change in allocation methods by the parent company.
      Depreciation and amortization. Depreciation and amortization expense was $3.7 million for the year ended December 31, 2004 compared to $2.5 million for the year ended December 31, 2003, an increase of approximately $1.2 million.
      Management fees paid to Ardent. Management fees paid to Ardent Health Services LLC and its affiliates totaled $16.5 million for the year ended December 31, 2004 compared to $12.3 million for the year ended December 31, 2003.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002
      Revenue. Revenue was $267.6 million for the year ended December 31, 2003 compared to $241.9 million for the year ended December 31, 2002, an increase of $25.7 million or 10.6%. Approximately 45% of the increase relates to the acquisitions of Cumberland Hospital, effective June 1, 2002, and Brooke Glen, effective October 8, 2003. The remainder of the increase is primarily attributable to pricing increases.
      Salaries and benefits expense. SWB expense was $148.4 million, or 55.5% of Ardent Behavioral’s total revenue for the year ended December 31, 2003, compared to $134.3 million, or 55.5% of Ardent Behavioral’s total revenue for the year ended December 31, 2002.
      Professional fees. Professional fees were $29.2 million, or 10.9% of Ardent Behavioral’s total revenue for the year ended December 31, 2003, compared to $28.3 million, or 11.7% of Ardent Behavioral’s total revenue for the year ended December 31, 2002.
      Supplies. Supplies expense was $14.5 million, or 5.4% of revenue for the year ended December 31, 2003, compared to $13.5 million, or 5.6% of revenue for the year ended December 31, 2002, an increase of approximately $1.0 million. The increase in supplies expense is primarily the result of increases in Ardent Behavioral’s patient days.
      Provision for doubtful accounts. The provision for doubtful accounts was $6.2 million, or 2.3% of Ardent Behavioral’s total revenue for the year ended December 31, 2003, compared to $6.0 million, or 2.5% of Ardent Behavioral’s total revenue for the year ended December 31, 2002.
      Other operating expenses. Other operating expenses were $24.8 million or 9.3% of Ardent Behavioral’s total revenue for the year ended December 31, 2003, compared to $23.8 million or 9.8% of Ardent Behavioral’s total revenue for the year ended December 31, 2002, an increase of $1.0 million or 4.2%.
      Interest expense. Interest expense was $4.9 million for the year ended December 31, 2003, compared to $8.5 million for the year ended December 31, 2002, a decrease of approximately $3.6 million or 42.4%. Interest expense represents intercompany interest and the decrease is primarily attributable to a change in allocation methods by the parent company.
      Depreciation and amortization. Depreciation and amortization was $2.5 million for the year ended December 31, 2003 compared to $2.2 million for the year ended December 31, 2002, an increase of approximately $0.3 million or 13.6%.
      Management fees paid to Ardent. Management fees paid to Ardent Health Services LLC and its affiliates totaled $12.3 million for the year ended December 31, 2003 compared to $18.4 million for the year ended December 31, 2002.
Liquidity and Capital Resources

Pro Forma Business
      We intend to fund our ongoing operations through cash generated by operations, funds available under our new senior secured credit facilities and existing cash and cash equivalents. Our new senior secured credit facilities are comprised of a $325.0 million senior secured term loan facility and a $150.0 million revolving credit facility, $85.0 million of which remained undrawn at July 31, 2005. As part of the Financing Transactions, we issued the old notes and used a portion of the proceeds to repurchase $61.3 million principal amount of our existing 10 5/8% senior subordinated notes (together with the related premium). We anticipate that cash generated by operations, the remaining funds available under our new senior secured credit facilities and existing cash and cash equivalents will be sufficient to meet working capital requirements, service our debt and finance capital expenditures over the next twelve months.
      In addition, we may acquire additional inpatient behavioral health care facilities. Management continually assesses our capital needs and will likely seek additional financing, including debt or equity, to fund potential acquisitions or for other corporate purposes. In negotiating such financing, there can be no assurance that we will be able to raise additional capital on terms satisfactory to us. Failure to obtain additional financing on reasonable terms could have a negative effect on our plans to acquire additional inpatient behavioral health care facilities.
      We have performed sensitivity analysis over the near term regarding the interest rate risk described below. Based upon this sensitivity analysis, we are not exposed to material market risk from changes in interest rates. Our $150.0 million senior secured revolving line of credit, our $325.0 million senior secured term loan facility under our new senior secured credit facilities and our $38.7 million interest rate swap agreements have a variable interest rate based upon LIBOR plus an applicable margin. Based upon $329.2 million of variable debt outstanding for the period, a hypothetical 10% adverse change in interest rates would decrease our net income and cash flows by $1.1 million for the twelve months ended March 31, 2005.

Historical Psychiatric Solutions
      As of March 31, 2005, we had working capital of $43.8 million, including cash and cash equivalents of $14.5 million, compared to working capital of $39.9 million at December 31, 2004. The increase in working capital is primarily due to cash provided by operating activities offset by cash used in investing activities during the three months ended March 31, 2005.
      Cash provided by operating activities was $13.3 million for the three months ended March 31, 2005 compared to $14.7 million for the three months ended March 31, 2004. The decrease in cash flows from operating activities was primarily due to cash paid for income taxes during 2005 of approximately $5.3 million offset by cash generated by our facilities acquired in 2004.
      Cash used in investing activities was $7.1 million for the three months ended March 31, 2005 compared to $37.5 million for the three months ended March 31, 2004. Cash used in investing activities for the three months ended March 31, 2005 was primarily the result of cash paid for the purchases of property and equipment of approximately $5.3 million. Cash used in investing activities for the three months ended March 31, 2004 was the result of $29.8 million paid for the acquisition of Brentwood, $3.3 million used to make the final payment on a prior-year acquisition and $3.1 million used for capital expenditures.
      Cash used in financing activities was approximately $25.0 million for the three months ended March 31, 2005 compared to cash provided by financing activities of approximately $12.1 million for the three months ended March 31, 2004. Cash used by financing activities for the three months ended March 31, 2005 consisted primarily of $50.0 million used to redeem a portion of our existing senior subordinated notes, offset by $30.0 million borrowed under our revolving line of credit to make the redemption. As part of this redemption, we paid $5.3 million during the first quarter of 2005 for its associated costs. Cash provided by financing activities for the three months ended March 31, 2004 was primarily the result of $17.0 million borrowed under our revolving line of credit to purchase Brentwood, offset by cash paid to exit our credit facility with CapitalSource Finance LLC of approximately $3.8 million.
      On January 14, 2005, we redeemed $50 million of our existing senior subordinated notes, leaving $100 million outstanding after the redemption. We paid bondholders a 10 5/8% penalty and accrued interest in connection with the redemption and recorded a loss on refinancing long-term debt of approximately $7.0 million during the first quarter of 2005. We paid the redemption with borrowings under our revolving credit facility of $30 million and the remainder with cash on hand.
      On December 21, 2004, we amended and restated our revolving credit facility with Bank of America, N.A. to increase the borrowings available to us to $150 million, extend the term of the agreement until December 2009 and lower the applicable interest rate, as defined in the credit agreement. We initially entered into a revolving credit facility with Bank of America of up to $50 million on January 6, 2004. We subsequently amended and increased the revolving credit facility to $125 million in June 2004.

      On December 20, 2004, we closed on the sale of 3,450,000 shares of our common stock at $33.70 per share. Of these shares, 450,000 were sold through the full exercise of the underwriters’ over-allotment option. We sold 3,285,000 shares for approximately $105 million after underwriting discounts and other issuance costs. Certain stockholders sold 165,000 shares in the offering. We did not receive any proceeds from the sale of common stock by the selling stockholders. Approximately $82 million of the net proceeds were used to pay down borrowings under our revolving line of credit.
      On January 26, 2004, we entered into an interest rate swap agreement to manage our exposure to fluctuations in interest rates. The swap agreement effectively converts $20 million of fixed-rate long-term debt to a LIBOR indexed variable rate instrument plus an agreed upon interest rate spread of 5.86%. On April 23, 2004, we entered into another interest rate swap agreement. This swap agreement effectively converts $30.0 million of fixed rate debt to a LIBOR indexed variable rate instrument plus an agreed upon interest rate spread of 5.51%.
      We believe that our working capital on hand, cash flows from operations and funds available under our revolving line of credit will be sufficient to fund our operating needs, planned capital expenditures and debt service requirements for the next twelve months.
      In addition, we are actively seeking other acquisitions that fit our corporate growth strategy and may acquire additional inpatient psychiatric facilities. Management continually assesses our capital needs and, should the need arise, we will seek additional financing, including debt or equity, to fund potential acquisitions or for other corporate purposes. In negotiating such financing, there can be no assurance that we will be able to raise additional capital on terms satisfactory to us. Failure to obtain additional financing on reasonable terms could have a negative effect on our plans to acquire additional inpatient psychiatric facilities.
Contractual Obligations
      The following table sets forth our contractual obligations as of March 31, 2005:

	Payments Due by Period

		Less than			After
	Total	1 Year	1-3 Years	4-5 Years	5 Years

	(dollars in thousands)
Long-term debt(l)	$153,698	$382	$519	$30,582	$122,215
Lease obligations	37,884	6,503	8,626	6,583	16,172

	$191,582	$6,885	$9,145	$37,165	$138,387

(1)	Long-term debt excludes capital lease obligations which have been included in lease obligations above.
      The fair value of our $100.0 million of outstanding existing senior subordinated notes was approximately $111.0 million as of March 31, 2005. The fair value of our $150.0 million of existing senior subordinated notes was approximately $173.0 million as of December 31, 2004. The carrying value of our other long-term debt, including current maturities, of $54.0 million and $24.3 million at March 31, 2005 and December 31, 2004, respectively, approximated fair value. We had $30 million of variable rate debt outstanding under our revolving credit facility as of March 31, 2005. In addition, interest rate swap agreements effectively convert $50 million of fixed rate debt into variable rate debt at March 31, 2005. At our March 31, 2005 borrowing level, a hypothetical 10% increase in interest rates would decrease our annual net income and cash flows by approximately $370,000.
Impact of Inflation and Economic Trends
      Although inflation has not had a material impact on our results of operations, the health care industry is very labor intensive and salaries and benefits are subject to inflationary pressures as are rising supply costs which tend to escalate as vendors pass on the rising costs through price increases. Some of our freestanding owned, leased and managed inpatient behavioral health care facilities we operate are experiencing the effects of the tight labor market, including a shortage of nurses, which has caused and may continue to cause an increase in our salaries, wages and benefits expense in excess of the inflation rate. Although we cannot predict our ability to cover future cost increases, management believes that through adherence to cost containment policies, labor management and reasonable price increases, the effects of inflation on future operating margins should be manageable. Our ability to pass on increased costs associated with providing health care to Medicare and Medicaid patients is limited due to various federal, state and local laws which have been enacted that, in certain cases, limit our ability to increase prices. In addition, as a result of increasing regulatory and competitive pressures and a continuing industry wide shift of patients into managed care plans, our ability to maintain margins through price increases to non-Medicare patients is limited.
      The behavioral health care industry is typically not directly impacted by periods of recession, erosions of consumer confidence or other general economic trends as most health care services are not considered a component of discretionary spending. However, our inpatient facilities may be indirectly negatively impacted to the extent such economic conditions result in decreased reimbursements by federal or state governments or managed care payers. We are not aware of any economic trends that would prevent us from being able to remain in compliance with all of our debt covenants and to meet all required obligations and commitments in the near future.
Critical Accounting Policies
      Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. In preparing our financial statements, we are required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses included in our financial statements. Estimates are based on historical experience and other information currently available, the results of which form the basis of such estimates. While we believe our estimation processes are reasonable, actual results could differ from those estimates. The following represent the estimates considered most critical to our operating performance and involve the most subjective and complex assumptions and assessments.

Allowance for Doubtful Accounts
      Our ability to collect outstanding patient receivables from third party payors and receivables due under our management contracts is critical to our operating performance and cash flows.
      The primary collection risk with regard to patient receivables lies with uninsured patient accounts or patient accounts for which primary insurance has paid but a patient portion remains outstanding. We estimate the allowance for doubtful accounts primarily based upon the age of the accounts since the patient discharge date. We continually monitor our accounts receivable balances and utilize cash collection data to support our estimates of the provision for doubtful accounts. Significant changes in payor mix or business office operations could have a significant impact on our results of operations and cash flows.
      The primary collection risk with regard to receivables due under our inpatient management contracts is attributable to contract disputes. We estimate the allowance for doubtful accounts for these receivables based primarily upon the specific identification of potential collection issues. As with our patient receivables, we continually monitor our accounts receivable balances and utilize cash collection data to support our estimates of the provision for doubtful accounts.

Allowances for Contractual Discounts
      The Medicare and Medicaid regulations are complex and various managed care contracts may include multiple reimbursement mechanisms for different types of services provided in our inpatient facilities and cost settlement provisions requiring complex calculations and assumptions subject to interpretation. We estimate the allowance for contractual discounts on a payer-specific basis given our interpretation of the applicable regulations or contract terms. The services authorized and provided and related reimbursement are often subject to interpretation that could result in payments that differ from our estimates.

Additionally, updated regulations and contract renegotiations occur frequently necessitating continual review and assessment of the estimation process by our management.

Professional and General Liability
      We are subject to medical malpractice and other lawsuits due to the nature of the services we provide. All of our operations have professional and general liability insurance in umbrella form for claims in excess of $2.0 million with an insured limit of $35.0 million. The facilities purchased from Ardent were added to our insurance program on July 1, 2005. The self-insured reserves for professional and general liability risks are calculated based on historical claims, demographic factors, industry trends, severity factors, and other actuarial assumptions calculated by an independent third party actuary. This self-insurance reserve is discounted to its present value using a 5% discount rate. This estimated accrual for professional and general liabilities could be significantly affected should current and future occurrences differ from historical claim trends and expectations. We have utilized our captive insurance company to manage this additional self-insured retention. While claims are monitored closely when estimating professional and general liability accruals, the complexity of the claims and wide range of potential outcomes often hampers timely adjustments to the assumptions used in these estimates.

Income Taxes
      As part of the process of preparing our consolidated financial statements, we are required to determine our income tax liabilities in each of the jurisdictions in which we operate. This process involves recognizing the amount of income taxes payable or refundable for the current period, together with recognizing deferred tax assets and liabilities for the future tax consequences of events that have been recognized in our financial statements or tax returns. We are also required to assess the realizable value of our deferred tax assets and reduce the deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is “more likely than not” that any portion of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the tax jurisdictions and during the periods in which the deferred tax assets are recoverable. In evaluating sources of future taxable income, we consider the reversal of taxable temporary differences, future earnings from operations and tax planning strategies, where applicable. We recorded a valuation allowance against deferred tax assets as of March 31, 2005 and March 31, 2004 totaling $3.4 million and $11.3 million, respectively. We revise our assessment of the recoverability of deferred tax assets periodically, and will adjust the valuation allowance as circumstances require. The valuation allowance recorded as of March 31, 2005 and March 31, 2004 relates primarily to pre-acquisition net operating loss carryovers from certain acquisitions. Accordingly, future reductions in the valuation allowance will primarily reduce goodwill related to these respective acquisitions.

DESCRIPTION OF OTHER INDEBTEDNESS
New Senior Secured Credit Facilities
      In connection with the original note offering and the acquisition of Ardent Behavioral, we amended and restated our existing revolving credit facility and obtained a new senior secured term loan facility. Our amended and restated revolving credit facility consists of a $150.0 million senior secured revolver, $65.0 million of which was outstanding at July 31, 2005. Our new senior secured term facility consists of a $325.0 million senior secured term note. We refer to the amended and restated revolving credit facility and the new senior secured term facility as our new senior secured credit facilities.
      The new senior secured credit facilities are secured by substantially all of the personal property owned by us or our subsidiaries, substantially all real property owned by us or our subsidiaries that has a value in excess of $2.5 million and the stock of our operating subsidiaries. In addition, the new senior secured credit facilities are fully and unconditionally guaranteed by substantially all of our domestic restricted subsidiaries.
      The new senior secured credit facilities contain customary covenants that include: (1) limitations on capital expenditures and investments, sales of assets, mergers, changes of ownership, new principal lines of business, indebtedness, dividends and redemptions; (2) various financial covenants; and (3) cross-default covenants triggered by a default of any other indebtedness of at least $5.0 million.
Bridge Facility
      In connection with the acquisition of Ardent Behavioral, we entered into a $150.0 million bridge loan facility. Borrowings under the bridge facility accrued interest at a rate of LIBOR plus 6.00% per annum. We used a portion of the proceeds of the original note offering to repay all borrowings under the bridge facility on July 6, 2005.
Existing Senior Subordinated Notes
      On June 30, 2003, we issued $150.0 million of our existing senior subordinated notes, which are fully and unconditionally guaranteed on a senior subordinated basis by substantially all of our existing domestic restricted subsidiaries. Proceeds from the issuance of the existing senior subordinated notes were used to finance part of the purchase price for the acquisition of Ramsay Youth Services, Inc. and pay down substantially all of our previously existing long-term debt. Interest on the existing senior subordinated notes accrues at the rate of 10.625% per annum and is payable semi-annually in arrears on June 15 and December 15, commencing on December 15, 2003. The existing notes will mature on June 15, 2013. On January 14, 2005, we redeemed $50.0 million of the existing senior subordinated notes and paid a 10 5/8% penalty and related accrued interest on the amount redeemed. On July 6, 2005, we redeemed approximately $61.3 million principal amount of the existing senior subordinated notes and paid the related premium.
Mortgage Loan on Holly Hill Hospital due 2037
      On November 25, 2002, we entered into a mortgage loan agreement to borrow $4.9 million, which is insured by U.S. Department of Housing and Urban Development (“HUD”) and secured by real estate located at Holly Hill Hospital in Raleigh, North Carolina. Interest accrues on the HUD loan at 5.95% and principal and interest are payable in 420 monthly installments through December 2037. We used proceeds from the loan to replace $4.4 million of our term debt under our former senior secured credit facility, pay certain refinancing costs and fund required escrow amounts for future improvements to the property.
Mortgage Loan on West Oaks Hospital due September 2038
      On August 28, 2003, we borrowed approximately $6.8 million under a mortgage loan agreement insured by HUD, secured by real estate located at West Oaks Hospital in Houston, Texas. Interest accrues on the HUD loan at 5.85% and principal and interest are payable in 420 monthly installments through September 2038. We used the proceeds from the loan to repay approximately $5.8 million of our term debt under our former senior secured credit facility, pay certain financing costs, and fund required escrow amounts for future improvements to the property.
Mortgage Loan on Riveredge Hospital due December 2038
      On November 5, 2003, we borrowed approximately $12.1 million under a mortgage loan agreement insured by HUD, secured by real estate located at Riveredge Hospital near Chicago, Illinois. Interest accrues on the HUD loan at 5.65% and principal and interest are payable in 420 monthly installments through December 2038. We used the proceeds from the loan to repay approximately $11.2 million of our term debt under our former senior secured credit facility, pay certain financing costs, and fund required escrow amounts for future improvements to the property.
Subordinated Seller Note due 2005
      In connection with an acquisition in 2001, we issued a promissory note of $2.0 million that bears interest at 9% per annum and matures June 30, 2005. In connection with the purchase of six inpatient facilities from The Brown Schools, Inc. in April 2003, $1.0 million of the $2.0 million note was repaid. The principal amount we owe on this note is approximately $144,000 at March 31, 2005. Among other customary covenants, the note contains cross-default covenants triggered by a default of any other indebtedness of at least $1.0 million.

DESCRIPTION OF THE REGISTERED NOTES
      You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “PSI” refers only to Psychiatric Solutions, Inc. and not to any of its subsidiaries.
      PSI will issue the registered notes under an indenture among itself, the Guarantors and Wachovia Bank, National Association, as trustee, under which we issued the old notes. We refer to the old notes and the registered notes collectively as the “notes.” The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.
      The following description is a summary of the material provisions of the indenture governing the notes. It does not restate the agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Copies of the indenture are available as set forth below under “— Additional Information.” Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture.
      The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.
Brief Description of the Notes and the Subsidiary Guarantees

The Notes
      The notes:

•	are senior subordinated unsecured obligations of PSI;

•	are subordinated in right of payment to all existing and future Senior Debt of PSI, including PSI’s obligations under the Credit Agreement;

•	are pari passu in right of payment with any future senior subordinated Indebtedness of PSI, including the Existing Senior Subordinated Notes;

•	are senior in right of payment to all existing and future Subordinated Obligations of PSI; and

•	are fully and unconditionally guaranteed on a senior subordinated basis by the Guarantors.

The Subsidiary Guarantees
      The notes are guaranteed by all of the Guarantors.
      Each Subsidiary Guarantee of the notes:

•	is a senior subordinated unsecured obligation of the Guarantor;

•	is subordinated in right of payment to all existing and future Senior Debt of that Guarantor, including that Guarantor’s obligations under the Credit Agreement;

•	is pari passu in right of payment with any future senior subordinated Indebtedness of that Guarantor, including that Guarantor’s guarantee of the Existing Senior Subordinated Notes; and

•	is senior in right of payment to all existing and future Subordinated Obligations of that Guarantor.
      As of March 31, 2005, after giving pro forma effect to the acquisition of Ardent Behavioral and the Financing Transactions, PSI would have had total Senior Debt of approximately $414.3 million and the Guarantors would have guaranteed Senior Debt of $390.8 million. As indicated above and as discussed in detail below under the caption “— Subordination,” payments on the notes and under the Subsidiary Guarantees will be subordinated to the prior payment in full of Senior Debt. The indenture will permit us and the Guarantors to incur additional Senior Debt.

      Not all of our subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. For the year ended December 31, 2004, the non-guarantor subsidiaries generated revenue and net income of $3.7 million and $0.6 million, respectively, and, as of March 31, 2005, had total assets of $40.7 million and stockholders’ equity of $11.9 million. See note 17 to our audited consolidated financial statements for the year ended December 31, 2004 and note 11 to our unaudited condensed consolidated financial statements for the three months ended March 31, 2005, each of which are incorporated by reference in this offering memorandum for more detail about the division of our consolidated revenues and assets between our guarantor and non-guarantor subsidiaries.
      As of the date of the indenture, all of our direct and indirect subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture and will not guarantee the notes.
Principal, Maturity and Interest
      Subject to compliance with the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” below, PSI may issue additional notes under the indenture from time to time after this offering. The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions, and offers to purchase. PSI will issue notes in denominations of $1,000 and integral multiples of $1,000.
      The notes will mature on July 15, 2015.
      Interest on the notes will accrue at the rate of 7 3/4% per annum and will be payable semi-annually in arrears on January 15 and July 15, commencing on January 15, 2006. PSI will make each interest payment to the holders of record on the immediately preceding January 1 and July 1.
      Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Methods of Receiving Payments on the Notes
      If a holder owning more than $1.0 million principal amount of the notes has given wire transfer instructions to PSI, PSI will pay all principal, interest and premium and Additional Interest, if any, on that holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless PSI elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.
Paying Agent and Registrar for the Notes
      The trustee will initially act as paying agent and registrar. PSI may change the paying agent or registrar without prior notice to the holders of the notes, and PSI or any of its Subsidiaries may act as paying agent or registrar.
Transfer and Exchange
      A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. PSI is not required to transfer or exchange any note selected for redemption. Also, PSI is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.
Subsidiary Guarantees
      The notes are guaranteed by (1) each current and future Restricted Subsidiary that is either formed under the laws of the United States or any state of the United States or the District of Columbia and (a) in which PSI has made an Investment of at least $0.1 million or (b) that incurs, guarantees or otherwise provides direct credit support for any Indebtedness, and (2) any other Restricted Subsidiary that guarantees or otherwise provides direct credit support for Indebtedness of PSI or any of PSI’s domestic subsidiaries; provided, however, that the HUD Financing Subsidiaries, PSI Surety, Inc. and certain immaterial subsidiaries do not guarantee the notes. These Subsidiary Guarantees are joint and several obligations of the Guarantors. Each Subsidiary Guarantee is subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee are limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — A subsidiary guarantee could be voided or subordinated because of federal bankruptcy law or comparable state law provisions.”
      The Subsidiary Guarantee of a Guarantor will be released and such Guarantor will be relieved of its obligations under its Subsidiary Guarantee:

(1) solely as to the purchaser in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of PSI, if the sale or other disposition complies with the provisions described under the caption “— Repurchase at the Option of Holders — Asset Sales” below;

(2) in connection with any sale of all of the Capital Stock of a Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of PSI, if the sale complies with provisions described under the caption “— Repurchase at the Option of Holders — Asset Sales” below; or

(3) if PSI designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture.
Subordination
      The payment of principal, interest and premium and Additional Interest, if any, on the notes is subordinated to the prior payment in full in cash of all Senior Debt of PSI or the relevant Guarantor, as the case may be, including Senior Debt incurred after the date of the indenture.
      The holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations due in respect of Senior Debt (including interest accruing on or after the commencement of any bankruptcy proceeding whether or not post-filing interest is allowed in such proceeding at the rate specified in the applicable Senior Debt) before the holders of notes will be entitled to receive any payment with respect to the notes (except that holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under “— Legal Defeasance and Covenant Defeasance”), in the event of any distribution to creditors of PSI or the relevant Guarantor:

(1) in a liquidation or dissolution of PSI or the relevant Guarantor;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to PSI or the relevant Guarantor or its respective property;

(3) in an assignment for the benefit of PSI’s or the relevant Guarantor’s creditors; or

(4) in any marshaling of PSI’s or the relevant Guarantor’s assets and liabilities.
      The notes rank equally with all Existing Senior Subordinated Indebtedness of PSI.

      PSI also may not make any payment in respect of the notes (except in Permitted Junior Securities or from the trust described under “— Legal Defeasance and Covenant Defeasance”) if:

(1) a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

(2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a “Payment Blockage Notice”) from PSI or (a) with respect to Designated Senior Debt arising under the Credit Agreement, from the agent for the lenders thereunder, or (b) with respect to any other Designated Senior Debt, from the holders of any such Designated Senior Debt.
      Payments on the notes may and will be resumed:

(1) in the case of a payment default, upon the earlier of (a) the date on which such default is cured or waived or (b) the date on which such Designated Senior Debt has been discharged or paid in full in cash; and

(2) in the case of a nonpayment default, upon the earliest of (a) the date on which such nonpayment default is cured or waived, (b) 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated, (c) the date on which such payment blockage period shall have been terminated by written notice to the trustee by the party initiating such payment blockage period or (d) the date on which such Designated Senior Debt has been discharged or paid in full in cash.
      No new Payment Blockage Notice may be delivered unless and until:

(1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2) all scheduled payments of principal, interest and premium and Additional Interest, if any, on the notes that have come due have been paid in full in cash.
      No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or can be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.
      If the trustee or any holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trust described under “— Legal Defeasance and Covenant Defeasance”) when:

(1) the payment is prohibited by these subordination provisions; and

(2) the trustee or the holder has actual knowledge that the payment is prohibited;
the trustee or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.
      PSI or the trustee must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.
      The Subsidiary Guarantee of each Guarantor is subordinated to Senior Debt of such Guarantor to the same extent and in the same manner as the notes are subordinated to Senior Debt of PSI. Payments under the Subsidiary Guarantee of each Guarantor is subordinated to the prior payment in full in cash of all Indebtedness under the Credit Agreement and all other Senior Debt of such Guarantor, including Senior Debt incurred after the date of the indenture, on the same basis as provided above with respect to the subordination of payments on the notes by PSI to the prior payment in full of Senior Debt of PSI.

      As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of PSI, holders of notes may recover less ratably than creditors of PSI or the Guarantors who are holders of Senior Debt. See “Risk Factors — Your right to receive payments on the notes and subsidiary guarantees is subordinated to our senior debt and the senior debt of our subsidiary guarantors.”
Optional Redemption
      At any time prior to July 15, 2010, the Company may redeem all or any portion of the Notes, at once or over time, after giving the required notice under the indenture at a redemption price equal to the greater of:

(a) 100% of the principal amount of the notes to be redeemed, and

(b) the sum of the present values of (1) the redemption price of the notes at July 15, 2010 (as set forth below) and (2) the remaining scheduled payments of interest from the redemption date through July 15, 2010, but excluding accrued and unpaid interest through the redemption date, discounted to the redemption date (assuming a 360 day year consisting of twelve 30 day months), at the Treasury Rate plus 50 basis points, plus, in either case, accrued and unpaid interest, including Additional Interest, if any, to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
      Any notice to holders of Notes of such a redemption shall include the appropriate calculation of the redemption price, but need not include the redemption price itself. The actual redemption price, calculated as described above, shall be set forth in an Officers’ Certificate delivered to the Trustee no later than two business days prior to the redemption date unless clause (b) of the definition of “Comparable Treasury Price” is applicable, in which such Officer’s Certificate should be delivered on the redemption date.
      At any time before July 15, 2008, PSI may on one or more occasions redeem up to 35% of the aggregate principal amount of notes (including additional notes) issued under the indenture at a redemption price of 107.75% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, with the net cash proceeds of any Equity Offering of common stock of PSI; provided, however, that:

(1) at least 65% of the original aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by PSI and its Subsidiaries); and

(2) the redemption occurs within 120 days of the date of the closing of such Equity Offering.
      Except pursuant to the preceding paragraph, the notes are not redeemable at PSI’s option prior to July 15, 2010.
      On or after July 15, 2010, PSI may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on July 15 of the years indicated below:

Year	Percentage

2010	103.875%
2011	102.583%
2012	101.292%
2013 and thereafter	100.000%

Selection and Notice
      If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.
      No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.
      If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.
Mandatory Redemption
      PSI is not required to make mandatory redemption or sinking fund payments with respect to the notes.
Repurchase at the Option of Holders

Change of Control
      Upon the occurrence of a Change of Control, each holder of notes will have the right to require PSI to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, PSI will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the notes repurchased, to the date of purchase.
      Within 10 days following any Change of Control, PSI will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date of such Change of Control, pursuant to the procedures required by the indenture and described in such notice. PSI will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the change of control provisions of the indenture, PSI will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the change of control provisions of the indenture by virtue of such compliance.
      On the Change of Control payment date, PSI will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by PSI.
      The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.
      Prior to complying with any of the provisions of this “change of control” covenant, but in any event within 90 days following a Change of Control, PSI will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. PSI will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control payment date.
      The provisions described above that require PSI to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable to the Change of Control event. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that PSI repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.
      PSI will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by PSI and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.
      The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of PSI and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require PSI to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of PSI and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales
      PSI will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale unless:

(1) PSI (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the trustee) of the assets sold, leased, transferred, conveyed or otherwise disposed of or Equity Interests of any Restricted Subsidiary issued, sold, transferred, conveyed or otherwise disposed of;

(2) at least 75% of the consideration received in the Asset Sale by PSI or such Restricted Subsidiary is in the form of cash. For purposes of this clause (2), each of the following will be deemed to be cash:

(a) any liabilities, as shown on PSI’s or such Restricted Subsidiary’s most recent balance sheet, of PSI or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases PSI or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by PSI or any such Restricted Subsidiary from such transferee that are converted by PSI or such Restricted Subsidiary into cash within 90 days, to the extent of the cash received in that conversion; and

(c) with respect to any sale of Capital Stock of a Restricted Subsidiary to one or more Qualified Physicians, promissory notes or similar obligations from such physicians or health care professionals; provided that the aggregate amount of such promissory notes or other similar obligations held by PSI and its Restricted Subsidiaries shall not exceed $5.0 million outstanding at any one time; and

(3) PSI delivers an officers’ certificate to the trustee certifying that such Asset Sale complies with the foregoing clauses (1) and (2).
      Within 365 days after the receipt of any Net Proceeds from an Asset Sale, PSI may apply those Net Proceeds (or any portion thereof) at its option:

(1) to repay Senior Debt of PSI or any Guarantor (other than Indebtedness owed to PSI, any Guarantor or any Affiliate of PSI) and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of, or all of the Voting Stock of, another Person engaged in a Permitted Business; or

(3) to acquire other long-term assets or property that are used in a Permitted Business.
Pending the final application of any Net Proceeds, PSI may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.
      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $7.5 million, PSI will make an Asset Sale Offer to all holders of notes to purchase the maximum principal amount of notes and, if PSI is required to do so under the terms of any other Indebtedness that is pari passu with the notes, such other Indebtedness on a pro rata basis with the notes, that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of the purchase of all properly tendered and not withdrawn notes pursuant to an Asset Sale Offer, PSI may use such remaining Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
      PSI will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, PSI will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.
      The agreements governing PSI’s outstanding Senior Debt currently prohibit PSI from purchasing any notes, and also provides that certain change of control or asset sale events with respect to PSI would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which PSI becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when PSI is prohibited from purchasing notes, PSI could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If PSI does not obtain such a consent or repay such borrowings, PSI will remain prohibited from purchasing notes. In such case, PSI’s failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

Certain Covenants

Restricted Payments
      PSI will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution (A) on account of PSI’s or any Restricted Subsidiary’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving PSI or any Restricted Subsidiary) or (B) to the direct or indirect holders of PSI’s or any Restricted Subsidiary’s Equity Interests in their capacity as such (other than dividends or distributions (i) payable in Equity Interests (other than Disqualified Stock) of PSI or (ii) to PSI or a wholly owned Restricted Subsidiary or to all holders of Capital Stock of such Restricted Subsidiary on a pro rata basis);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving PSI) any Equity Interests of PSI or any Restricted Subsidiary (other than from PSI or any Restricted Subsidiary);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Obligations, except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a) no Default or Event of Default has occurred and is continuing; and

(b) PSI would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the most recently ended four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by PSI and the Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3) and (4) of the next succeeding paragraph), is less than the sum, without duplication, of:

(I) 50% of the Consolidated Net Income of PSI for the period (taken as one accounting period) from June 30, 2003 to the end of PSI’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(II) 100% of the aggregate net cash proceeds received by PSI since June 30, 2003 as a contribution to its common equity capital or from the issue or sale of Equity Interests of PSI (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of PSI, in either case, that have been converted into or exchanged for such Equity Interests of PSI (other than Equity Interests or Disqualified Stock or debt securities) sold to a Subsidiary of PSI), plus

(III) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash proceeds with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

(IV) in case, after the date hereof, any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary under the terms of the indenture or has been merged, consolidated or amalgamated with or into, or transfers or conveys assets to, or is liquidated into PSI or a

Restricted Subsidiary, an amount equal to the lesser of (1) the net book value at the date of the redesignation, combination or transfer of the aggregate Investments made by PSI and the Restricted Subsidiaries in the Unrestricted Subsidiary (or of the assets transferred or conveyed, as applicable), and (2) the fair market value of the Investments owned by PSI and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of the redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable).

      So long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Obligations of PSI or any Guarantor or of any Equity Interests of PSI in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of PSI) of, Equity Interests of PSI (other than Disqualified Stock); provided, however, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (c)(II) of the preceding paragraph;

(3) the redemption, repurchase, defeasance or other acquisition of any Subordinated Obligations of PSI or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; provided, however, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (c)(II) of the preceding paragraph;

(4) the redemption, repurchase or other acquisition or retirement for value of any Equity Interests of PSI or any Restricted Subsidiary of PSI (a) held by any member of PSI’s (or any Restricted Subsidiary’s) management pursuant to any management equity subscription plan or agreement, stock option or stock purchase plan or agreement or employee benefit plan as may be adopted by PSI from time to time or pursuant to any agreement with any director or officer in existence on the date of the indenture or (b) from an employee of PSI upon the termination of such employee’s employment with PSI; provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in reliance on this clause (4) may not exceed $5.0 million in any twelve-month period;

(5) repurchases, acquisitions or retirements of Capital Stock of PSI deemed to occur upon the exercise of stock options or similar rights under employee benefit plans of PSI or its Subsidiaries if such Capital Stock represents all or a portion of the exercise price thereof;

(6) other Restricted Payments in an aggregate amount since the issue date not to exceed $30.0 million.
      The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the assets, property or securities proposed to be transferred or issued by PSI or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $20.0 million. Not later than the date of making any Restricted Payment, PSI will deliver to the trustee an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture. If PSI or a Restricted Subsidiary makes a Restricted Payment which at the time of the making of such Restricted Payment would in the good faith determination of PSI be permitted under the provisions of the Indenture, such Restricted Payment shall be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to PSI financial statements affecting Consolidated Net Income of PSI for any period.

Incurrence of Indebtedness and Issuance of Preferred Stock
      PSI will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and PSI will not issue any Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of preferred stock (including Disqualified Stock) other than to PSI; provided, however, that PSI may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, any of PSI’s Restricted Subsidiaries that are Guarantors may incur Indebtedness (including Acquired Indebtedness), if the Fixed Charge Coverage Ratio for PSI’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.00 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.
      The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by PSI or any Guarantor of additional Indebtedness and letters of credit under one or more Credit Facilities and Guarantees thereof by the Guarantors; provided that the aggregate principal amount of all Indebtedness and letters of credit of PSI and the Guarantors incurred pursuant to this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of PSI and the Guarantors thereunder) does not exceed $525.0 million, less the aggregate amount of Net Proceeds from an Asset Sale applied by PSI and its Subsidiaries to repay Indebtedness thereunder, pursuant to the provisions described under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(2) the incurrence by PSI and the Restricted Subsidiaries of the Existing Indebtedness, including any existing HUD Financings and the Existing Senior Subordinated Notes;

(3) the incurrence by PSI and the Guarantors of Indebtedness represented by the initial notes (and the related exchange notes to be issued pursuant to the Registration Rights Agreement and in exchange for any additional notes) and the incurrence by the Guarantors of the Subsidiary Guarantees of those notes and any additional notes;

(4) additional HUD Financings incurred after the date of the indenture in an aggregate principal amount not to exceed $25.0 million outstanding at any time;

(5) the incurrence by PSI or any Restricted Subsidiary of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of PSI or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (5), not to exceed $20.0 million at any time outstanding;

(6) the incurrence by PSI or any Restricted Subsidiary of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, defease, renew, refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), or this clause (6) of this paragraph;

(7) the incurrence by PSI or any Restricted Subsidiary of intercompany Indebtedness between or among PSI and any Restricted Subsidiary; provided, however, that:

(a) if PSI or a Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes or the Subsidiary Guarantees, as the case may be; and;

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than PSI or a Restricted Subsidiary and (ii) any subsequent sale or other transfer of any such Indebtedness to a Person that is not either PSI or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by PSI or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(8) the incurrence of any Physician Support Obligations by PSI or any Restricted Subsidiary;

(9) the incurrence of Indebtedness of PSI or any Restricted Subsidiary consisting of guarantees, indemnities, holdbacks or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including without limitation, shares of Capital Stock of Restricted Subsidiaries or contingent payment obligations incurred in connection with the acquisition of assets which are contingent on the performance of the assets acquired, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such assets or shares of Capital Stock of such Restricted Subsidiary for the purpose of financing such acquisition;

(10) the incurrence of Indebtedness of PSI or any Restricted Subsidiary represented by (a) letters of credit for the account of PSI or any Restricted Subsidiary or (b) other obligations to reimburse third parties pursuant to any surety bond or other similar arrangements, which letters of credit or other obligations, as the case may be, are intended to provide security for workers’ compensation claims, payment obligations in connection with sales tax and insurance or other similar requirements in the ordinary course of business;

(11) the incurrence by PSI or any Restricted Subsidiary of Hedging Obligations that are incurred in the normal course of business and consistent with past business practices for the purpose of fixing or hedging currency or interest rate risk (including with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding in connection with the conduct of their respective businesses) and not for speculative purposes;

(12) the Guarantee by PSI or any of the Guarantors of Indebtedness of PSI or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

(13) the incurrence by PSI’s Unrestricted Subsidiaries of Non-recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of PSI that was not permitted by this clause (13); and

(14) the incurrence by PSI or any Guarantor of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (14), not to exceed $35.0 million.
      For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above or is entitled to be incurred pursuant to the first paragraph of this covenant, in each case, as of the date of incurrence thereof, PSI shall, in its sole discretion, classify (or later reclassify in whole or in part, in its sole discretion) such item of Indebtedness in any manner that complies with this covenant and such Indebtedness will be treated as having been incurred pursuant to such clauses or the first paragraph hereof, as the case may be, designated by PSI. Indebtedness under Credit Facilities outstanding on the date on which the notes are first issued and authenticated under the indenture will be deemed to have been incurred on such date in reliance of the exception provided by clause (1) of the definition of Permitted Debt. Accrual of interest or dividends, the accretion of accreted value or liquidation preference and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant.

Liens
      PSI will not, and will not permit any Restricted Subsidiary to, create, incur or assume any consensual Liens of any kind against or upon any of their respective properties or assets, or any proceeds, income or profit therefrom that secure Senior Subordinated Indebtedness or Subordinated Obligations; provided that:

(1) in the case of Liens securing Subordinated Obligations, the notes are secured by a Lien on such property, assets, proceeds, income or profit that is senior in priority to such Liens; and

(2) in the case of Liens securing Senior Subordinated Indebtedness, the notes are equally and ratably secured by a Lien on such property, assets, proceeds, income or profit.

Issuances and Sales of Capital Stock of Restricted Subsidiaries
      PSI (a) will not, and will not permit any Restricted Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than to PSI or to any Restricted Subsidiary), unless:

(1) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Restricted Subsidiary, and

(2) the Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the provisions described under “— Repurchase at the Option of Holders — Asset Sales” above;
provided, however, that this clause (a) will not apply to any pledge of Capital Stock of any Restricted Subsidiary securing any Permitted Debt or any exercise of remedies in connection therewith; provided that the Lien securing such Permitted Debt is not prohibited by the provisions of the covenant described above under the caption “— Liens;”
      (b) will not permit any Restricted Subsidiary to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) to any Person other than PSI or any Restricted Subsidiary;
provided, further, however, that clauses (a) and (b) shall not prohibit any issuance, sale or other disposition of Common Stock of a Restricted Subsidiary to one or more Qualified Physicians if, immediately after giving effect thereto, such Restricted Subsidiary would remain a Restricted Subsidiary and PSI will, directly or indirectly, retain at least 80% of the Capital Stock of such Restricted Subsidiary, and the Net Proceeds from such issuance, sale or other disposition are applied in accordance with the provisions described under “— Repurchase at the Option of Holders — Asset Sales” above.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
      PSI will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions on its Capital Stock to PSI or any Restricted Subsidiary, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to PSI or any Restricted Subsidiary;

(b) make loans or advances to PSI or any Restricted Subsidiary; or

(c) transfer any of its properties or assets to PSI or any Restricted Subsidiary.
      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness, Credit Facilities (including the Credit Agreement) and other agreements relating to the Financing Transactions as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2) the indenture, the notes and the Subsidiary Guarantees;

(3) agreements related to HUD Financing and any amendments of those agreements;

(4) applicable law;

(5) any instrument governing Indebtedness or Capital Stock of a Person acquired by PSI or any Restricted Subsidiary as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(6) customary non-assignment provisions in leases and other contracts entered into in the ordinary course of business and consistent with industry practices;

(7) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (c) of the first paragraph of this covenant;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary or the assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition or the sale or other disposition of its assets;

(9) Permitted Refinancing Indebtedness; provided, however, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens; and

(11) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets
      Neither PSI nor any Guarantor may, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not PSI or such Guarantor, as the case may be, is the surviving corporation)

or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of PSI or any Guarantor, in one or more related transactions, to another Person; unless:

(1) either:

(a) PSI or such Guarantor, as the case may be, is the surviving corporation; or

(b) the Person formed by or surviving any such consolidation or merger (if other than PSI or such Guarantor, as the case may be) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) except as otherwise described with respect to the release of Subsidiary Guarantees of Guarantors under the caption “Subsidiary Guarantees” above, the Person formed by or surviving any such consolidation or merger (if other than PSI or such Guarantor, as the case may be) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of PSI or such Guarantor, as the case may be, under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction no Default or Event of Default exists; and

(4) except with respect to a consolidation or merger of PSI with or into a Guarantor, or a Guarantor with or into another Guarantor, PSI or such Guarantor, as the case may be, or the Person formed by or surviving any such consolidation or merger (if other than PSI or such Guarantor), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” above.
      Notwithstanding the preceding clause (4), any Restricted Subsidiary of PSI may consolidate with, merge into or transfer all or part of its properties and assets to PSI or a Guarantor; and notwithstanding the preceding clause (2), any Guarantor may transfer real property that is the subject of a HUD Financing to a HUD Financing Subsidiary in connection with a HUD Financing permitted to be incurred pursuant to the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Stock.”
      In addition, PSI may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.
      Except as described with respect to the release of Subsidiary Guarantees of Guarantors under the caption “Subsidiary Guarantees” above, the entity formed by or surviving any consolidation or merger (if other than PSI or a Guarantor) will succeed to, and be substituted for, and may exercise every right and power of, such Guarantor under the indenture.

Designation of Restricted and Unrestricted Subsidiaries
      The Board of Directors of PSI may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by PSI and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments” or Permitted Investments, as determined by PSI. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Transactions with Affiliates
      PSI will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is (a) evidenced in writing if it involves transactions of $2.5 million or more and (b) is on terms that are no less favorable to PSI or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by PSI or such Restricted Subsidiary with an unrelated Person; and

(2) PSI delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the PSI or such Restricted Subsidiary from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.
      The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions between or among PSI and/or any Restricted Subsidiary;

(2) sales of Equity Interests (other than Disqualified Stock) to Affiliates of PSI; and

(3) reasonable and customary directors’ fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of PSI or a Restricted Subsidiary entered into in the ordinary course of business;

(4) any transactions made in compliance with the covenant described above under the caption “— Restricted Payments;”

(5) loans and advances to non-executive officers and employees of PSI or any Restricted Subsidiary in the ordinary course of business in accordance with the past practices of PSI or any Restricted Subsidiary; and

(6) any agreement as in effect as of the date of the indenture or any amendment thereto so long as any such amendment is not more disadvantageous to the holders in any material respect than the original agreement as in effect on the date of the indenture.

Additional Subsidiary Guarantees
      If PSI or any Restricted Subsidiary acquires or creates another Subsidiary after the date of the indenture that (1) is formed under the laws of the United States or any state of the United States or the District of Columbia and in which PSI or any Restricted Subsidiary has made an Investment of at least $0.1 million or (2) incurs, guarantees or otherwise provides direct credit support for any Indebtedness of PSI or any of PSI’s domestic subsidiaries, then that newly acquired or created Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 30 business days of the later of (x) the date on which it was acquired or created and (y) the date PSI or any Restricted Subsidiary has made an Investment of at least $1.0 million; provided, however, that the foregoing shall not apply to (i) HUD Financing Subsidiaries, (ii) PSI Surety, Inc. and

(iii) Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture. The Subsidiary Guarantee of any such newly acquired or created Subsidiary that becomes a Guarantor will be subordinated to all Indebtedness under the Credit Agreement and all other Senior Debt of such Guarantor to the same extent as the notes are subordinated to the Senior Debt of PSI.

Limitation on Layering
      PSI will not incur, create, issue, assume, Guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of PSI and senior in any respect in right of payment to the notes; provided, however, that no Indebtedness of PSI will be deemed to be contractually subordinated in right of payment solely by virtue of being unsecured. No Guarantor will incur, create, issue, assume, Guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor’s Subsidiary Guarantee; provided, however, that no Indebtedness of a Guarantor will be deemed to be contractually subordinated in right of payment solely by virtue of being unsecured.

Business Activities
      PSI will not, and will not permit any Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to PSI and its Subsidiaries taken as a whole.

Payments for Consent
      PSI will not, and will not permit any Restricted Subsidiary to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports
      Whether or not required by the Commission, so long as any notes are outstanding, PSI will furnish to the holders of notes, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if PSI were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by PSI’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if PSI were required to file such reports.
      If PSI has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and if PSI or any of its Restricted Subsidiaries has made an Investment of at least $0.1 million in such Unrestricted Subsidiary, in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of PSI and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of PSI.
      In addition, following the consummation of the exchange offer, whether or not required by the Commission, PSI will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, PSI and the Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Events of Default and Remedies
      Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Additional Interest with respect to, the notes (whether or not prohibited by the subordination provisions of the indenture);

(2) default in payment when due of the principal of or premium, if any, on the notes (whether or not prohibited by the subordination provisions of the indenture);

(3) failure by PSI or any Restricted Subsidiary to comply with the provisions described under the caption “— Merger, Consolidation or Sale of Assets;”

(4) failure by PSI or any Restricted Subsidiary for 30 days after notice to comply with the provisions described under the captions “Repurchase at the Option of Holders — Asset Sales,” “Repurchase at the Option of Holders — Change of Control,” “— Certain Covenants — Restricted Payments,” “— Incurrence of Indebtedness and Issuance of Preferred Stock;” provided, however, that a default under the Existing Senior Subordinated Notes with respect to the covenants described under “— Certain Covenants — Restricted Payments” or “— Incurrence of Indebtedness and Issuance of Preferred Stock” shall be a default under the indenture notwithstanding the 30-day grace period provided for in this clause (3);

(5) failure by PSI or any Restricted Subsidiary for 60 days after notice to comply with any of its other agreements in the indenture or the notes;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by PSI or any Restricted Subsidiary (or the payment of which is guaranteed by PSI or any Restricted Subsidiary) whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more, so long as the Existing Senior Subordinated Notes remain outstanding, and $10.0 million or more thereafter;

(7) failure by PSI or any Restricted Subsidiary to pay final judgments aggregating in excess of $5.0 million, so long as the Existing Senior Subordinated Notes remain outstanding, and $10.0 million or more thereafter, which judgments are not paid, discharged or stayed for a period of 60 days;

(8) except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

(9) certain events of bankruptcy or insolvency described in the indenture with respect to PSI or any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.

      In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to PSI, any Subsidiary that would constitute a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.
      Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notes is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Additional Interest.
      The holders of at least a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Additional Interest on, or the principal of, the notes.
      In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of PSI with the intention of avoiding payment of the premium that PSI would have had to pay if PSI then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs by reason of any willful action (or inaction) taken (or not taken) by or on behalf of PSI with the intention of avoiding the prohibition on redemption of the notes, then the premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.
      PSI is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, PSI is required to deliver to the trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
      No director, officer, employee, incorporator or stockholder of PSI or any Guarantor, as such, will have any liability for any obligations of PSI or the Guarantors under the notes, the indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Legal Defeasance and Covenant Defeasance
      PSI may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such notes when such payments are due from the trust referred to below;

(2) PSI’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and PSI’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.
      In addition, PSI may, at its option and at any time, elect to have the obligations of PSI and the Guarantors released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.
      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) PSI must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and PSI must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, PSI has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) PSI has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, PSI has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which PSI or any of its Subsidiaries is a party or by which PSI or any of its Subsidiaries is bound;

(6) PSI must deliver to the trustee an officers’ certificate stating that the deposit was not made by PSI with the intent of preferring the holders of notes over the other creditors of PSI with the intent of defeating, hindering, delaying or defrauding creditors of PSI or others; and

(7) PSI must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
Amendment, Supplement and Waiver
      Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).
      Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption or repurchase of the notes relating to the covenant (and applicable definitions) described under the caption “— Repurchase at the Option of Holders — Change of Control” above;

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions (including applicable definitions) of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the notes;

(7) waive a redemption or repurchase payment with respect to any note (including a payment required by the provisions described under the caption “— Repurchase at the Option of Holders” above);

(8) make any change in any Subsidiary Guarantees that would adversely affect the holders of the notes or release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture;

(9) make any change to the subordination provisions of the indenture (including applicable definitions) that would adversely affect the holders of the notes; or

(10) make any change in the preceding amendment and waiver provisions.
      Under the Credit Agreement, any amendment to the provisions of the indenture relating to the subordination provisions will require the consent of the lenders under the Credit Agreement or the agent therefor, acting on their behalf.
      Notwithstanding the preceding, without the consent of any holder of notes, PSI, the Guarantors and the trustee may amend or supplement the indenture or the notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of PSI’s obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of PSI’s assets;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to provide for or confirm the issuance of additional notes otherwise permitted to be incurred by the indenture; or

(6) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.
Satisfaction and Discharge
      The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to PSI, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, and PSI has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination of cash in U.S. dollars and non-callable U.S. Government Securities, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which PSI or any Guarantor is a party or by which PSI or any Guarantor is bound;

(3) PSI has paid or caused to be paid all sums payable by it under the indenture; and

(4) PSI has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.
In addition, PSI must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Concerning the Trustee
      If the trustee becomes a creditor of PSI or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must (i) eliminate such conflict within 90 days, (ii) apply to the Commission for permission to continue or (iii) resign.
      The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions
      Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
      “Additional Interest” means the additional interest, if any, to be paid on the notes as described under “Registration Rights; Additional Interest.”
      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
      “Asset Sale” means the sale, lease, transfer, conveyance or other disposition of any assets or rights, other than sales, leases, transfers, conveyances or other dispositions of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of PSI and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions described under the caption “— Repurchase at the Option of Holders — Asset Sales.”
      Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a fair market value of less than $5.0 million;

(2) a sale, lease, transfer, conveyance or other disposition of assets between or among PSI and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to PSI or to another Restricted Subsidiary;

(4) a sale, lease, transfer, conveyance or other disposition effected in compliance with the provisions described under the caption “— Merger, Consolidation or Sale of Assets;”

(5) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments;”

(6) a transfer or property or assets that are obsolete, damaged or worn out equipment and that are no longer useful in the conduct of PSI or its Subsidiaries’ business and that is disposed of in the ordinary course of business; and

(7) a Permitted Asset Swap.
      “Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.
      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
      “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.
      “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.
      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
      “Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at least A-1 by Standard & Poor’s Rating Services or at least P-1 by Moody’s Investors Service, Inc., and in each case maturing within six months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.
      “Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of PSI and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of PSI;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 30% of the Voting Stock of PSI, measured by voting power rather than number of shares;

(4) the consummation by PSI of any “going private” transaction that would constitute a “Rule 13e-3 transaction” as defined in the Exchange Act;

(5) the first day on which a majority of the members of the Board of Directors of PSI are not Continuing Directors; or

(6) PSI consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, PSI, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of PSI or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of PSI outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).
      “Commission” means the Securities and Exchange Commission.
      “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for expenses to be paid in cash in any future period) of such Person and its Restricted

Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.
      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded; and

(4) the cumulative effect of a change in accounting principles will be excluded.
      “Consolidated Net Tangible Assets” means as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of PSI and its consolidated Restricted Subsidiaries as the total assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of PSI and its Restricted Subsidiaries, after giving effect to purchase accounting, and after deducting therefrom consolidated current liabilities and, to the extent otherwise included, the amounts of (without duplication):

(1) the excess of cost over fair market value of assets or businesses acquired;

(2) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of PSI immediately preceding the date of issuance of the notes as a result of a change in the method of valuation in accordance with GAAP;

(3) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(4) minority interests in consolidated subsidiaries held by Persons other than PSI or any Restricted Subsidiary;

(5) treasury stock;

(6) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

(7) Investments in and assets of Unrestricted Subsidiaries.

      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of PSI who:

(1) was a member of such Board of Directors on the date of the indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.
      “Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of the date hereof, among PSI, the Guarantors party thereto, Citicorp North America, Inc., as term loan facility administrative agent, Bank of America, N.A., as revolving credit facility administrative agent, collateral agent and swing line lender, Citigroup Global Markets Inc. and Banc of America Securities LLC, as co-syndication agents, Citigroup Global Markets Inc., as documentation agent and as sole lead arranger and sole book manager, and the lenders from time to time party thereto, providing for up to $150.0 million of revolving credit borrowings and $325.0 million of term borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced (in whole or in part) from time to time, whether or not with the same lenders or agent.
      “Credit Facilities” means, one or more debt facilities or agreements (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including any agreement to extend the maturity thereof and adding additional borrowers or guarantors) in whole or in part from time to time under the same or any other agent, lender or group of lenders and including increasing the amount of available borrowings thereunder; provided that such increase is permitted by the “— Incurrence of Indebtedness and Issuance of Preferred Stock” covenant above.
      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
      “Designated Senior Debt” means (i) any Indebtedness outstanding under the Credit Agreement and (ii) any other Senior Debt permitted hereunder the principal amount of which is $25.0 million or more and that has been designated by PSI as “Designated Senior Debt.”
      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require PSI to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that PSI may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.”
      “Domestic Subsidiary” means any Restricted Subsidiary of PSI that was formed under the laws of the United States or any state or territory of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of PSI.
      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
      “Equity Offering” means any private or public sale of common stock of PSI.

      “Existing Indebtedness” means Indebtedness existing on the date of the indenture (other than Indebtedness under the indenture governing the notes and the Credit Agreement), including the Existing Senior Subordinated Notes and any existing HUD Financings.
      “Existing Senior Subordinated Notes” means the $100,000,000 aggregate principal amount of PSI’s 10 5/8% Senior Subordinated Notes due 2013.
      “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of PSI (other than Disqualified Stock) or to PSI or a Restricted Subsidiary of PSI, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.
      “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.
      In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (calculated in accordance with Regulation S-X) as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP (other than the treatment of the termination and expiration of management contracts which shall be governed by Accounting Principles Board Opinion No. 2 as in effect before the adoption of FAS 144), and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP (other than the treatment of the termination and expiration of management contracts which shall be governed by Accounting Principles Board Opinion No. 2 as in effect before the adoption of FAS 144), and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.
      “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.
      “Guarantors” means each of:

(1) PSI’s Domestic Subsidiaries (other than the HUD Financing Subsidiaries, PSI Surety, Inc. and certain immaterial Subsidiaries in which neither PSI nor any Restricted Subsidiary has made an Investment in excess of $0.1 million); and

(2) any other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture;
and their respective successors and assigns.
      “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.
      “HUD Financing” means Indebtedness of HUD Financing Subsidiaries that is insured by the Federal Housing Administration, an organizational unit of the United States Department of Housing and Urban Development.
      “HUD Financing Subsidiaries” means any Domestic Subsidiary formed solely for the purpose of holding assets pledged as security in connection with any HUD Financing, including Holly Hill Real Estate,LLC, PSI Cedar Springs Hospital Real Estate, Inc., Psychiatric Solutions of Oklahoma Real Estate, Inc., Neuro Rehab Real Estate, L.P., Texas Laurel Ridge Hospital Real Estate L.P., Texas Oaks Psychiatric Hospital Real Estate, L.P., Texas San Marcos Treatment Center Real Estate, L.P., Cypress Creek Real Estate, L.P., West Oaks Real Estate, L.P. and Riveredge Real Estate, Inc.; provided that the designation of a Domestic Subsidiary as a HUD Financing Subsidiary shall be evidenced by an Officers’ Certificate stating that such Domestic Subsidiary shall be designated as a HUD Financing Subsidiary and certifying that the sole purpose of such HUD Financing Subsidiary shall be to hold assets pledged as security in connection with HUD Financing and that the incurrence of the HUD Financing complies with the provisions of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.”

      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations,
if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.
      The amount of any Indebtedness outstanding as of any date will be:

(a) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(b) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.
      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances, fees and compensation paid to officers, directors and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If PSI or any Subsidiary of PSI sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of PSI such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of PSI, PSI will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by PSI or any Subsidiary of PSI of a Person that holds an Investment in a third Person will be deemed to be an Investment by PSI or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.”
      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

      “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).
      “Net Proceeds” means the aggregate cash proceeds received by PSI or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.
      “Non-recourse Debt” means Indebtedness:

(1) as to which neither PSI nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time of both any holder of any other Indebtedness (other than the Notes) of PSI or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of PSI or any of its Restricted Subsidiaries.
      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
      “Permitted Asset Swap” means sales, transfers or other dispositions of assets, including all of the outstanding Capital Stock of a Restricted Subsidiary, for consideration at least equal to the fair market value of the assets sold or disposed of, but only if the consideration received consists of Capital Stock of a Person that becomes a Restricted Subsidiary engaged in, or property or assets (other than cash, except to the extent used as a bona fide means of equalizing the value of the property or assets involved in the swap transaction) of a nature or type or that are used in, a business having property or assets of a nature or type, or engaged in a business similar or related to the nature or type of the property and assets of, or business of, PSI and the Restricted Subsidiaries existing on the date of such sale or other disposition.
      “Permitted Business” means the lines of business conducted by PSI and its Restricted Subsidiaries on the date hereof and the businesses reasonably related thereto, including the ownership, operation and/or management of a hospital, outpatient clinic or other facility or business that is used or useful in or related to the provision of health care services in connection with the ownership, operation and/or management of such hospital or outpatient clinic or ancillary to the provision health care services or information or the investment in or management, lease or operation of a hospital or outpatient clinic

      “Permitted Investments” means:

(1) any Investment in PSI or a Restricted Subsidiary;

(2) any Investment in Cash Equivalents;

(3) any Investment by PSI or any Restricted Subsidiary in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, PSI or a Subsidiary;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of PSI;

(6) any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7) Hedging Obligations;

(8) Investments the payment for which is Capital Stock (other than Disqualified Stock) of PSI;

(9) Physician Support Obligations;

(10) Investments in prepaid expenses, negotiable instruments held for collection, utility and workers compensation, performance and similar deposits made in the ordinary course of business;

(11) loans and advances to non-executive officers and employees of PSI or any Restricted Subsidiary in the ordinary course of business in accordance with the past practices of PSI or any Restricted Subsidiary in an aggregate amount for all such loans and advances not to exceed $1.0 at any time outstanding;

(12) Investments in any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under “— Repurchase at the Option of Holders — Asset Sales;”

(13) Investments existing on the date of the indenture; and

(14) other Investments in any Person having an aggregate fair market value (measured on the date each such investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding, not to exceed $30.0 million.
      “Permitted Junior Securities” means:

(1) Equity Interests in PSI or any Guarantor; or

(2) debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Subsidiary Guarantees are subordinated to Senior Debt under the indenture.
      “Permitted Refinancing Indebtedness” means any Indebtedness of PSI or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew,

replace, defease or refund other Indebtedness of PSI or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided, however, that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) in the case of Indebtedness other than Senior Debt, such Permitted Refinancing Indebtedness has a final maturity date the same as or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if Subordinated Obligations are being extended, refinanced, renewed, replaced, defeased or refunded, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Subordinated Obligations being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by PSI or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.
      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
      “Physician Support Obligation” means a loan to or on behalf of, or a guarantee of, indebtedness of a Qualified Physician made or given by PSI or any of its Subsidiaries, (a) in the ordinary course of its business, and (b) pursuant to a written agreement having a period not to exceed five years; provided, however, that any such guarantee of Indebtedness of a Qualified Physician shall be expressly subordinated in right of payment to the notes or the Subsidiary Guarantees, as the case may be.
      “Qualified Physicians” means one or more physicians or health care professionals providing service to patients in a health care facility owned, operated or managed by PSI or any of its Restricted Subsidiaries.
      “Restricted Investment” means an Investment other than a Permitted Investment.
      “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
      “Senior Debt” means:

(1) all Indebtedness of PSI or any Guarantor outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

(2) all Indebtedness of PSI or any Guarantor outstanding under HUD Financing;

(3) any other Indebtedness of PSI or any Guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Subsidiary Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3).
      Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(a) any liability for federal, state, local or other taxes owed or owing by PSI;

(b) any Indebtedness of PSI to any of its Subsidiaries or other Affiliates;

(c) the Existing Senior Subordinated Notes;

(d) any trade payables; or

(e) the portion of any Indebtedness that is incurred in violation of the indenture.

      “Senior Subordinated Indebtedness” means (i) with respect to PSI, the notes and any other Indebtedness of PSI that specifically provides that such Indebtedness is to have the same rank as the notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of PSI which is not Senior Debt; (ii) with respect to any Guarantor, the Subsidiary Guarantees and any other Indebtedness of such Guarantor that specifically provides that such Indebtedness is to have the same rank as the Subsidiary Guarantees in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Guarantor which is not Senior Debt; and (iii) the Existing Senior Subordinated Notes.
      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date of the indenture.
      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
      “Subordinated Obligations” means any Indebtedness of PSI (whether outstanding on the date hereof or thereafter incurred) that is subordinate or junior in right of payment to the notes pursuant to a written agreement to that effect.
      “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
      “Subsidiary Guarantee” means the Guarantee of the notes by each of the Guarantors pursuant to the indenture and in the form of the Guarantee endorsed on the form of note attached as Exhibit A to the indenture and any additional Guarantee of the notes to be executed by any Subsidiary of PSI pursuant to the covenant described above under the caption “— Additional Subsidiary Guarantees.”
      “Treasury Rate” means, at the time of computation, the yield to maturity of United States Treasury Securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the redemption date or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the redemption date to July 15, 2010; provided, however, that if the period from the redemption date to July 15, 2010 is not equal to the constant maturity of a United States Treasury Security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury Securities for which such yields are given, except that if the period from the redemption date to July 15, 2010 is less than one year, the weekly average yield on actually traded United States Treasury Securities adjusted to a constant maturity of one year shall be used.

      “Unrestricted Subsidiary” means any Subsidiary of PSI or any successor to any of them) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with PSI or any Restricted Subsidiary of PSI unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to PSI or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of PSI;

(3) is a Person with respect to which neither PSI nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of PSI or any of its Restricted Subsidiaries; and

(5) has at least one director on its Board of Directors that is not a director or executive officer of PSI or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of PSI or any of its Restricted Subsidiaries.
      Any designation of a Subsidiary of PSI as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of PSI as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” PSI will be in default of such covenant. The Board of Directors of PSI may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of PSI of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.
      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.
Form of Registered Notes
      The certificates representing the registered notes will be issued in fully registered form, without coupons. Except as described in the next paragraph, the registered notes will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC’s nominee, in the form of a global note. Holders of the registered notes will own book-entry interests in the global note evidenced by records maintained by DTC.
      Book-entry interests may be exchanged for certificated notes of like tenor and equal aggregate principal amount, if

•	DTC notifies us that it is unwilling or unable to continue as depositary or we determine that DTC is unable to continue as depositary and we fail to appoint a successor depositary within 90 days,

•	we provide for the exchange pursuant to the terms of the indenture, or

•	we determine that the book-entry interests will not longer be represented by global notes and we execute and deliver to the trustee instructions to that effect.
      As of the date of this prospectus, no certificated notes are issued and outstanding.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
      The following summary is a general discussion of material U.S. federal income tax considerations to a holder relating to the exchange of the old notes for registered notes in the exchange offer. This summary is generally limited to holders who hold the old notes as capital assets (i.e., generally as investments) and does not deal with special tax situations including those that may apply to particular holders such as tax-exempt organizations, holders subject to the U.S. federal alternative minimum tax, dealers in securities, commodities or foreign exchange currencies, financial institutions, insurance companies, regulated investment companies, certain former citizens or former long-term residents of the United States, partnerships or other pass-through entities, U.S. holders whose “functional currency” is not the U.S. dollar and persons who hold the notes in connection with a “straddle,” “hedging,” “conversion” or other risk reduction transaction. This discussion does not address the tax consequences arising under any state, local or foreign law, nor consider the effect of the U.S. federal estate or gift tax law.
      The U.S. federal income tax considerations set forth below are based upon the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, court decisions and rulings and pronouncements of the Internal Revenue Service (the “IRS”), now in effect, all of which are subject to change. Any such change could have retroactive application so as to result in U.S. federal income tax consequences different from those discussed below. No ruling has been or is expected to be sought from the IRS with respect to the U.S. federal income tax consequences to the holders of the notes in the exchange offer. The IRS would not be precluded from taking a contrary position. As a result, the IRS might not agree with the tax consequences described below.
      We believe that the exchange of the old notes for registered notes in the exchange offer will not constitute an exchange for U.S. federal income tax purposes, and thus will have no U.S. federal income tax consequences to you. The registered notes received by you will be treated as a continuation of the old notes. For example, there will be no change in your tax basis and the holding period for the registered notes will be the same as that applicable to the old notes. In addition, the U.S. federal income tax consequences of holding and disposing of your registered notes would be the same as those applicable to your old notes.
      The preceding discussion of material U.S. federal income tax considerations is for general information only and is not tax advice. Accordingly, each investor is urged to consult its own tax advisor as to the particular tax consequences to it of exchanging old notes for registered notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable law.

PLAN OF DISTRIBUTION
      Each broker-dealer that receives registered notes in the exchange offer for its own account must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the notes. We reserve the right in our sole discretion to purchase or make offers for, or to offer registered notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer pursuant to this prospectus or otherwise and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. This prospectus, as it may be amended or supplemented from time to time, may be used by all persons subject to the prospectus delivery requirements of the Securities Act, including broker-dealers in connection with resales of registered notes received in the exchange offer, where the notes were acquired as a result of market-making activities or other trading activities and may be used by us to purchase any notes outstanding after expiration of the exchange offer. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with such a resale.
      We will not receive any proceeds from any sale of registered notes by broker-dealers. Notes received by broker-dealers in the exchange offer for their own account may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Such a resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from such a broker-dealer and/or the purchasers of any of the registered notes. Any broker-dealer that resells registered notes that were received by it in the exchange offer for its own account and any broker or dealer that participates in a distribution of the notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on such a resale of the notes and any commissions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      For a period of 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the reasonable fees and expenses of counsel to the initial purchasers of the old notes, other than commissions or concessions of any brokers or dealers, and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.
LEGAL MATTERS
      Waller Lansden Dortch & Davis, PLLC has passed upon the validity of the registered notes on behalf of the issuer.
EXPERTS
      The consolidated financial statements of Psychiatric Solutions, Inc. appearing in Psychiatric Solutions, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2004, and Psychiatric Solutions, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements and management’s assessment are, and audited financial statements and management’s assessments of the effectiveness of internal control over financial reporting to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and management’s assessments (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.
      The combined financial statements of Behavioral Healthcare Services at December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, appearing in our Current Report on Form 8-K/A, filed with the SEC on August 1, 2005, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the combined financial statements), included therein, and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report of Ernst & Young LLP given on the authority of such firm as experts in accounting and auditing.
      The consolidated financial statements of Ramsay Youth Services, Inc. and Subsidiaries (“Ramsay”), as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, incorporated in this prospectus by reference from Amendment No. 2 to the Registration Statement No. 333-110206 of Psychiatric Solutions, Inc. on Form S-2, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in Ramsay’s method of accounting for goodwill and other intangible assets effective January 1, 2002).
      The consolidated financial statements of Northern Healthcare Associates and Subsidiaries incorporated by reference herein have been audited by Selznick & Company, LLP, independent certified public accountants, to the extent and for the periods set forth in their independent auditors’ report incorporated herein by reference.
WHERE YOU CAN FIND MORE INFORMATION
      This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since this prospectus may not contain all the information that you may find important, you should review the full text of those documents. You should rely only on the information contained and incorporated by reference in this prospectus.
      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 and at regional offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.
      We make available free of charge through our website, which you can find at www.psysolutions.com, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      We are “incorporating by reference” information we file with the SEC, which means:

•	Incorporated documents are considered part of this prospectus;

•	We can disclose important information to you by referring you to those documents; and

•	Information that we file later with the SEC automatically will update and supersede information contained in this prospectus.

      We are incorporating by reference the following documents, which we have previously filed with the SEC:

(1) Consolidated Financial Statements of Ramsay Youth Services, Inc. and Subsidiaries as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002 (incorporated by reference to Amendment No. 2 to our Registration Statement on Form S-2, filed on December 18, 2003 (Reg. No. 333-110206));

(2) Consolidated Financial Statements of Northern Healthcare Associates and Subsidiaries as of December 31, 2003 and 2002, and for the year ended December 31, 2003 and December 31, 2002 (incorporated by reference to our Current Report on Form 8-K/ A, filed on August 10, 2004);

(3) Combined Financial Statements of Behavioral Healthcare Services as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004 (incorporated by reference to our Current Report on Form 8-K/A, filed on August 1, 2005);

(4) our Annual Report on Form 10-K for the year ended December 31, 2004;

(5) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

(6) our Current Report on Form 8-K filed with the SEC on March 11, 2005;

(7) our Current Report on Form 8-K filed with the SEC on April 22, 2005;

(8) our Current Report on Form 8-K filed with the SEC on July 8, 2005;

(9) our Current Report on Form 8-K/ A filed with the SEC on July 12, 2005;

(10) our Current Report on Form 8-K filed with the SEC on July 14, 2005;

(11) our Current Report on Form 8-K/A filed with the SEC on August 1, 2005;

(12) our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 20, 2005; and

(13) any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is completed; provided that this prospectus will not incorporate any information we may furnish to the SEC under Item 2.02 or Item 7.01 of Form 8-K.
      Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
      You can obtain copies of the documents incorporated by reference in this prospectus without charge through our website (www.psysolutions.com) as soon as reasonably practicable after we electronically file the material with, or furnish it to, the SEC, or by requesting them in writing or by telephone at the following address:

Psychiatric Solutions, Inc.
840 Crescent Centre Drive, Suite 460
Franklin, Tennessee 37067
Attention: Investor Relations
(615) 312-5700

Exchange Offer
for $220,000,000
7 3/4% Senior Subordinated
Notes due 2015

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.
      Pursuant to the provisions of Section 145 of the Delaware General Corporation Law, Psychiatric Solutions, Inc. (the “Company”) is required to indemnify any present or former officer or director against expenses reasonably incurred by the officer or director in connection with legal proceedings in which the officer or director becomes involved by reason of being an officer or director if the officer or director is successful in the defense of such proceedings. Section 145 also provides that the Company may indemnify an officer or director in connection with a proceeding in which he or she is not successful in defending if it is determined that the officer or director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company or, in the case of a criminal action, if it is determined that the officer or director had no reasonable cause to believe his or her conduct was unlawful. Liabilities for which an officer or director may be indemnified include amounts paid in satisfaction of settlements, judgments, fines and other expenses incurred in connection with such proceedings. In a stockholder derivative action, no indemnification may be paid in respect of any claim, issue or matter as to which the officer or director has been adjudged to be liable to the Company (except for expenses allowed by a court).
      Pursuant to the provisions of Article VII of the Company’s Amended and Restated Bylaws (the “Bylaws”), the Company is required to indemnify officers or directors to a greater extent than under the current provisions of Section 145 of the Delaware General Corporation Law. Except with respect to stockholder derivative actions, the Company’s Bylaws generally state that an officer or director will be indemnified against expenses, judgements, fines and amounts paid in settlement actually and reasonably incurred by the officer or director in connection with any threatened, pending or completed action, suit or proceeding, provided that (i) such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company; and (ii) with respect to criminal actions or proceedings, such officer or director had no reasonable cause to believe his conduct was unlawful. With respect to stockholder derivative actions, the Bylaws generally state that an officer or director will be indemnified against expenses actually and reasonably incurred by the officer or director in connection with the defense or settlement of any threatened, pending or completed action or suit provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification (except for indemnification allowed by a court) will be made with respect to any claim, issue or matter as to which such officer or director has been adjudged to be liable for negligence or misconduct in the performance of the officer’s or director’s duty to the Company. The Bylaws also provide that expenses for the defense of any action for which indemnification may be available will be advanced by the Company under certain circumstances.
      Additionally, pursuant to the Company’s Amended and Restated Certificate of Incorporation, a director is not personally liable to the Company or any of its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability resulting from (i) any breach of the director’s duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) violation of Section 174 of the Delaware General Corporation Law, which generally hold directors liable for unlawful dividends, stock purchases or stock redemptions in the event of the Company’s dissolution or insolvency; or (iv) any transaction from which the director derived an improper personal benefit.
      The indemnification provided by the Delaware General Corporation Law, the Company’s Amended and Restated Certificate of Incorporation and the Bylaws is not exclusive of any other rights to which a director or officer of the Company may be entitled. The Company also carries directors’ and officers’ liability insurance.
      The laws of the states or other jurisdictions of incorporation or organization and/or the provisions of the articles or certificates of incorporation or organization (or their equivalent) and the bylaws of substantially all of the subsidiary guarantors listed in the “Table of Additional Registrants” (the “Subsidiary Guarantors”) included in this Registration Statement provide indemnification provisions similar to those described above.
      The Exchange and Registration Rights Agreement contains provisions under which the holders of the notes agree to indemnify the officers, directors and controlling persons of the Company and each of the Subsidiary Guarantors against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the officers and directors may be required to make with respect to such liabilities.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits:

2.1		Agreement and Plan of Merger by and among PMR Corporation, PMR Acquisition Corporation and Psychiatric Solutions, Inc., dated May 6, 2002, as amended by Amendment No. 1, dated as of June 10, 2002, and Amendment No. 2, dated as of July 9, 2002 (included as Annex A to Amendment No. 1 to the Company’s Registration Statement on Form S-4, filed on July 11, 2002 (Reg. No. 333-90372) (the “2002 S-4 Amendment”)).
2.2		Amended and Restated Stock Purchase Agreement dated as of June 30, 2005 by and among Ardent Health Services LLC, Ardent Health Services, Inc., and Psychiatric Solutions, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed on July 8, 2005).
2.3		Agreement and Plan of Merger, dated April 8, 2003, by and among Psychiatric Solutions, Inc., PSI Acquisition Sub, Inc. and Ramsay Youth Services, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed on April 10, 2003).
2.4		Asset Purchase Agreement, dated February 23, 2004, by and among Psychiatric Solutions, Inc., Brentwood Health Management, L.L.C., Brentwood, A Behavioral Health Company, L.L.C. and River Rouge, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed on March 3, 2004).
2.5		Asset Purchase Agreement, dated February 23, 2004, by and among Psychiatric Solutions, Inc., Brentwood Health Management of MS, LLC, and Turner-Windham of Mississippi, LLC (incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K, filed on March 3, 2004).
2.6		Asset Purchase Agreement, dated April 23, 2004, by and among Psychiatric Solutions, Inc., Fort Lauderdale Hospital, Inc., Millwood Hospital, L.P., PSI Pride Institute, Inc., PSI Summit Hospital, Inc., Fort Lauderdale Hospital Management, LLC, Millwood Health, LLC, Pride Institute, LLC and Summit Health, LLC (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K, filed on June 2, 2004).
3.1		Amended and Restated Certificate of Incorporation of PMR Corporation, filed with the Delaware Secretary of State on March 9, 1998 (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 1998).
3.2		Certificate of Amendment to Amended and Restated Certificate of Incorporation of PMR Corporation, filed with the Delaware Secretary of State on August 5, 2002 (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2002).
3.3		Certificate of Amendment to Amended and Restated Certificate of Incorporation of Psychiatric Solutions, Inc., filed with the Delaware Secretary of State on March 21, 2003 (incorporated by reference to Appendix A of the Company’s Definitive Proxy Statement, filed on January 22, 2003).
3.4		Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 1997) (the “1997 10-K”)).
3.5		Certificate of Incorporation of Aeries Healthcare Corporation (incorporated by reference to Exhibit 3.4 to the Company’s Registration Statement on Form S-4, filed on July 30, 2003 (Reg. No. 333-107453) (the “2003 Form S-4”)).
3.6		Articles of Incorporation of Aeries Healthcare of Illinois, Inc., as amended (incorporated by reference to Exhibit 3.6 to the 2003 Form S-4).
3	.7*	Certificate of Incorporation of Ardent Health Services, Inc.
3	.8*	Amended and Restated Certificate of Incorporation of Behavioral Healthcare Corporation.

3	.9*	Charter of BHC Alhambra Hospital, Inc.
3	.10*	Charter of BHC Belmont Pines Hospital, Inc.
3	.11*	Articles of Incorporation of BHC Cedar Crest RTC, Inc.
3	.12*	Articles of Incorporation of BHC Cedar Vista Hospital, Inc.
3	.13*	Charter of BHC Clinicas Del Este Hospital, Inc.
3	.14*	Charter of BHC Columbus Hospital, Inc., as amended.
3	.15*	Charter of BHC Fairfax Hospital, Inc.
3	.16*	Charter of BHC Fort Lauderdale Hospital, Inc.
3	.17*	Charter of BHC Fox Run Hospital, Inc.
3	.18*	Charter of BHC Fremont Hospital, Inc.
3	.19*	Charter of BHC Gulf Coast Management Group, Inc.
3	.20*	Articles of Incorporation of BHC Health Services of Nevada, Inc.
3	.21*	Charter of BHC Heritage Oaks Hospital, Inc.
3	.22*	Certificate of Incorporation of BHC Hospital Holdings, Inc.
3	.23*	Charter of BHC Intermountain Hospital, Inc.
3	.24*	Charter of BHC Lebanon Hospital, Inc., as amended.
3	.25*	Certificate of Incorporation of BHC Management Holdings, Inc.
3	.26*	Charter of BHC Millwood Hospital, Inc.
3	.27*	Articles of Incorporation of BHC Montevista Hospital, Inc.
3	.28*	Charter of BHC of Northern Indiana, Inc., as amended.
3	.29*	Charter of BHC Pacific Gateway Hospital, Inc.
3	.30*	Articles of Incorporation of BHC Pacific Shores Hospital, Inc.
3	.31*	Charter of BHC Pacific View RTC, Inc., as amended.
3	.32*	Charter of BHC Pinnacle Pointe Hospital, Inc.
3	.33*	Charter of BHC Properties, Inc.
3	.34*	Articles of Incorporation of BHC Ross Hospital, Inc.
3	.35*	Charter of BHC San Juan Capestrano Hospital, Inc.
3	.36*	Charter of BHC Sierra Vista Hospital, Inc.
3	.37*	Charter of BHC Spirit of St. Louis Hospital, Inc.
3	.38*	Charter of BHC Streamwood Hospital, Inc.
3	.39*	Charter of BHC Valle Vista Hospital, Inc.
3	.40*	Charter of BHC Vista Del Mar Hospital, Inc.
3	.41*	Articles of Incorporation of BHC Windsor Hospital, Inc.
3.42		Articles of Incorporation of Bountiful Psychiatric Hospital, Inc. (incorporated by reference to Exhibit 3.8 to the 2003 Form S-4).
3	.43*	Charter of Brentwood Acquisition, Inc.
3	.44*	Certificate of Incorporation of Brentwood Acquisition-Shreveport, Inc., as amended.
3	.45*	Articles of Incorporation of Canyon Ridge Hospital, Inc.
3.46		Charter of Collaborative Care Corporation, as amended (incorporated by reference to Exhibit 3.10 to the 2003 Form S-4).
3	.47*	Articles of Incorporation of Community Psychiatric Centers of Texas, Inc.
3.48		Articles of Incorporation of East Carolina Psychiatric Services Corporation, as amended (incorporated by reference to Exhibit 3.12 to the 2003 Form S-4).
3	.49*	Articles of Incorporation of Fort Lauderdale Hospital, Inc.
3.50		Articles of Incorporation of Great Plains Hospital, Inc. (incorporated by reference to Exhibit 3.14 to the 2003 Form S-4).
3.51		Articles of Incorporation of Gulf Coast Treatment Center, Inc., as amended (incorporated by reference to Exhibit 3.16 to the 2003 Form S-4).

3.52		Articles of Incorporation of H. C. Corporation (incorporated by reference to Exhibit 3.18 to the 2003 Form S-4).
3.53		Articles of Incorporation of Havenwyck Hospital Inc., as amended (incorporated by reference to Exhibit 3.22 to the 2003 Form S-4).
3.54		Articles of Incorporation of HSA Hill Crest Corporation (incorporated by reference to Exhibit 3.24 to the 2003 Form S-4).
3.55		Articles of Incorporation of HSA of Oklahoma, Inc. (incorporated by reference to Exhibit 3.26 to the 2003 Form S-4).
3	.56*	Certificate of Incorporation of Indiana Psychiatric Institutes, Inc., as amended.
3.57		Certificate of Incorporation of InfoScriber Corporation, as amended (incorporated by reference to Exhibit 3.28 to the 2003 Form S-4).
3	.58*	Articles of Incorporation of Laurelwood Center, Inc.
3	.59*	Articles of Incorporation of Mesilla Valley Hospital, Inc.
3	.60*	Articles of Incorporation of Mesilla Valley Mental Health Associates, Inc.
3.61		Articles of Incorporation of Michigan Psychiatric Services, Inc. (incorporated by reference to Exhibit 3.30 to the 2003 Form S-4).
3	.62*	Certificate of Incorporation of Peak Behavioral Health Services, Inc., as amended.
3	.63*	Restated Certificate of Incorporation of Premier Behavioral Solutions, Inc., as amended.
3	.64*	Certificate of Incorporation of Premier Behavioral Solutions of Alabama, Inc., as amended.
3	.65*	Certificate of Incorporation of Premier Behavioral Solutions of Florida, Inc., as amended.
3.66		Certificate of Incorporation PSI Cedar Springs Hospital, Inc. (incorporated by reference to Exhibit 3.34 to the 2003 Form S-4).
3.67		Charter of PSI Community Mental Health Agency Management, Inc. (incorporated by reference to Exhibit 3.36 to the 2003 Form S-4).
3.68		Certificate of Incorporation of PSI Hospitals, Inc. (incorporated by reference to Exhibit 3.38 to the 2003 Form S-4).
3	.69*	Articles of Incorporation of PSI Pride Institute, Inc.
3	.70*	Public Records Filing for New Business Entity for PSI Summit Hospital, Inc.
3.71		Certificate of Incorporation of PSI-EAP, Inc. (incorporated by reference to Exhibit 3.41 to the 2003 Form S-4).
3.72		Articles of Incorporation of Psychiatric Management Resources, Inc. (incorporated by reference to Exhibit 3.43 to the 2003 Form S-4).
3.73		Amended and Restated Charter of Psychiatric Practice Management of Arkansas, Inc. (incorporated by reference to Exhibit 3.45 to the 2003 Form S-4).
3.74		Third Amended and Restated Certificate of Incorporation of Psychiatric Solutions Hospitals, Inc. (incorporated by reference to Exhibit 3.47 to the 2003 Form S-4).
3.75		Charter of Psychiatric Solutions of Alabama, Inc. (incorporated by reference to Exhibit 3.49 to the 2003 Form S-4).
3	.76*	Certificate of Incorporation of Psychiatric Solutions of Arizona, Inc.
3	.77*	Charter of Psychiatric Solutions of Leesburg, Inc.
3.78		Charter of Psychiatric Solutions of North Carolina, Inc. (incorporated by reference to Exhibit 3.55 to the 2003 Form S-4).
3.79		Certificate of Incorporation of Psychiatric Solutions of Oklahoma, Inc. (incorporated by reference to Exhibit 3.57 to the 2003 Form S-4).
3	.80*	Certificate of Incorporation of Psychiatric Solutions of South Carolina, Inc., as amended.
3.81		Charter of Psychiatric Solutions of Tennessee, Inc. (incorporated by reference to Exhibit 3.59 to the 2003 Form S-4).
3	.82*	Charter of Psychiatric Solutions of Virginia, Inc., as amended.
3.83		Amended and Restated Certificate of Incorporation of Ramsay Managed Care, Inc. (incorporated by reference to Exhibit 3.61 to the 2003 Form S-4).

3.84		Certificate of Incorporation of Ramsay Treatment Services, Inc. (incorporated by reference to Exhibit 3.63 to the 2003 Form S-4).
3.85		Certificate of Incorporation of Ramsay Youth Services of Georgia, Inc. (incorporated by reference to Exhibit 3.69 to the 2003 Form S-4).
3.86		Certificate of Incorporation of Ramsay Youth Services Puerto Rico, Inc. (incorporated by reference to Exhibit 3.73 to the 2003 Form S-4).
3.87		Certificate of Incorporation of RHCI San Antonio, Inc. (incorporated by reference to Exhibit 3.75 to the 2003 Form S-4).
3.88		Amended and Restated Charter of Solutions Center of Little Rock, Inc., as amended (incorporated by reference to Exhibit 3.77 to the 2003 Form S-4).
3.89		Amended and Restated Charter of Sunstone Behavioral Health, Inc., as amended (incorporated by reference to Exhibit 3.79 to the 2003 Form S-4).
3.90		Amended and Restated Charter of The Counseling Center of Middle Tennessee, Inc. (incorporated by reference to Exhibit 3.91 to the 2003 Form S-4).
3.91		Certificate of Incorporation of Transitional Care Ventures, Inc. (incorporated by reference to Exhibit 3.95 to the 2003 Form S-4).
3.92		Certificate of Incorporation of Transitional Care Ventures (Texas), Inc., as amended (incorporated by reference to Exhibit 3.97 to the 2003 Form S-4).
3	.93*	Certificate of Incorporation of Tucson Health Systems, Inc.
3	.94*	Certificate of Incorporation of Wellstone Holdings, Inc.
3	.95*	Certificate of Incorporation of Whisper Ridge of Staunton, Inc.
3	.96*	Form of Amended and Restated Bylaws for the Corporations Listed in Exhibits 3.5 - 3.95.
3	.97*	Articles of Organization of AHS Cumberland Hospital, LLC.
3	.98*	Certificate of Formation of BHC Canyon Ridge Hospital, LLC.
3	.99*	Certificate of Formation of BHC Management Services, LLC.
3	.100*	Certificate of Formation of BHC Management Services of Indiana, LLC.
3	.101*	Certificate of Formation of BHC Management Services of Kentucky, LLC, as amended.
3	.102*	Certificate of Formation of BHC Management Services of Louisiana, LLC.
3	.103*	Certificate of Formation of BHC Management Services of New Mexico, LLC, as amended.
3	.104*	Certificate of Formation of BHC Management Services of Pennsylvania, LLC.
3	.105*	Certificate of Formation of BHC Management Services of Streamwood, LLC, as amended.
3	.106*	Certificate of Formation of BHC Management Services of Tulsa, LLC.
3	.107*	Certificate of Formation of BHC Mesilla Valley Hospital, LLC, as amended.
3	.108*	Form of Certificate of Formation for BHC Newco 2, LLC, BHC Newco 3, LLC, BHC Newco 4, LLC, BHC Newco 5, LLC, BHC Newco 6, LLC, BHC Newco 7, LLC, BHC Newco 8, LLC, BHC Newco 9, LLC and BHC Newco 10, LLC.
3	.109*	Certificate of Formation of BHC Northwest Psychiatric Hospital, LLC.
3	.110*	Certificate of Formation of BHC Physician Services of Kentucky, LLC, as amended.
3	.111*	Certificate of Formation of Columbus Hospital, LLC.
3	.112*	Certificate of Formation of Lebanon Hospital, LLC.
3	.113*	Certificate of Formation of Northern Indiana Hospital, LLC.
3	.114*	Articles of Organization of Palmetto Behavioral Health System, L.L.C.
3	.115*	Articles of Organization of Palmetto Lowcountry Behavioral Health, L.L.C.
3	.116*	Articles of Organization of Palmetto Pee Dee Behavioral Health, L.L.C.
3	.117*	Certificate of Formation of PSI Crossings, LLC.
3.118		Articles of Organization of PSI Texas Hospitals, LLC (incorporated by reference to Exhibit 3.40 to the 2003 Form S-4).
3.119		Articles of Organization of Therapeutic School Services, L.L.C. (incorporated by reference to Exhibit 3.93 to the 2003 Form S-4).
3	.120*	Certificate of Formation of Valle Vista, LLC, as amended.

3	.121*	Articles of Organization of Wellstone Regional Hospital Acquisition, LLC, as amended.
3	.122*	Certificate of Formation of Willow Springs, LLC.
3	.123*	Form of Amended and Restated Operating Agreement for the Limited Liability Companies Listed in the Exhibits 3.97 - 3.122.
3	.124*	Agreement of General Partnership of BHC of Indiana, General Partnership.
3	.125*	Agreement of General Partnership of Bloomington Meadows, General Partnership.
3.126		General Partnership Agreement of H. C. Partnership (incorporated by reference to Exhibit 3.20 to the 2003 Form S-4).
3.127		Bylaws of H. C. Partnership (incorporated by reference to Exhibit 3.21 to the 2003 Form S-4).
3	.128*	Agreement and Certificate of Partnership of Mesilla Valley General Partnership, as amended.
3	.129*	Certificate of Limited Partnership of Millwood Hospital, L.P.
3	.130*	Limited Partnership Agreement of Millwood Hospital, L.P.
3.131		Certificate of Limited Partnership of Neuro Institute of Austin, L.P., as amended (incorporated by reference to Exhibit 3.32 to the 2003 Form S-4).
3.132		Limited Partnership Agreement of Neuro Institute of Austin, L.P. (incorporated by reference to Exhibit 3.33 to the 2003 Form S-4).
3.133		Certificate of Limited Partnership of Texas Cypress Creek Hospital, L.P., as amended (incorporated by reference to Exhibit 3.81 to the 2003 Form S-4).
3.134		Amended and Restated Limited Partnership Agreement of Texas Cypress Creek Hospital, L.P. (incorporated by reference to Exhibit 3.82 to the 2003 Form S-4).
3.135		Certificate of Limited Partnership of Texas Laurel Ridge Hospital, L.P. (incorporated by reference to Exhibit 3.83 to the 2003 Form S-4).
3.136		Limited Partnership Agreement of Texas Laurel Ridge Hospital, L.P. (incorporated by reference to Exhibit 3.84 to the 2003 Form S-4).
3.137		Certificate of Limited Partnership of Texas Oaks Psychiatric Hospital, L.P. (incorporated by reference to Exhibit 3.85 to the 2003 Form S-4).
3.138		Limited Partnership Agreement of Texas Oaks Psychiatric Hospital, L.P. (incorporated by reference to Exhibit 3.86 to the 2003 Form S-4).
3.139		Certificate of Limited Partnership of Texas San Marcos Treatment Center, L.P. (incorporated by reference to Exhibit 3.87 to the 2003 Form S-4).
3.140		Limited Partnership Agreement of Texas San Marcos Treatment Center, L.P. (incorporated by reference to Exhibit 3.88 to the 2003 Form S-4).
3.141		Certificate of Limited Partnership of Texas West Oaks Hospital, L.P., as amended (incorporated by reference to Exhibit 3.89 to the 2003 Form S-4).
3.142		Amended and Restated Limited Partnership Agreement of Texas West Oaks Hospital, L.P. (incorporated by reference to Exhibit 3.90 to the 2003 Form S-4).
4.1		Reference is made to Exhibits 3.1 through 3.142.
4.2		Common Stock Specimen Certificate (incorporated by reference to Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002) (the “2002 10-K”)).
4.3		Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock, filed with the Delaware Secretary of State on March 24, 2003 (incorporated by reference to Appendix D of the Company’s Definitive Proxy Statement, filed January 22, 2003).
4.4		Indenture, dated as of June 30, 2003, among Psychiatric Solutions, Inc., the Guarantors named therein and Wachovia Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.10 to the 2003 Form S-4).
4.5		Form of Notes (included in Exhibit 4.4) (incorporated by reference to Exhibit 4.11 to the 2003 Form S-4).
4.6		Purchase Agreement, dated as of June 19, 2003, among Psychiatric Solutions, Inc., the Guarantors named therein, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies & Company, Inc. (incorporated by reference to Exhibit 4.12 to the 2003 S-4).

4.7		Indenture, dated as of July 6, 2005, by and among Psychiatric Solutions, Inc., the subsidiaries named as guarantors thereto, and Wachovia Bank, National Association (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on July 8, 2005).
4.8		Form of Notes (included in Exhibit 4.7) (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed on July 8, 2005).
4.9		Purchase Agreement, dated as of June 30, 2005, among Psychiatric Solutions, Inc., the subsidiaries named as guarantors thereto, and Citigroup Global Markets Inc., as representative of the initial purchasers named therein (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K, filed on July 8, 2005).
4.10		Exchange and Registration Rights Agreement, dated as of July 6, 2005, among Psychiatric Solutions, Inc., the subsidiary guarantors from time to time party thereto, and Citigroup Global Markets Inc. on behalf of Banc of America Securities LLC, Merrill, Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and Lehman Brothers Inc. (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K, filed on July 8, 2005).
5	.1*	Opinion of Waller Lansden Dortch & Davis, PLLC.
8	.1*	Opinion of Waller Lansden Dortch & Davis, PLLC.
10.1		Employment Agreement between Jack R. Salberg and Psychiatric Solutions, Inc., dated as of October 1, 2002 (incorporated by reference to Exhibit 10.14 to the 2002 10-K).
10.2		Second Amended and Restated Employment Agreement between Joey A. Jacobs and Psychiatric Solutions, Inc., dated as of August 6, 2002 (incorporated by reference to Exhibit 10.16 to the 2002 10-K).
10.3		Amendment to Second Amended and Restated Employment Agreement between Joey A. Jacobs and Psychiatric Solutions, Inc., dated as of November 26, 2003 (incorporated by reference to Exhibit 10.14 to Amendment No. 2 to the 2003 S-4).
10.4		Form of Indemnification Agreement executed by each director of Psychiatric Solutions, Inc. (incorporated by reference to Exhibit 10.4 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004).
10.5		Second Amended and Restated Credit Agreement, dated as of July 1, 2005, by and among Psychiatric Solutions, Inc., the subsidiaries named as guarantors thereto, Citicorp North America, Inc., as term loan facility administrative agent, co-syndication agent and documentation agent , Bank of America, N.A., as revolving loan facility administrative agent, collateral agent, swing line lender and co-syndication agent, and the various other agents and lenders party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on July 8, 2005).
10.6		Senior Unsecured Term Loan Agreement, dated as of July 1, 2005, by and among Citicorp North America, Inc., as administrative agent, Citigroup Global Markets Inc., as sole lead arranger, sole book manager, syndication agent and documentation agent, and Psychiatric Solutions, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on July 8, 2005).
10.7		Interest Rate Swap Agreement, dated January 28, 2004, between Bank of America, N.A. and Psychiatric Solutions, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).
10.8		Confirmation of Interest Rate Swap Agreement, dated April 26, 2004, between Bank of America, N.A. and Psychiatric Solutions, Inc. (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).
10.9		Amended and Restated Psychiatric Solutions, Inc. 2003 Long-Term Equity Compensation Plan (incorporated by reference to Exhibit 10.21 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003).
10.10		Amended and Restated Psychiatric Solutions, Inc. Equity Incentive Plan, as amended by an Amendment adopted on May 4, 2004 (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement, filed on April 9, 2004).
10.11		Second Amendment to the Psychiatric Solutions, Inc. Equity Incentive Plan (incorporated by reference to Appendix A of the Company’s Definitive Proxy Statement filed April 22, 2005).
10.12		Form of Incentive Stock Option Agreement under the 1997 Plan (incorporated by reference to Exhibit 10.2 to the 1997 10-K).

10.13		Form of Nonstatutory Stock Option Agreement under the 1997 Plan (incorporated by reference to Exhibit 10 to the 1997 10-K).
10.14		Amended and Restated Psychiatric Solutions, Inc. Outside Directors’ Non-Qualified Stock Option Plan (incorporated by reference to Appendix C to the Company’s Definitive Proxy Statement, filed on April 14, 2003).
10.15		Amendment to the Psychiatric Solutions, Inc. Outside Directors’ Stock Option Plan (incorporated by reference to Appendix B of the Company’s Definitive Proxy Statement filed April 22, 2005).
10.16		Form of Outside Directors’ Non-Qualified Stock Option Agreement (incorporated by reference to Exhibit 10.5 to the 1997 10-K).
10.17		Psychiatric Solutions, Inc. Cash Bonus Policy (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on April 22, 2005).
12	.1*	Computation of Ratio of Earnings to Fixed Charges.
21	.1*	List of Subsidiaries.
23	.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23	.2*	Consent of Ernst & Young LLP, Independent Auditors.
23	.3*	Consent of Deloitte & Touche LLP, Independent Auditors.
23	.4*	Consent of Selznick & Company, LLP, Independent Auditors.
23	.5*	Consent of Waller Lansden Dortch & Davis, PLLC (included in Exhibits 5.1 and 8.1).
24	.1*	Power of Attorney (included on the signature pages).
25	.1**	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wachovia Bank, National Association, as Trustee under the Indenture.
99	.1*	Form of Letter of Transmittal.
99	.2*	Form of Notice of Guaranteed Delivery.

*	Filed herewith

**	To be filed by amendment

Item 22.	Undertakings.
      (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each Registrant pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      (b) Each undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.
      (c) Each undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

      (d) Each undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the Registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a) (3) of the Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (d) (4) and other information necessary to ensure that all other information in the prospectus is at least current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a) (3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.
      (e) Each of the undersigned Registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13 (a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Tennessee, as of the 5th day of August, 2005.

PSYCHIATRIC SOLUTIONS, INC.

By:	/s/ Joey A. Jacobs

Joey A. Jacobs
Chairman, Chief Executive Officer and President
POWER OF ATTORNEY
      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joey A. Jacobs and Brent Turner, and each of them, his true and lawful attorney-in-fact, as agent and with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joey A. Jacobs Joey A. Jacobs	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	August 5, 2005

/s/ Jack E. Polson Jack E. Polson	Chief Accounting Officer (Principal Accounting Officer)	August 5, 2005

/s/ William F. Carpenter III William F. Carpenter III	Director	August 5, 2005

/s/ Mark P. Clein Mark P. Clein	Director	August 5, 2005

/s/ Richard D. Gore Richard D. Gore	Director	August 5, 2005

/s/ Christopher Grant, Jr. Christopher Grant, Jr.	Director	August 5, 2005

Signature	Title	Date

/s/ Ann H. Lamont Ann H. Lamont	Director	August 5, 2005

/s/ William M. Petrie, M.D. William M. Petrie, M.D.	Director	August 2, 2005

/s/ Edward K. Wissing Edward K. Wissing	Director	August 5, 2005

POWER OF ATTORNEY
      Each director and/or officer of the registrant whose signature appears below hereby appoints Joey A. Jacobs and Brent Turner, as his attorney-in-fact to sign in his name and on his behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, and all amendments, including post-effective amendments, to this registration statement.
SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Franklin, State of Tennessee, on the 5th day of August, 2005.

PSYCHIATRIC SOLUTIONS HOSPITALS, INC.
INFOSCRIBER CORPORATION
COLLABORATIVE CARE CORPORATION
PSYCHIATRIC SOLUTIONS OF ALABAMA, INC.
PSYCHIATRIC SOLUTIONS OF TENNESSEE, INC.
SOLUTIONS CENTER OF LITTLE ROCK, INC.
PSYCHIATRIC SOLUTIONS OF NORTH CAROLINA, INC.
PSI COMMUNITY MENTAL HEALTH AGENCY MANAGEMENT, INC.
PSYCHIATRIC MANAGEMENT RESOURCES, INC. PSI-EAP, INC.
SUNSTONE BEHAVIORAL HEALTH, INC.
THE COUNSELING CENTER OF MIDDLE TENNESSEE, INC.
PSI CEDAR SPRINGS HOSPITAL, INC.
PSYCHIATRIC SOLUTIONS OF OKLAHOMA, INC.
AERIES HEALTHCARE CORPORATION
AERIES HEALTHCARE OF ILLINOIS, INC.
PSI HOSPITALS, INC.
PSYCHIATRIC PRACTICE MANAGEMENT OF ARKANSAS, INC.
BOUNTIFUL PSYCHIATRIC HOSPITAL, INC.
EAST CAROLINA PSYCHIATRIC SERVICES CORPORATION
GREAT PLAINS HOSPITAL, INC.
GULF COAST TREATMENT CENTER, INC.
HAVENWYCK HOSPITAL INC.
H.C. CORPORATION
HSA HILL CREST CORPORATION
HSA OF OKLAHOMA, INC.
MICHIGAN PSYCHIATRIC SERVICES, INC.
RAMSAY MANAGED CARE, INC.
RAMSAY TREATMENT SERVICES, INC.
PREMIER BEHAVIORAL SOLUTIONS, INC.

PREMIER BEHAVIORAL SOLUTIONS OF ALABAMA, INC.
PREMIER BEHAVIORAL SOLUTIONS OF FLORIDA, INC.
RAMSAY YOUTH SERVICES OF GEORGIA, INC.
RAMSAY YOUTH SERVICES PUERTO RICO, INC.
PSYCHIATRIC SOLUTIONS OF SOUTH CAROLINA, INC.
RHCI SAN ANTONIO, INC.
TRANSITIONAL CARE VENTURES, INC.
TRANSITIONAL CARE VENTURES (TEXAS), INC.
BRENTWOOD ACQUISITION, INC.
BRENTWOOD ACQUISITION- SHREVEPORT, INC.
CANYON RIDGE HOSPITAL, INC.
LAURELWOOD CENTER, INC.
PEAK BEHAVIORAL HEALTH SERVICES, INC.
PSI PRIDE INSTITUTE, INC.
PSI SUMMIT HOSPITAL, INC.
PSYCHIATRIC SOLUTIONS OF ARIZONA, INC.
PSYCHIATRIC SOLUTIONS OF LEESBURG, INC.
PSYCHIATRIC SOLUTIONS OF VIRGINIA, INC.
TUCSON HEALTH SYSTEMS, INC.
WHISPER RIDGE OF STAUNTON, INC.
FORT LAUDERDALE HOSPITAL, INC.
WELLSTONE HOLDINGS, INC.
ARDENT HEALTH SERVICES, INC.
BEHAVIORAL HEALTHCARE CORPORATION
BHC ALHAMBRA HOSPITAL, INC.
BHC BELMONT PINES HOSPITAL, INC.
BHC CEDAR CREST RTC, INC.
BHC CEDAR VISTA HOSPITAL, INC.
BHC CLINICAS DEL ESTE HOSPITAL, INC.
BHC COLUMBUS HOSPITAL, INC.
BHC FAIRFAX HOSPITAL, INC.
BHC FORT LAUDERDALE HOSPITAL, INC.
BHC FOX RUN HOSPITAL, INC.
BHC FREMONT HOSPITAL, INC.
BHC GULF COAST MANAGEMENT GROUP, INC.
BHC HEALTH SERVICES OF NEVADA, INC.
BHC HERITAGE OAKS HOSPITAL, INC.
BHC HOSPITAL HOLDINGS, INC.
BHC INTERMOUNTAIN HOSPITAL, INC.
BHC LEBANON HOSPITAL, INC.
BHC MANAGEMENT HOLDINGS, INC.

BHC MILLWOOD HOSPITAL, INC.
BHC MONTEVISTA HOSPITAL, INC.
BHC OF NORTHERN INDIANA, INC.
BHC PACIFIC GATEWAY HOSPITAL, INC.
BHC PACIFIC SHORES HOSPITAL, INC.
BHC PACIFIC VIEW RTC, INC.
BHC PINNACLE POINTE HOSPITAL, INC.
BHC PROPERTIES, INC.
BHC ROSS HOSPITAL, INC.
BHC SAN JUAN CAPESTRANO HOSPITAL, INC.
BHC SIERRA VISTA HOSPITAL, INC.
BHC SPIRIT OF ST. LOUIS HOSPITAL, INC.
BHC STREAMWOOD HOSPITAL, INC.
BHC VALLE VISTA HOSPITAL, INC.
BHC VISTA DEL MAR HOSPITAL, INC.
BHC WINDSOR HOSPITAL, INC.
COMMUNITY PSYCHIATRIC CENTERS OF TEXAS, INC.
INDIANA PSYCHIATRIC INSTITUTES, INC.
MESILLA VALLEY HOSPITAL, INC.
MESILLA VALLEY MENTAL HEALTH ASSOCIATES, INC.

By:	/s/ Brent Turner

Name: Brent Turner

Title:	Vice President

Signature	Title	Date

/s/ Joey A. Jacobs Joey A. Jacobs	President and Director of Each Registrant	August 5, 2005

/s/ Steven T. Davidson Steven T. Davidson	Vice President, Secretary and Director of Each Registrant	August 5, 2005

/s/ Jack E. Polson Jack E. Polson	Vice President and Assistant Secretary of Each Registrant (Principal Accounting Officer)	August 5, 2005

/s/ Brent Turner Brent Turner	Vice President and Director of CPC/Clinicas del Este, Inc. and PSI-EAP, Inc.	August 5, 2005

/s/ Jack R. Salberg Jack R. Salberg	President of Sunstone Behavioral Health, Inc.	August 5, 2005

POWER OF ATTORNEY
      Each director and/or officer of the registrant whose signature appears below hereby appoints Joey A. Jacobs and Brent Turner, as his attorney-in-fact to sign in his name and on his behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, and all amendments, including post-effective amendments, to this registration statement.
SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Franklin, State of Tennessee, on the 5th day of August, 2005.

THERAPEUTIC SCHOOL SERVICES, LLC
RED ROCK SOLUTIONS, LLC
PSI CROSSINGS, LLC
PSI TEXAS HOSPITALS, LLC
WELLSTONE REGIONAL HOSPITAL ACQUISITION, LLC
PALMETTO BEHAVIORAL HEALTH SYSTEM, L.L.C
PALMETTO LOWCOUNTRY BEHAVIORAL HEALTH, L.L.C.
PALMETTO PEE DEE BEHAVIORAL HEALTH, L.L.C.
BHC MANAGEMENT SERVICES, LLC
BHC MANAGEMENT SERVICES OF INDIANA, LLC
BHC MANAGEMENT SERVICES OF KENTUCKY, LLC
BHC MANAGEMENT SERVICES OF LOUISIANA, LLC
BHC MANAGEMENT SERVICES OF NEW MEXICO, LLC
BHC MANAGEMENT SERVICES OF PENNSYLVANIA, LLC
BHC MANAGEMENT SERVICES OF STREAMWOOD, LLC
BHC MANAGEMENT SERVICES OF TULSA, LLC
BHC MESILLA VALLEY HOSPITAL, LLC
BHC NEWCO 2, LLC
BHC NEWCO 3, LLC
BHC NEWCO 4, LLC
BHC NEWCO 5, LLC
BHC NEWCO 6, LLC
BHC NEWCO 7, LLC
BHC NEWCO 8, LLC
BHC NEWCO 9, LLC
BHC NEWCO 10, LLC
BHC NORTHWEST PSYCHIATRIC HOSPITAL, LLC

AHS CUMBERLAND HOSPITAL, LLC
BHC CANYON RIDGE HOSPITAL, LLC
BHC PHYSICIAN SERVICES OF KENTUCKY, LLC
COLUMBUS HOSPITAL, LLC
LEBANON HOSPITAL, LLC
NORTHERN INDIANA HOSPITAL, LLC
VALLE VISTA, LLC
WILLOW SPRINGS, LLC

By:	/s/ Brent Turner

Name: Brent Turner

Title:	Vice President

Signature	Title	Date

/s/ Joey A. Jacobs Joey A. Jacobs	President and Director of a Member of Each Registrant	August 5, 2005

/s/ Steven T. Davidson Steven T. Davidson	Vice President, Secretary and Director of a Member of Each Registrant	August 5, 2005

/s/ Jack E. Polson Jack E. Polson	Vice President and Assistant Secretary of a Member of Each Registrant (Principal Accounting Officer)	August 5, 2005

POWER OF ATTORNEY
      Each director and/or officer of the registrant whose signature appears below hereby appoints Joey A. Jacobs and Brent Turner, as his attorney-in-fact to sign in his name and on his behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, and all amendments, including post-effective amendments, to this registration statement.
SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Franklin, State of Tennessee, on the 5th day of August, 2005.

H.C. PARTNERSHIP

By:	H.C. CORPORATION

HSA HILL CREST CORPORATION,
its general partners

By:	/s/ Brent Turner

Name: Brent Turner

Title:	Vice President

BHC OF INDIANA, GENERAL PARTNERSHIP

By:	BHC COLUMBUS HOSPITAL, INC.

BHC LEBANON HOSPITAL, INC.
BHC OF NORTHERN INDIANA, INC.
BHC VALLE VISTA HOSPITAL, INC.,
its general partners

By:	/s/ Brent Turner

Name: Brent Turner

Title:	Vice President

BLOOMINGTON MEADOWS, G.P.

By:	BHC OF INDIANA, GENERAL

PARTNERSHIP, its Partner

By:	BHC COLUMBUS HOSPITAL, INC.

BHC LEBANON HOSPITAL, INC.
BHC OF NORTHERN INDIANA, INC.
BHC VALLE VISTA HOSPITAL, INC.,
its general partners

By:	/s/ Brent Turner

Name: Brent Turner

Title:	Vice President

By:	INDIANA PSYCHIATRIC INSTITUTES, INC., its Partner

By:	/s/ Brent Turner

Name: Brent Turner

Title:	Vice President

MESILLA VALLEY GENERAL PARTNERSHIP

BY:	MESILLA VALLEY HOSPITAL, INC.

MESILLA VALLEY MENTAL HEALTH
ASSOCIATES, INC.,
its general partners

By:	/s/ Brent Turner

Name: Brent Turner

Title:	Vice President

Signature	Title	Date

/s/ Joey A. Jacobs Joey A. Jacobs	President and Director of the General Partner of Each Registrant	August 5, 2005

/s/ Steven T. Davidson Steven T. Davidson	Vice President, Secretary and Director of the General Partner of Each Registrant	August 5, 2005

/s/ Jack E. Polson Jack E. Polson	Vice President and Assistant Secretary of the General Partner of Each Registrant (Principal Accounting Officer)	August 5, 2005

POWER OF ATTORNEY
      Each director and/or officer of the registrant whose signature appears below hereby appoints Joey A. Jacobs and Brent Turner, as his attorney-in-fact to sign in his name and on his behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, and all amendments, including post-effective amendments, to this registration statement.
SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Franklin, State of Tennessee, on the 5th day of August, 2005.

MILLWOOD HOSPITAL, L.P.
NEURO INSTITUTE OF AUSTIN, L.P.
TEXAS CYPRESS CREEK HOSPITAL, L.P.
TEXAS LAUREL RIDGE HOSPITAL, L.P.
TEXAS OAKS PSYCHIATRIC HOSPITAL, L.P.
TEXAS SAN MARCOS TREATMENT CENTER, L.P.
TEXAS WEST OAKS HOSPITAL, L.P.

By:	PSI TEXAS HOSPITALS, LLC, its general partner

By:	/s/ Brent Turner

Name: Brent Turner

Title:	Vice President

Signature	Title	Date

/s/ Joey A. Jacobs Joey A. Jacobs	President and Director of the General Partner of Each Registrant	August 5, 2005

/s/ Steven T. Davidson Steven T. Davidson	Vice President, Secretary and Director of the General Partner of Each Registrant	August 5, 2005

/s/ Jack E. Polson Jack E. Polson	Vice President and Assistant Secretary of the General Partner of Each Registrant (Principal Accounting Officer)	August 5, 2005

EXHIBIT INDEX

2.1		Agreement and Plan of Merger by and among PMR Corporation, PMR Acquisition Corporation and Psychiatric Solutions, Inc., dated May 6, 2002, as amended by Amendment No. 1, dated as of June 10, 2002, and Amendment No. 2, dated as of July 9, 2002 (included as Annex A to Amendment No. 1 to the Company’s Registration Statement on Form S-4, filed on July 11, 2002 (Reg. No. 333-90372) (the “2002 S-4 Amendment”)).
2.2		Amended and Restated Stock Purchase Agreement dated as of June 30, 2005 by and among Ardent Health Services LLC, Ardent Health Services, Inc., and Psychiatric Solutions, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed on July 8, 2005).
2.3		Agreement and Plan of Merger, dated April 8, 2003, by and among Psychiatric Solutions, Inc., PSI Acquisition Sub, Inc. and Ramsay Youth Services, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed on April 10, 2003).
2.4		Asset Purchase Agreement, dated February 23, 2004, by and among Psychiatric Solutions, Inc., Brentwood Health Management, L.L.C., Brentwood, A Behavioral Health Company, L.L.C. and River Rouge, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed on March 3, 2004).
2.5		Asset Purchase Agreement, dated February 23, 2004, by and among Psychiatric Solutions, Inc., Brentwood Health Management of MS, LLC, and Turner-Windham of Mississippi, LLC (incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K, filed on March 3, 2004).
2.6		Asset Purchase Agreement, dated April 23, 2004, by and among Psychiatric Solutions, Inc., Fort Lauderdale Hospital, Inc., Millwood Hospital, L.P., PSI Pride Institute, Inc., PSI Summit Hospital, Inc., Fort Lauderdale Hospital Management, LLC, Millwood Health, LLC, Pride Institute, LLC and Summit Health, LLC (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K, filed on June 2, 2004).
3.1		Amended and Restated Certificate of Incorporation of PMR Corporation, filed with the Delaware Secretary of State on March 9, 1998 (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 1998).
3.2		Certificate of Amendment to Amended and Restated Certificate of Incorporation of PMR Corporation, filed with the Delaware Secretary of State on August 5, 2002 (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2002).
3.3		Certificate of Amendment to Amended and Restated Certificate of Incorporation of Psychiatric Solutions, Inc., filed with the Delaware Secretary of State on March 21, 2003 (incorporated by reference to Appendix A of the Company’s Definitive Proxy Statement, filed on January 22, 2003).
3.4		Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 1997) (the “1997 10-K”)).
3.5		Certificate of Incorporation of Aeries Healthcare Corporation (incorporated by reference to Exhibit 3.4 to the Company’s Registration Statement on Form S-4, filed on July 30, 2003 (Reg. No. 333-107453) (the “2003 Form S-4”)).
3.6		Articles of Incorporation of Aeries Healthcare of Illinois, Inc., as amended (incorporated by reference to Exhibit 3.6 to the 2003 Form S-4).
3	.7*	Certificate of Incorporation of Ardent Health Services, Inc.
3	.8*	Amended and Restated Certificate of Incorporation of Behavioral Healthcare Corporation.
3	.9*	Charter of BHC Alhambra Hospital, Inc.
3	.10*	Charter of BHC Belmont Pines Hospital, Inc.
3	.11*	Articles of Incorporation of BHC Cedar Crest RTC, Inc.
3	.12*	Articles of Incorporation of BHC Cedar Vista Hospital, Inc.
3	.13*	Charter of BHC Clinicas Del Este Hospital, Inc.
3	.14*	Charter of BHC Columbus Hospital, Inc., as amended.
3	.15*	Charter of BHC Fairfax Hospital, Inc.
3	.16*	Charter of BHC Fort Lauderdale Hospital, Inc.
3	.17*	Charter of BHC Fox Run Hospital, Inc.
3	.18*	Charter of BHC Fremont Hospital, Inc.

3	.19*	Charter of BHC Gulf Coast Management Group, Inc.
3	.20*	Articles of Incorporation of BHC Health Services of Nevada, Inc.
3	.21*	Charter of BHC Heritage Oaks Hospital, Inc.
3	.22*	Certificate of Incorporation of BHC Hospital Holdings, Inc.
3	.23*	Charter of BHC Intermountain Hospital, Inc.
3	.24*	Charter of BHC Lebanon Hospital, Inc., as amended.
3	.25*	Certificate of Incorporation of BHC Management Holdings, Inc.
3	.26*	Charter of BHC Millwood Hospital, Inc.
3	.27*	Articles of Incorporation of BHC Montevista Hospital, Inc.
3	.28*	Charter of BHC of Northern Indiana, Inc., as amended.
3	.29*	Charter of BHC Pacific Gateway Hospital, Inc.
3	.30*	Articles of Incorporation of BHC Pacific Shores Hospital, Inc.
3	.31*	Charter of BHC Pacific View RTC, Inc., as amended.
3	.32*	Charter of BHC Pinnacle Pointe Hospital, Inc.
3	.33*	Charter of BHC Properties, Inc.
3	.34*	Articles of Incorporation of BHC Ross Hospital, Inc.
3	.35*	Charter of BHC San Juan Capestrano Hospital, Inc.
3	.36*	Charter of BHC Sierra Vista Hospital, Inc.
3	.37*	Charter of BHC Spirit of St. Louis Hospital, Inc.
3	.38*	Charter of BHC Streamwood Hospital, Inc.
3	.39*	Charter of BHC Valle Vista Hospital, Inc.
3	.40*	Charter of BHC Vista Del Mar Hospital, Inc.
3	.41*	Articles of Incorporation of BHC Windsor Hospital, Inc.
3.42		Articles of Incorporation of Bountiful Psychiatric Hospital, Inc. (incorporated by reference to Exhibit 3.8 to the 2003 Form S-4).
3	.43*	Charter of Brentwood Acquisition, Inc.
3	.44*	Certificate of Incorporation of Brentwood Acquisition-Shreveport, Inc., as amended.
3	.45*	Articles of Incorporation of Canyon Ridge Hospital, Inc.
3.46		Charter of Collaborative Care Corporation, as amended (incorporated by reference to Exhibit 3.10 to the 2003 Form S-4).
3	.47*	Articles of Incorporation of Community Psychiatric Centers of Texas, Inc.
3.48		Articles of Incorporation of East Carolina Psychiatric Services Corporation, as amended (incorporated by reference to Exhibit 3.12 to the 2003 Form S-4).
3	.49*	Articles of Incorporation of Fort Lauderdale Hospital, Inc.
3.50		Articles of Incorporation of Great Plains Hospital, Inc. (incorporated by reference to Exhibit 3.14 to the 2003 Form S-4).
3.51		Articles of Incorporation of Gulf Coast Treatment Center, Inc., as amended (incorporated by reference to Exhibit 3.16 to the 2003 Form S-4).
3.52		Articles of Incorporation of H. C. Corporation (incorporated by reference to Exhibit 3.18 to the 2003 Form S-4).
3.53		Articles of Incorporation of Havenwyck Hospital Inc., as amended (incorporated by reference to Exhibit 3.22 to the 2003 Form S-4).
3.54		Articles of Incorporation of HSA Hill Crest Corporation (incorporated by reference to Exhibit 3.24 to the 2003 Form S-4).
3.55		Articles of Incorporation of HSA of Oklahoma, Inc. (incorporated by reference to Exhibit 3.26 to the 2003 Form S-4).
3	.56*	Certificate of Incorporation of Indiana Psychiatric Institutes, Inc., as amended.
3.57		Certificate of Incorporation of InfoScriber Corporation, as amended (incorporated by reference to Exhibit 3.28 to the 2003 Form S-4).
3	.58*	Articles of Incorporation of Laurelwood Center, Inc.
3	.59*	Articles of Incorporation of Mesilla Valley Hospital, Inc.

3	.60*	Articles of Incorporation of Mesilla Valley Mental Health Associates, Inc.
3.61		Articles of Incorporation of Michigan Psychiatric Services, Inc. (incorporated by reference to Exhibit 3.30 to the 2003 Form S-4).
3	.62*	Certificate of Incorporation of Peak Behavioral Health Services, Inc., as amended.
3	.63*	Restated Certificate of Incorporation of Premier Behavioral Solutions, Inc., as amended.
3	.64*	Certificate of Incorporation of Premier Behavioral Solutions of Alabama, Inc., as amended.
3	.65*	Certificate of Incorporation of Premier Behavioral Solutions of Florida, Inc., as amended.
3.66		Certificate of Incorporation PSI Cedar Springs Hospital, Inc. (incorporated by reference to Exhibit 3.34 to the 2003 Form S-4).
3.67		Charter of PSI Community Mental Health Agency Management, Inc. (incorporated by reference to Exhibit 3.36 to the 2003 Form S-4).
3.68		Certificate of Incorporation of PSI Hospitals, Inc. (incorporated by reference to Exhibit 3.38 to the 2003 Form S-4).
3	.69*	Articles of Incorporation of PSI Pride Institute, Inc.
3	.70*	Public Records Filing for New Business Entity for PSI Summit Hospital, Inc.
3.71		Certificate of Incorporation of PSI-EAP, Inc. (incorporated by reference to Exhibit 3.41 to the 2003 Form S-4).
3.72		Articles of Incorporation of Psychiatric Management Resources, Inc. (incorporated by reference to Exhibit 3.43 to the 2003 Form S-4).
3.73		Amended and Restated Charter of Psychiatric Practice Management of Arkansas, Inc. (incorporated by reference to Exhibit 3.45 to the 2003 Form S-4).
3.74		Third Amended and Restated Certificate of Incorporation of Psychiatric Solutions Hospitals, Inc. (incorporated by reference to Exhibit 3.47 to the 2003 Form S-4).
3.75		Charter of Psychiatric Solutions of Alabama, Inc. (incorporated by reference to Exhibit 3.49 to the 2003 Form S-4).
3	.76*	Certificate of Incorporation of Psychiatric Solutions of Arizona, Inc.
3	.77*	Charter of Psychiatric Solutions of Leesburg, Inc.
3.78		Charter of Psychiatric Solutions of North Carolina, Inc. (incorporated by reference to Exhibit 3.55 to the 2003 Form S-4).
3.79		Certificate of Incorporation of Psychiatric Solutions of Oklahoma, Inc. (incorporated by reference to Exhibit 3.57 to the 2003 Form S-4).
3	.80*	Certificate of Incorporation of Psychiatric Solutions of South Carolina, Inc., as amended.
3.81		Charter of Psychiatric Solutions of Tennessee, Inc. (incorporated by reference to Exhibit 3.59 to the 2003 Form S-4).
3	.82*	Charter of Psychiatric Solutions of Virginia, Inc., as amended.
3.83		Amended and Restated Certificate of Incorporation of Ramsay Managed Care, Inc. (incorporated by reference to Exhibit 3.61 to the 2003 Form S-4).
3.84		Certificate of Incorporation of Ramsay Treatment Services, Inc. (incorporated by reference to Exhibit 3.63 to the 2003 Form S-4).
3.85		Certificate of Incorporation of Ramsay Youth Services of Georgia, Inc. (incorporated by reference to Exhibit 3.69 to the 2003 Form S-4).
3.86		Certificate of Incorporation of Ramsay Youth Services Puerto Rico, Inc. (incorporated by reference to Exhibit 3.73 to the 2003 Form S-4).
3.87		Certificate of Incorporation of RHCI San Antonio, Inc. (incorporated by reference to Exhibit 3.75 to the 2003 Form S-4).
3.88		Amended and Restated Charter of Solutions Center of Little Rock, Inc., as amended (incorporated by reference to Exhibit 3.77 to the 2003 Form S-4).
3.89		Amended and Restated Charter of Sunstone Behavioral Health, Inc., as amended (incorporated by reference to Exhibit 3.79 to the 2003 Form S-4).
3.90		Amended and Restated Charter of The Counseling Center of Middle Tennessee, Inc. (incorporated by reference to Exhibit 3.91 to the 2003 Form S-4).
3.91		Certificate of Incorporation of Transitional Care Ventures, Inc. (incorporated by reference to Exhibit 3.95 to the 2003 Form S-4).

3.92		Certificate of Incorporation of Transitional Care Ventures (Texas), Inc., as amended (incorporated by reference to Exhibit 3.97 to the 2003 Form S-4).
3	.93*	Certificate of Incorporation of Tucson Health Systems, Inc.
3	.94*	Certificate of Incorporation of Wellstone Holdings, Inc.
3	.95*	Certificate of Incorporation of Whisper Ridge of Staunton, Inc.
3	.96*	Form of Amended and Restated Bylaws for the Corporations Listed in Exhibits 3.5 - 3.95.
3	.97*	Articles of Organization of AHS Cumberland Hospital, LLC.
3	.98*	Certificate of Formation of BHC Canyon Ridge Hospital, LLC.
3	.99*	Certificate of Formation of BHC Management Services, LLC.
3	.100*	Certificate of Formation of BHC Management Services of Indiana, LLC.
3	.101*	Certificate of Formation of BHC Management Services of Kentucky, LLC, as amended.
3	.102*	Certificate of Formation of BHC Management Services of Louisiana, LLC.
3	.103*	Certificate of Formation of BHC Management Services of New Mexico, LLC, as amended.
3	.104*	Certificate of Formation of BHC Management Services of Pennsylvania, LLC.
3	.105*	Certificate of Formation of BHC Management Services of Streamwood, LLC, as amended.
3	.106*	Certificate of Formation of BHC Management Services of Tulsa, LLC.
3	.107*	Certificate of Formation of BHC Mesilla Valley Hospital, LLC, as amended.
3	.108*	Form of Certificate of Formation for BHC Newco 2, LLC, BHC Newco 3, LLC, BHC Newco 4, LLC, BHC Newco 5, LLC, BHC Newco 6, LLC, BHC Newco 7, LLC, BHC Newco 8, LLC, BHC Newco 9, LLC and BHC Newco 10, LLC.
3	.109*	Certificate of Formation of BHC Northwest Psychiatric Hospital, LLC.
3	.110*	Certificate of Formation of BHC Physician Services of Kentucky, LLC, as amended.
3	.111*	Certificate of Formation of Columbus Hospital, LLC.
3	.112*	Certificate of Formation of Lebanon Hospital, LLC.
3	.113*	Certificate of Formation of Northern Indiana Hospital, LLC.
3	.114*	Articles of Organization of Palmetto Behavioral Health System, L.L.C.
3	.115*	Articles of Organization of Palmetto Lowcountry Behavioral Health, L.L.C.
3	.116*	Articles of Organization of Palmetto Pee Dee Behavioral Health, L.L.C.
3	.117*	Certificate of Formation of PSI Crossings, LLC.
3.118		Articles of Organization of PSI Texas Hospitals, LLC (incorporated by reference to Exhibit 3.40 to the 2003 Form S-4).
3.119		Articles of Organization of Therapeutic School Services, L.L.C. (incorporated by reference to Exhibit 3.93 to the 2003 Form S-4).
3	.120*	Certificate of Formation of Valle Vista, LLC, as amended.
3	.121*	Articles of Organization of Wellstone Regional Hospital Acquisition, LLC, as amended.
3	.122*	Certificate of Formation of Willow Springs, LLC.
3	.123*	Form of Amended and Restated Operating Agreement for the Limited Liability Companies Listed in the Exhibits 3.97 - 3.122.
3	.124*	Agreement of General Partnership of BHC of Indiana, General Partnership.
3	.125*	Agreement of General Partnership of Bloomington Meadows, General Partnership.
3.126		General Partnership Agreement of H. C. Partnership (incorporated by reference to Exhibit 3.20 to the 2003 Form S-4).
3.127		Bylaws of H. C. Partnership (incorporated by reference to Exhibit 3.21 to the 2003 Form S-4).
3	.128*	Agreement and Certificate of Partnership of Mesilla Valley General Partnership, as amended.
3	.129*	Certificate of Limited Partnership of Millwood Hospital, L.P.
3	.130*	Limited Partnership Agreement of Millwood Hospital, L.P.
3.131		Certificate of Limited Partnership of Neuro Institute of Austin, L.P., as amended (incorporated by reference to Exhibit 3.32 to the 2003 Form S-4).
3.132		Limited Partnership Agreement of Neuro Institute of Austin, L.P. (incorporated by reference to Exhibit 3.33 to the 2003 Form S-4).

3.133		Certificate of Limited Partnership of Texas Cypress Creek Hospital, L.P., as amended (incorporated by reference to Exhibit 3.81 to the 2003 Form S-4).
3.134		Amended and Restated Limited Partnership Agreement of Texas Cypress Creek Hospital, L.P. (incorporated by reference to Exhibit 3.82 to the 2003 Form S-4).
3.135		Certificate of Limited Partnership of Texas Laurel Ridge Hospital, L.P. (incorporated by reference to Exhibit 3.83 to the 2003 Form S-4).
3.136		Limited Partnership Agreement of Texas Laurel Ridge Hospital, L.P. (incorporated by reference to Exhibit 3.84 to the 2003 Form S-4).
3.137		Certificate of Limited Partnership of Texas Oaks Psychiatric Hospital, L.P. (incorporated by reference to Exhibit 3.85 to the 2003 Form S-4).
3.138		Limited Partnership Agreement of Texas Oaks Psychiatric Hospital, L.P. (incorporated by reference to Exhibit 3.86 to the 2003 Form S-4).
3.139		Certificate of Limited Partnership of Texas San Marcos Treatment Center, L.P. (incorporated by reference to Exhibit 3.87 to the 2003 Form S-4).
3.140		Limited Partnership Agreement of Texas San Marcos Treatment Center, L.P. (incorporated by reference to Exhibit 3.88 to the 2003 Form S-4).
3.141		Certificate of Limited Partnership of Texas West Oaks Hospital, L.P., as amended (incorporated by reference to Exhibit 3.89 to the 2003 Form S-4).
3.142		Amended and Restated Limited Partnership Agreement of Texas West Oaks Hospital, L.P. (incorporated by reference to Exhibit 3.90 to the 2003 Form S-4).
4.1		Reference is made to Exhibits 3.1 through 3.142.
4.2		Common Stock Specimen Certificate (incorporated by reference to Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002) (the “2002 10-K”)).
4.3		Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock, filed with the Delaware Secretary of State on March 24, 2003 (incorporated by reference to Appendix D of the Company’s Definitive Proxy Statement, filed January 22, 2003).
4.4		Indenture, dated as of June 30, 2003, among Psychiatric Solutions, Inc., the Guarantors named therein and Wachovia Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.10 to the 2003 Form S-4).
4.5		Form of Notes (included in Exhibit 4.4) (incorporated by reference to Exhibit 4.11 to the 2003 Form S-4).
4.6		Purchase Agreement, dated as of June 19, 2003, among Psychiatric Solutions, Inc., the Guarantors named therein, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies & Company, Inc. (incorporated by reference to Exhibit 4.12 to the 2003 S-4).
4.7		Indenture, dated as of July 6, 2005, by and among Psychiatric Solutions, Inc., the subsidiaries named as guarantors thereto, and Wachovia Bank, National Association (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on July 8, 2005).
4.8		Form of Notes (included in Exhibit 4.7) (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed on July 8, 2005).
4.9		Purchase Agreement, dated as of June 30, 2005, among Psychiatric Solutions, Inc., the subsidiaries named as guarantors thereto, and Citigroup Global Markets Inc., as representative of the initial purchasers named therein (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K, filed on July 8, 2005).
4.10		Exchange and Registration Rights Agreement, dated as of July 6, 2005, among Psychiatric Solutions, Inc., the subsidiary guarantors from time to time party thereto, and Citigroup Global Markets Inc. on behalf of Banc of America Securities LLC, Merrill, Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and Lehman Brothers Inc. (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K, filed on July 8, 2005).
5	.1*	Opinion of Waller Lansden Dortch & Davis, PLLC.
8	.1*	Opinion of Waller Lansden Dortch & Davis, PLLC.
10.1		Employment Agreement between Jack R. Salberg and Psychiatric Solutions, Inc., dated as of October 1, 2002 (incorporated by reference to Exhibit 10.14 to the 2002 10-K).
10.2		Second Amended and Restated Employment Agreement between Joey A. Jacobs and Psychiatric Solutions, Inc., dated as of August 6, 2002 (incorporated by reference to Exhibit 10.16 to the 2002 10-K).

10.3		Amendment to Second Amended and Restated Employment Agreement between Joey A. Jacobs and Psychiatric Solutions, Inc., dated as of November 26, 2003 (incorporated by reference to Exhibit 10.14 to Amendment No. 2 to the 2003 S-4).
10.4		Form of Indemnification Agreement executed by each director of Psychiatric Solutions, Inc. (incorporated by reference to Exhibit 10.4 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004).
10.5		Second Amended and Restated Credit Agreement, dated as of July 1, 2005, by and among Psychiatric Solutions, Inc., the subsidiaries named as guarantors thereto, Citicorp North America, Inc., as term loan facility administrative agent, co-syndication agent and documentation agent , Bank of America, N.A., as revolving loan facility administrative agent, collateral agent, swing line lender and co-syndication agent, and the various other agents and lenders party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on July 8, 2005).
10.6		Senior Unsecured Term Loan Agreement, dated as of July 1, 2005, by and among Citicorp North America, Inc., as administrative agent, Citigroup Global Markets Inc., as sole lead arranger, sole book manager, syndication agent and documentation agent, and Psychiatric Solutions, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on July 8, 2005).
10.7		Interest Rate Swap Agreement, dated January 28, 2004, between Bank of America, N.A. and Psychiatric Solutions, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).
10.8		Confirmation of Interest Rate Swap Agreement, dated April 26, 2004, between Bank of America, N.A. and Psychiatric Solutions, Inc. (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).
10.9		Amended and Restated Psychiatric Solutions, Inc. 2003 Long-Term Equity Compensation Plan (incorporated by reference to Exhibit 10.21 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003).
10.10		Amended and Restated Psychiatric Solutions, Inc. Equity Incentive Plan, as amended by an Amendment adopted on May 4, 2004 (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement, filed on April 9, 2004).
10.11		Second Amendment to the Psychiatric Solutions, Inc. Equity Incentive Plan (incorporated by reference to Appendix A of the Company’s Definitive Proxy Statement filed April 22, 2005).
10.12		Form of Incentive Stock Option Agreement under the 1997 Plan (incorporated by reference to Exhibit 10.2 to the 1997 10-K).
10.13		Form of Nonstatutory Stock Option Agreement under the 1997 Plan (incorporated by reference to Exhibit 10 to the 1997 10-K).
10.14		Amended and Restated Psychiatric Solutions, Inc. Outside Directors’ Non-Qualified Stock Option Plan (incorporated by reference to Appendix C to the Company’s Definitive Proxy Statement, filed on April 14, 2003).
10.15		Amendment to the Psychiatric Solutions, Inc. Outside Directors’ Stock Option Plan (incorporated by reference to Appendix B of the Company’s Definitive Proxy Statement filed April 22, 2005).
10.16		Form of Outside Directors’ Non-Qualified Stock Option Agreement (incorporated by reference to Exhibit 10.5 to the 1997 10-K).
10.17		Psychiatric Solutions, Inc. Cash Bonus Policy (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on April 22, 2005).
12	.1*	Computation of Ratio of Earnings to Fixed Charges.
21	.1*	List of Subsidiaries.
23	.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23	.2*	Consent of Ernst & Young LLP, Independent Auditors.
23	.3*	Consent of Deloitte & Touche LLP, Independent Auditors.
23	.4*	Consent of Selznick & Company, LLP, Independent Auditors.
23	.5*	Consent of Waller Lansden Dortch & Davis, PLLC (included in Exhibits 5.1 and 8.1).
24	.1*	Power of Attorney (included on the signature pages).
25	.1**	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wachovia Bank, National Association, as Trustee under the Indenture.

99	.1*	Form of Letter of Transmittal.
99	.2*	Form of Notice of Guaranteed Delivery.

*	Filed herewith

**	To be filed by amendment